UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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     ☐ Soliciting Material Pursuant to §240.14a-12
WINSTON HOTELS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 16, 2007

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Winston Hotels, Inc., or “Winston,” to be held on Thursday, June 21, 2007, at 10:00 a.m., local time. The meeting will take place at the Homewood Suites hotel located at 5400 Edwards Mill Road, Raleigh, North Carolina 27612.

At the special meeting, we will ask holders of our common stock, par value $0.01 per share, to adopt and approve the merger of Winston Hotels, Inc. with and into Inland American Acquisition (Winston), LLC, a wholly owned subsidiary of Inland American Real Estate Trust, Inc., pursuant to the Agreement and Plan of Merger, dated as of April 2, 2007, by and among Winston Hotels, Inc., WINN Limited Partnership, Inland American Real Estate Trust, Inc. and Inland American Acquisition (Winston), LLC, the merger agreement and the other transactions contemplated by the merger agreement. If the merger is completed, each holder of our common stock will be entitled to receive $15.00 in cash, without interest, for each outstanding share of Winston’s common stock held on the effective date of the merger. Holders of outstanding common units of partnership interest in WINN Limited Partnership, our operating partnership, will also be entitled to receive $15.00 in cash, without interest, for each such outstanding common unit of limited partnership held on the effective date of the merger. Holders of our Series B preferred stock will be entitled to receive $25.38 (or $25.44 if the effective time of the merger occurs on or before June 30, 2007) in cash without interest, plus accrued and unpaid dividends for each outstanding share of Series B preferred stock held on the effective date of the merger. The receipt of cash in exchange for your shares will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes.

After careful consideration, our board of directors and an independent committee comprised solely of independent directors, or the “Special Committee,” has each unanimously determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable, and in the best interests of, Winston and our shareholders on the terms and subject to the conditions set forth in the merger agreement. As part of its deliberations, our board of directors has received an opinion from Lehman Brothers Inc. that, as of April 2, 2007, from a financial point of view, the consideration to be offered to our common shareholders in the merger was fair to our common shareholders. Accordingly, our board of directors and the Special Committee unanimously recommend that you vote “FOR” the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

The merger, the merger agreement and the other transactions contemplated by the merger agreement must be adopted and approved by the affirmative vote of holders of at least a majority of our outstanding shares of common stock that are entitled to vote at the special meeting. In accordance with Article 11, Section 3 of the North Carolina Business Corporation Act, holders of our Series B preferred stock are entitled to receive notice of the special meeting of shareholders and the accompanying proxy statement. However, holders of our Series B preferred stock are not entitled to vote on the merger, the merger agreement or the other transactions contemplated by the merger agreement. The accompanying notice of special meeting of shareholders provides specific information concerning the special meeting. The enclosed proxy statement provides you with a summary of the merger, the merger agreement and the other transactions contemplated by the merger agreement and additional information about the parties involved. We encourage you to read carefully the enclosed proxy statement and its exhibits, including the merger agreement, a copy of which is included in the proxy statement as Exhibit A. You may also obtain more information about Winston and WINN Limited

Partnership from Winston or from documents Winston has filed with the Securities and Exchange Commission.

Some of our directors and executive officers have interests and arrangements that may be different from, or in addition to, and may conflict with, your interests as a shareholder of our company. These interests are summarized in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger” on page 43 of the enclosed proxy statement.

Your vote is very important regardless of the number of shares of Winston common stock that you own. Whether or not you plan to attend the special meeting, we request that you cast your vote by completing and signing the enclosed proxy card and returning it as promptly as possible. If you attend the special meeting, you may continue to have your shares of common stock voted as instructed on the proxy card or you may withdraw your proxy at the special meeting and vote your shares of common stock in person. If you fail to vote by proxy card or in person, or fail to instruct your broker on how to vote or abstain from voting, it will have the same effect as a vote against the merger, the merger agreement and the other transactions contemplated by the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary.

Sincerely,

Robert W. Winston, III
Chairman of the Board of Directors and Chief
Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or the accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

2626 Glenwood Avenue, Suite 200
Raleigh, NC 27608

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 21, 2007

Dear Shareholder:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Winston Hotels, Inc., or “Winston,” will be held on Thursday, June 21, 2007, at 10:00 a.m. local time. The meeting will take place at the Homewood Suites hotel located at 5400 Edwards Mill Road, Raleigh, North Carolina 27612 for the purpose of acting upon the following proposals:

1. To consider and vote upon a proposal to adopt and approve the merger of Winston Hotels, Inc. with and into Inland American Acquisition (Winston), LLC, a wholly owned subsidiary of Inland American Real Estate Trust, Inc., pursuant to the Agreement and Plan of Merger, dated as of April 2, 2007, by and among Winston Hotels, Inc., WINN Limited Partnership, Inland American Real Estate Trust, Inc. and Inland American Acquisition (Winston), LLC, the merger agreement and the other transactions contemplated by the merger agreement;

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement; and

3. To consider and act upon any other matters that may properly be brought before the special meeting or at any adjournments or postponements thereof.

All shareholders of record as of the close of business on May 11, 2007, are entitled to notice of the special meeting or any postponements or adjournments of the special meeting. Shareholders of record of common stock as of the close of business on May 11, 2007 are entitled to one vote per share of Winston common stock held on the record date. Adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement will require the affirmative vote of the holders of at least a majority of the shares of Winston common stock outstanding on the record date. In accordance with Article 11, Section 3 of the North Carolina Business Corporation Act, holders of our Series B preferred stock are entitled to receive this notice of the special meeting of shareholders and the accompanying proxy statement. However, holders of our Series B preferred stock are not entitled to vote on the merger, the merger agreement or the other transactions contemplated by the merger agreement. If you hold your shares of Winston common stock in “street name” through a broker or other nominee and you want your vote counted, you must instruct your broker or nominee to vote.

Any proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy or by attending the special meeting in person and notifying the chairman of the meeting that you would like your proxy revoked. By authorizing your proxy promptly, you can help us avoid the expense of further proxy solicitations.

After careful consideration, each of our board of directors and an independent committee thereof comprised solely of independent directors, or the “Special Committee,” unanimously determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable, and in the best interests of, Winston and our shareholders, on the terms and subject to the conditions set forth in the merger agreement. Accordingly, our board of directors and the Special Committee unanimously recommend that you vote “FOR” the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Your attention is directed to the proxy statement accompanying this notice (including the exhibits thereto) for a more complete statement regarding the matters proposed to be acted on at the special meeting. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, D.F. King & Co., Inc., at (800) 848-2998. In addition, you may obtain information about us from certain documents that we have filed with the Securities and Exchange Commission and from our website at http://www.winstonhotels.com.

The attached proxy statement is dated May 16, 2007 and is expected to be first mailed to shareholders on or about May 18, 2007.

By Order of the Board of Directors,

Joseph V. Green
President, Chief Financial Officer and Secretary

YOUR VOTE IS IMPORTANT

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the postage prepaid envelope provided as soon as possible. This action will not limit your right to vote in person if you wish to attend the special meeting.

i

EXHIBITS

Exhibit A	Agreement and Plan of Merger	A-1
Exhibit B	Opinion of Lehman Brothers	B-1

ii

SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement relating to the merger and may not contain all of the information that is important to you. We refer in this proxy statement to the merger of our company with and into Inland American Acquisition (Winston), LLC, with Inland American Acquisition (Winston), LLC surviving, pursuant to the merger agreement as the “merger.” To understand the merger and related transactions fully and for a more complete description of the merger and the other transactions contemplated by the merger agreement, you should carefully read this entire proxy statement as well as the additional documents to which it refers, including the Agreement and Plan of Merger by and among Winston Hotels, Inc., WINN Limited Partnership, Inland American Real Estate Trust, Inc. and Inland American Acquisition (Winston), LLC (referred to in this proxy statement as the “merger agreement”). A copy of the merger agreement is attached to this proxy statement as Exhibit A. For instructions on obtaining more information, see “ — Who Can Answer Questions” on page 13. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed on or about May 18, 2007.

The Special Meeting — See Page 23

This proxy statement is being furnished by the board of directors of our company to holders of shares of our common stock for use at the special meeting and at any adjournments or postponements of that meeting. At the special meeting, shareholders will be asked to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement pursuant to the terms and subject to the conditions of the merger agreement, as more fully described in this proxy statement, to consider and approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and to consider and act upon any other matters that may properly be brought before the special meeting or at any adjournments or postponements thereof. The special meeting will be held on June 21, 2007, at the Homewood Suites hotel located at 5400 Edwards Mill Road, Raleigh, North Carolina 27612, at 10:00 a.m. local time.

Record Date and Quorum Requirement — See Page 23

We have set the close of business on May 11, 2007 as the record date for determining those shareholders who are entitled to notice of, and those holders of our common stock who are entitled to vote at, the special meeting. As of the record date, 29,414,847 shares of our common stock were outstanding.

The presence at the special meeting, in person or by proxy, of holders of a majority of the number of shares of our common stock outstanding and entitled to vote on the record date will constitute a quorum and allow us to conduct the business of the special meeting.

A properly executed proxy marked “ABSTAIN” and a broker non-vote will be counted for purposes of determining whether a quorum is present at the special meeting but will not be voted. Because the merger requires the affirmative vote of a majority of our outstanding common stock, abstentions and broker non-votes will have the same effect as a vote against the proposal to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement. Abstentions and broker non-voters will not affect the outcome of the vote regarding the adjournment proposal, if necessary.

In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required — See Page 24

The proposal to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement requires the affirmative vote of holders of at least a majority of our outstanding shares of common stock entitled to vote at the special meeting. Holders of shares of our Series B preferred stock are not entitled to vote on the merger, the merger agreement or the other transactions contemplated by the merger agreement. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of at least a majority of the combined voting power of holders of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present. Each share of common stock is entitled to one vote. If you hold your common stock in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your shares unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your shares by following the directions provided by your broker or nominee. The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting.

Because the required vote to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement is based on the number of shares of our common stock outstanding rather than on the number of votes cast, if you fail to authorize a proxy to vote your shares by completing and returning the enclosed proxy card, fail to vote in person or fail to instruct your broker or nominee on how to vote or abstain from voting, it will have the same effect as a vote against the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary.

Revocation of Proxies — See Page 24

Even after you have properly submitted your proxy card, you may change your vote at any time before the proxy is voted by delivering to our Secretary either a notice of revocation or a duly executed proxy bearing a later date. In addition, the powers of the proxy holders will be suspended with respect to your proxy if you attend the special meeting in person and notify the chairman of the meeting that you would like your proxy revoked. Attendance at the special meeting will not by itself revoke a previously granted proxy. If you have instructed a broker or nominee to vote your shares, you must follow the directions received from your broker or nominee to change your proxy instructions. Also, if you elect to vote in person at the special meeting and your shares are held by a broker or nominee, you must bring to the special meeting a legal proxy from the broker or nominee authorizing you to vote your shares of common stock.

Parties to the Merger Agreement — See Page 21

Winston Hotels, Inc.  Winston Hotels, Inc., which we refer to throughout this proxy statement as “we,” our,” “us,” “our company” or the “Company,” is a North Carolina corporation that has elected to be taxed as a real estate investment trust, or “REIT,” under the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), which owns and develops hotel properties directly and through joint ventures, provides and acquires hotel loans, and provides hotel development and asset management services. As of May 1, 2007, we owned or were invested in 50 hotels with an aggregate of 6,782 rooms in 18 states, which includes: 42 wholly owned properties with an aggregate of 5,748 rooms; a 41.7% ownership interest in one joint venture hotel with 121 rooms; a 60% ownership interest in one joint-venture hotel with 138 rooms; a 49% ownership interest in one joint-venture hotel with 118 rooms; a 48.78% ownership interest in one joint venture hotel with 147 rooms; a 13.05% ownership interest in three joint-venture hotels with 387 rooms; and a 0.21% ownership interest in one joint venture hotel with 123 rooms for which substantially all of the profit or loss generated by the joint venture is allocated to our company.

WINN Limited Partnership WINN Limited Partnership, which we refer to throughout this proxy statement as “WINN,” is a North Carolina limited partnership of which we are the sole general partner. WINN owns, directly or indirectly through subsidiary entities, substantially all of our assets. We conduct substantially all of our business through WINN. As of May 1, 2007, we owned a 95.77% interest in WINN. The remaining 4.23% interest in WINN is held by third parties, some of whom are, or are affiliated with, our directors and executive officers.

Inland American Real Estate Trust, Inc.  Inland American Real Estate Trust, Inc., which we refer to throughout this proxy statement as “Parent,” is a Maryland corporation. Parent is a REIT focused on the acquisition and ownership of a diversified portfolio, including retail, office, multi-family and industrial properties within the United States and Canada, either directly, or by acquiring REITs or other “real estate operating companies.” Parent is one of four REITs that are, or have been, sponsored by affiliates of Inland Real Estate Investment Corporation, a wholly-owned subsidiary of The Inland Group, Inc.

Inland American Acquisition (Winston), LLC Inland American Acquisition (Winston), LLC, which we refer to throughout this proxy statement as “Merger Subsidiary,” is a Delaware limited liability company and a wholly owned subsidiary of Parent formed to facilitate the merger and the other transactions contemplated by the merger agreement.

The Merger — See Page 22

The merger and the other transactions contemplated by the merger agreement will become effective (which we refer to as the “merger effective time”) under all applicable laws upon such time (i) as the certificate of merger and articles of merger have been accepted for record by the Secretary of State of the State of Delaware (the “DE Secretary”) and the Secretary of State of the State of North Carolina (the “NC Secretary”), respectively, or (ii) such later time which the parties to the merger agreement have agreed upon and designated in such filing in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the North Carolina Business Corporation Act (the “NCBCA”) but not to exceed 30 days after the certificate of merger and the articles of merger are accepted for record by the DE Secretary and the NC Secretary, respectively.

At the merger effective time, (i) we will be merged with and into Merger Subsidiary, with Merger Subsidiary surviving the merger, as the “surviving entity,” and remaining a wholly-owned subsidiary of Parent and (ii) Parent will purchase 100 common units of partnership interest in WINN for a cash purchase price of one hundred dollars ($100.00), whereby Parent will become the sole limited partner of WINN. Through the surviving entity, Parent will serve as the general partner of WINN following the merger effective time.

Merger Consideration — See Page 22

At the merger effective time, (i) each common unit of Merger Subsidiary that is issued and outstanding immediately prior to the merger effective time will be converted into one validly issued, fully paid and non-assessable common unit of the surviving entity, (ii) each share of our common stock that is owned by us or our subsidiaries or by Parent or Merger Subsidiary or any other subsidiary of Parent immediately prior to the merger effective time will automatically be canceled and retired and will cease to exist, and no payment will be made with respect thereto and (iii) each share of our common stock that is issued and outstanding immediately prior to the merger effective time, other than shares to be canceled in accordance with clause (ii), will automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to $15.00, without interest, which we refer to as the “common share merger consideration.” The common share merger consideration is fixed and will not be adjusted for changes in the trading price of our common stock.

In addition, each unit of partnership interest in WINN that is not specifically designated as a Series B preferred unit of WINN that is issued and outstanding immediately prior to the merger effective time, except for such units held by us, will automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to the common share merger consideration, without interest, multiplied by a conversion factor (as defined in the Amended and Restated Agreement of Limited Partnership of WINN), which as of the date of the merger agreement was 1.0. We refer to these units as “WINN common units” and the consideration to be received in exchange for such units as the “common unit consideration.”

Each share of our 8.00% Series B cumulative preferred stock, $0.01 par value per share (which we refer to as “Series B preferred stock”), that is issued and outstanding immediately prior to the merger effective time will automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to the sum of (i) $25.44 (if the merger effective time occurs on or prior to June 30, 2007) or $25.38 (if the merger effective time occurs after June 30, 2007 and on or prior to September 30, 2007), without interest, plus (ii) any accrued and unpaid dividends as of the merger effective time. We refer to the consideration to be received in exchange for such shares as the “preferred share merger consideration.”

Treatment of Stock Options and Restricted Share Awards — See Page 22

The merger agreement provides that immediately prior to the merger effective time, all of our outstanding stock options that are unvested will automatically become fully vested, and, if not exercised prior to the merger effective time, the options will terminate. As of the merger effective time, each of our outstanding stock options will be terminated by virtue of the merger, and the holder of each such stock option will cease to have any rights with respect thereto, other than the right to receive, in respect of each such terminated stock option, a single lump sum payment in cash, without interest and subject to applicable withholding taxes, of an amount equal to the excess, if any, of $15.00 over the exercise price of such stock option. We refer throughout this proxy statement to the consideration to be paid to each holder of our outstanding stock options as the “option merger consideration.” Payment of the option merger consideration to each of the holders of our outstanding stock options entitled thereto will be made as soon as practicable after the merger effective time.

Immediately prior to the merger effective time, all restricted share awards granted under our stock incentive plan that remain unvested will automatically become fully vested and free of any forfeiture restrictions and will be considered outstanding shares of our common stock for the purposes of the merger agreement, including the right to receive the common share merger consideration.

Payment Procedures — See Page 53

Soon after the merger effective time, you will receive a letter of transmittal from a paying agent designated by Parent describing how you may exchange your shares of common stock, Series B preferred stock and WINN common units for the common share merger consideration, preferred share merger consideration or common unit consideration, as applicable, by sending your certificates, if any, with your completed letter of transmittal to the paying agent. You should not send your certificates, if any, to us or anyone else until you receive these instructions. You will receive payment of the common share merger consideration, preferred share merger consideration or common unit consideration after the paying agent receives from you a properly completed letter of transmittal together with your certificates, if any, and such other documents required by Parent and the paying agent. If you hold your common stock or Series B preferred stock in “street name,” your broker or nominee must surrender your stock in exchange for your common share merger consideration following the merger effective time.

Dividends — See Page 57

While subject to the merger agreement, we are not permitted to pay any dividends or make any other distribution, payable in cash, stock, property or otherwise, except for payment of required quarterly dividends with respect to outstanding shares of our Series B preferred stock in accordance with the terms thereof as in effect on the date of the merger agreement.

Conditions to the Merger — See Page 64

The merger and the other transactions contemplated by the merger agreement will be completed only if the conditions specified in the merger agreement are either satisfied or waived (to the extent permissible), including the following:

•	the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by holders of at least a majority of our common stock entitled to vote on the matter;

•	the absence of any legal prohibition on the merger and the other transactions contemplated by the merger agreement;

•	the continued accuracy of the respective representations and warranties of Parent and Merger Subsidiary, on the one hand, and our company and WINN, on the other hand, contained in the merger agreement, except, in the case of our company and WINN, where the failure, individually or in the aggregate, of such representations and warranties to be so true and correct would not reasonably be expected to have a material adverse effect on us or our subsidiaries, provided that certain representations and warranties pertaining to our authority and capitalization must be true and correct in all respects and, in the case of Parent and Merger Subsidiary, where the failure, individually or in the aggregate, of such representations and warranties to be so true and correct would not reasonably be expected to have a material adverse effect on Parent or Merger Subsidiary;

•	the performance or compliance in all material respects, by Parent and Merger Subsidiary, on the one hand, and our company and WINN, on the other hand, on or prior to the merger effective time, with each of their respective obligations under the merger agreement;

•	our delivery to Parent and Merger Subsidiary of a tax opinion from our legal counsel as to our qualification as a REIT under the Code;

•	the entering into by us and all other required parties of an amendment to WINN’s amended and restated agreement of limited partnership to amend such agreement so that Parent may purchase 100 WINN common units and become a limited partner of WINN;

•	the cancellation of all of the WINN common units in exchange for the common unit consideration;

•	the receipt or waiver of all required third party consents and the satisfaction of any conditions thereto, except to the extent that the absence of any such consent or waiver would not, individually or in the aggregate, have a material adverse effect on us or our subsidiaries; and

•	the absence of a material adverse effect on us or our subsidiaries since April 2, 2007.

The merger and the other transactions contemplated by the merger agreement are not conditioned on Parent or Merger Subsidiary obtaining financing for the common share merger consideration, the preferred share merger consideration, the common unit consideration and the option merger consideration.

If the requisite holders of our common stock adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and the other conditions to the merger and the other transactions contemplated by the merger agreement are satisfied or waived (to the extent permissible), then we intend to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable following the special meeting.

Recommendation of Our Board of Directors and the Special Committee — See Page 34

Each of our board of directors and the Special Committee unanimously recommends that you vote “FOR” the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. On April 2, 2007, after careful consideration and upon the recommendation of a special committee of our board of directors comprised of four directors who our board of directors determined to be independent in respect of the proposed transaction, our board of directors, by unanimous vote, approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable, and in the best interests of, our company and our shareholders. We refer to this committee throughout this proxy statement as the “Special Committee.” The approval of our board of directors was made after consultation with its legal and financial advisors and the careful consideration of a variety of business, financial and other factors, some of which are described below under the heading “The Merger — Reasons for the Merger” beginning on page 34.

Reasons for the Merger — See Page 34

In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend to our common shareholders the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, each of our board of directors and the Special Committee consulted with our management, as well as the Special Committee’s outside legal and financial advisors and our outside legal and financial advisors, and considered a number of factors, including the following material factors which each of our board of directors and the Special Committee viewed as supporting its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend to our common shareholders the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement:

•	the historically high multiples of EBITDA at which shares of our common stock and the stock of other public lodging REITs have been trading and the risk that such multiples might not continue to be sustained, and that as a result of a contraction in such multiples, the price of shares of our common stock might remain flat or decline regardless of any improvement in operating results we might achieve through the implementation of our strategic business plan;

•	the current and historical market prices of shares of our common stock, and the fact that the common share merger consideration of $15.00 per share of our common stock represented (1) a 9.4% premium over the closing price on February 21, 2007, the last trading day prior to the initial release of a public announcement that we had entered into a merger agreement with Wilbur Acquisition Holding Company, LLC, which we refer to as “Wilbur Acquisition,” (2) a 6.4% premium to the $14.10 price contained in the merger agreement with Wilbur Acquisition which we terminated on April 2, 2007, and (3) a 26.9% premium over the closing price on November 7, 2006, the date our board of directors formed the Special Committee to evaluate a potential strategic transaction;

•	the financial presentation of Lehman Brothers Inc., or “Lehman Brothers,” including its opinion dated April 2, 2007, to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in the opinion, the $15.00 per share common share merger consideration to be offered to the holders of shares of our common stock pursuant to the merger agreement was fair, from a financial point of view, to our common shareholders (see “The Merger — Opinion of Lehman Brothers” beginning on page 37);

•	the agreement by Parent to pay the preferred share merger consideration to the holders of our Series B preferred stock, which is equivalent to the redemption payment amounts for the Series B preferred stock set forth in our articles of incorporation;

•	the agreement by Parent to reimburse us in the amount of $20.0 million for our payment to Wilbur Acquisition in connection with our termination of the February 21, 2007 merger agreement with Wilbur Acquisition, which we refer to in this proxy statement as the “Wilbur break-up fee”;

•	based upon our business, operations, financial condition, strategy and prospects, as well as the risks involved in implementing our strategy and achieving those prospects, the nature of the lodging industry, and general industry, economic and market conditions, both on a historical and on a prospective basis, the premium represented by the common share merger consideration provided more value for our common shareholders on a current basis than the risk-adjusted value that continuing efforts to fulfill the goals set forth in our strategic business plan would offer;

•	the fact that the all cash common share merger consideration will provide our common shareholders with immediate liquidity and certainty of value that is not subject to market fluctuations;

•	the high probability that the merger and the other transactions contemplated by the merger agreement would be completed, based on, among other things, the financial resources available to Parent and the absence of a financing condition in the merger agreement;

•	as discussed below under the heading “The Merger — Background of the Merger” beginning on page 25, in addition to the merger agreement, the efforts made by us and our advisors over the past several years to consider and evaluate a broad range of potential strategic transactions;

•	the ability under the merger agreement, under certain circumstances, to consider and respond to an unsolicited written bona fide takeover proposal, if, after consultation with its advisors, our board of directors or the Special Committee determines that such takeover proposal is reasonably likely to result in a superior proposal to the merger;

•	the ability, under certain circumstances including a three-day waiting period, to terminate the merger agreement upon a determination that a competing, unsolicited proposal is and remains a superior proposal to the merger, such determination being made by a majority of the disinterested members of our board of directors and the Special Committee, and the payment to Parent of a termination fee of $11.0 million, reimbursement of expenses up to $9.0 million and reimbursement of the $20.0 million Wilbur breakup fee (see “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fees and Expenses”); and

•	the merger, the merger agreement and the other transactions contemplated by the merger agreement are subject to the adoption and approval by holders of at least a majority of our common stock.

Each of our board of directors and the Special Committee also considered the following potentially negative factors in its deliberations concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement:

•	after the announcement of the initial proposal by Parent, on March 12, 2007, the trading price of our common stock reached $15.46, and the common share merger consideration represents a 3.0% discount to such trading price;

•	as a result of the merger and the other transactions contemplated by the merger agreement, we would no longer exist as an independent public company and our shareholders would no longer participate in our growth;

•	the fact that an all cash transaction would be taxable to our common and Series B preferred shareholders for U.S. federal income tax purposes;

•	the possibility that the $11.0 million termination fee and reimbursement of expenses up to $9.0 million payable by us to Parent upon the termination of the merger agreement might discourage other potential bidders from making a competing bid to acquire us;

•	the possibility that if the merger is not completed under certain circumstances, we would be required to repay Parent the $20.0 million Wilbur break-up fee;

•	if the merger and the other transactions contemplated by the merger agreement are not consummated, we would have incurred significant expenses and employees would have expended extensive efforts to complete the merger and the other transactions contemplated by the merger agreement and would have experienced significant distractions, and, as a result, we might experience adverse effects on our operating results, ability to attract or retain employees and our general competitive position;

•	some our executive officers and directors have interests in the merger and the other transactions contemplated by the merger agreement that are in addition to their interests as shareholders (See “The Merger — Interests of our Directors and Executive Officers in the Merger” beginning on page 43); and

•	the restrictions on the conduct of our business prior to the merger effective time, which require us to conduct our business in the ordinary course consistent with past practice, subject to specific limitations, might delay or prevent us from undertaking key acquisition and disposition activities, as well as other business opportunities that might arise pending completion of the merger and the other transactions contemplated by the merger agreement.

The foregoing discussion of the factors considered by our board of directors and the Special Committee is not intended to be exhaustive, but rather includes many of the material factors considered by our board of directors and the Special Committee. In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, each of our board of directors and the Special Committee did not quantify or assign any relative weights to the factors considered and individual directors might have given different weights to different factors. In the event the merger and the other transactions contemplated by the merger agreement are not completed for any reason, we expect to continue to pursue our strategic plan with the intention of delivering further improvement in our financial results and enhanced shareholder value.

Opinion of Lehman Brothers — See Page 37

The Special Committee retained Lehman Brothers to act as its financial advisor in connection with a possible sale, or other extraordinary transaction involving a change of control, of our company. The Special Committee selected Lehman Brothers based upon qualifications, expertise and reputation. Lehman Brothers rendered its oral fairness opinion to the Special Committee and our board of directors and subsequently provided its written opinion, that based upon and subject to the assumptions, procedures followed, qualifications and limitations set forth in the opinion, that as of April 2, 2007, from a financial point of view, the $15.00 per share of our common stock to be received by holders of shares of our common stock pursuant to the merger agreement was fair to our common shareholders.

The full text of Lehman Brothers’ written fairness opinion, dated April 2, 2007, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion, is attached as Exhibit B to this proxy statement. You should carefully read the opinion and the summary below in “The Merger — Opinion of Lehman Brothers” on page 37. The foregoing and such summary are qualified in their entirety by reference to the full text of the opinion.

Available Funds — See Page 56

Parent has represented to us in the merger agreement that it will have cash sufficient to pay the common share merger consideration, preferred share merger consideration, common unit consideration, option merger consideration and any other amounts payable by Parent under the merger agreement, together with all fees and expenses of Parent incurred in connection with the merger and the other transactions contemplated by the merger agreement.

No Specific Performance — See Page 69

We and WINN are not entitled to seek an injunction to prevent breaches of the merger agreement or to enforce specifically the terms of the merger agreement. Our and WINN’s sole and exclusive remedy with respect to any breaches of the merger agreement by Parent or Merger Subsidiary is the payment of the termination fee and expenses of our company payable by Parent, if any, except for in connection with any breaches of Parent’s confidentiality obligations.

No Dissenters’ Rights — See Page 73

Under North Carolina law, because our common stock and our Series B preferred stock are each listed on the New York Stock Exchange, or the “NYSE,” dissenters’ rights are not available to holders of our common stock and Series B preferred stock in connection with the merger and the other transactions contemplated by the merger agreement.

Interests of Our Directors and Executive Officers in the Merger — See Page 43

Each of our executive officers and directors have interests in the merger and the other transactions contemplated by the merger agreement that differ from, or are in addition to, and therefore might conflict with, your interests as a shareholder as described in “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 43. Our board of directors and the Special Committee are aware of these interests and considered them in approving the merger, the merger agreement and the other transactions contemplated by the merger agreement. These interests include the following:

•	pursuant to the merger agreement, all outstanding shares of unvested restricted common stock granted to our directors and executive officers under our stock incentive plan, including unvested restricted common stock contributed by each of our executive officers pursuant to our deferred compensation plan, will automatically vest immediately prior to the merger effective time and will be converted into, and canceled in exchange for, the right to receive the common share merger consideration;

•	pursuant to the merger agreement, all of our outstanding stock options held by our directors immediately prior to the merger will automatically become fully vested and exercisable and will be terminated in exchange for payment to the holder of each such terminated stock option of an amount in cash, without interest and less applicable withholding taxes, equal to the excess, if any, of $15.00 over the exercise price of such stock option;

•	our executive officers have received bonuses with respect to 2006 and will receive pro rata bonuses with respect to that portion of 2007 up to the merger effective time;

•	certain of our executive officers will be entitled to severance payments and other payments and benefits under their employment agreements upon the change in control caused by the merger;

•	the merger will trigger the distribution of previously contributed cash and restricted common stock contributions of certain of our executive officers who are participants in our deferred compensation plan;

•	each of our chairman and our chief executive officer will receive the common unit consideration for each WINN common unit held by these individuals or their affiliates as of the merger effective time;

•	our directors and executive officers are entitled to indemnification by our company and the surviving entity;

•	each member of the Special Committee is entitled to receive $1,000 per special committee meeting attended; and

•	while no agreements, arrangements or understandings have been entered into as of the date of this proxy statement, members of our management may enter into employment agreements or other commercial arrangements with the surviving entity and/or its affiliates.

No Solicitation of Transactions — See Page 60

The merger agreement prohibits our company and our subsidiaries and representatives from, directly or indirectly, until the earlier of the merger effective time or the earlier termination of the merger agreement in accordance with its terms, (i) soliciting, initiating, encouraging, inducing or facilitating any inquiries regarding, or the making, submitting, reaffirming or announcing any acquisition proposal or taking any action that could reasonably be expected to lead to an acquisition proposal, (ii) furnishing any nonpublic information regarding us or any of our subsidiaries, or providing any access to our books, records or personnel or those of any of our subsidiaries, to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could reasonably be expected to lead to an acquisition proposal, (iii) engaging in, continuing or otherwise participating in any discussions or negotiations with any person in respect of, or otherwise cooperating with respect to, any acquisition proposal, (iv) approving, endorsing or recommending any acquisition proposal or (v) entering into any letter of intent, arrangement, understanding, agreement, agreement in principle or similar document or any contract contemplating or otherwise relating to any acquisition transaction. Notwithstanding the foregoing, prior to the approval and adoption of the merger, the merger agreement and the other transaction contemplated by the merger agreement by our common shareholders, nothing in the merger agreement prohibits us from furnishing nonpublic information regarding us or our subsidiaries to, or entering into or conducting discussions or negotiations with, any third party in response to a bona fide written acquisition proposal that is submitted to us by such third party during such period (and not withdrawn) which is reasonably likely to result in a superior proposal if (i) neither we nor any representative of us or any our subsidiaries will have breached or violated the no solicitation limitations in the merger agreement in any respect that results in such acquisition proposal, (ii) our board of directors or the Special Committee concludes in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of our board of directors to our shareholders under applicable legal requirements, (iii) our board of directors or the Special Committee concludes in good faith, after consultation with its legal counsel and an independent financial advisor of nationally recognized reputation, that such acquisition proposal is reasonably likely to lead to a superior proposal, and (iv) prior to furnishing any such nonpublic information to such third party, we receive from such third party an executed confidentiality agreement containing a customary prohibition of the third party acquiring more shares of our common stock as well as customary limitations on the disclosure of nonpublic information provided by us to such third party, and we concurrently disclose the same nonpublic information to Parent if not previously disclosed.

In addition, unless prior to the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by our common shareholders, our board of directors or Special Committee in response to a superior proposal concludes in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of our board of directors to our shareholders under applicable legal requirements and we follow the superior proposal termination procedures as set forth in the merger agreement, we may not (i) withdraw, qualify or modify, in a manner adverse to Parent or Merger Subsidiary, or fail to make, a recommendation that our shareholders adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, (ii) approve, authorize or recommend or propose publicly or approve, authorize or recommend, an acquisition proposal, (iii) authorize or permit us to enter into any agreement contemplating an acquisition proposal or (iv) take any action to exempt any person other than Parent or Merger Subsidiary from, or make such person not subject to, any applicable anti-takeover or ownership limitation provision. Upon our board of directors and the Special Committee approving of our entering into an agreement for a transaction that constitutes a superior proposal and our termination of the merger agreement, we would be obligated to pay a termination fee in the amount of $11.0 million to Parent, reimburse Parent for transaction expenses up to $9.0 million and repay Parent the $20.0 million Wilbur break-up fee.

For definitions of the terms “acquisition proposal” and “superior proposal,” see “The Merger Agreement — No Solicitation of Transactions” below.

Termination of the Merger Agreement/Payment of Termination Fees and Transaction Expenses — See Pages 66 and 67

In addition to customary termination events, including termination by mutual consent of the parties, termination for breaches of representations, warranties or covenants and termination upon failure to receive the requisite common shareholder adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, the merger agreement may be terminated under the following circumstances:

•	by us any time prior to receiving common shareholder adoption and approval for the merger, the merger agreement and the other transactions contemplated by the merger agreement in order to enter into a definitive acquisition agreement with respect to a superior proposal in accordance with the provisions contained in the merger agreement, provided that we pay Parent an $11.0 million termination fee, reimburse up to $9.0 million of Parent’s transaction expenses and repay Parent the $20.0 million Wilbur break-up fee; or

•	by either us or Parent if the merger and the other transactions contemplated by the merger agreement are not consummated on or before September 30, 2007, provided that we repay Parent the $20.0 million Wilbur break-up fee; or

•	by either us or Parent if the merger and the other transactions contemplated by the merger agreement are prohibited by any governmental authority, provided that we repay Parent the $20.0 million Wilbur break-up fee; or

•	by Parent if (i) our board of directors fails to recommend that our common shareholders vote to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement or withdraws, qualifies or modifies in a manner adverse to Parent or Merger Subsidiary such recommendation or we, our board of directors or the Special Committee issues any statement in any written material filed with the Securities and Exchange Commission that our board of directors or the Special Committee does not believe that the merger agreement and the merger are in the best interests of our shareholders; (ii) we fail to include in this proxy statement the recommendation of our board of directors to our common shareholders to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement; (iii) our board of directors and Special Committee approves, endorses or recommends (publicly or otherwise) any acquisition proposal; (iv) we or any of our subsidiaries enter into a contract (other than a confidentiality agreement under certain terms) relating to an acquisition proposal, or the public announcement of our intent to do so; (v) our failure to comply with the restrictions set forth in the merger agreement against soliciting acquisition proposals; or (vi) a tender or exchange offer relating to our securities or the securities of any of our subsidiaries has been commenced by someone other than Parent or its affiliates and we have not sent to our security holders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer, in which event, pursuant to the merger agreement, we would be required to pay Parent an $11.0 million termination fee, reimburse up to $9.0 million of Parent’s transaction expenses and repay Parent the $20.0 million Wilbur break-up fee.

We also would be required to pay Parent the termination fee, reimburse Parent’s transaction expenses and/or repay the Wilbur break-up fee if:

•	Parent terminates the merger agreement and either we or WINN is in breach of any of our representations, warranties or covenants in the merger agreement such that the conditions pertaining to our representations, warranties or covenants under the merger agreement would not be satisfied, and either we or WINN has not cured such breach within 30 days after receipt of the written notice of such breach, in which case we are obligated to pay to Parent a termination fee of $11.0 million, reimburse Parent’s transaction expenses up to a limit of $9.0 million and repay Parent the $20.0 million Wilbur break-up fee;

•	Parent or we terminate the merger agreement as a result of our not obtaining the required common shareholder adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, in which case we are obligated to reimburse Parent’s transaction expenses up to a limit of $9.0 million and repay Parent the $20.0 million Wilbur break-up fee and, if, in addition, within 12 months of our election to terminate the merger agreement, we enter into or consummate an acquisition proposal, we would also be required to pay Parent a termination fee of $11.0 million;

•	Parent or we terminate the merger agreement as a result of the merger and the other transactions contemplated by the merger agreement not closing on or before September 30, 2007 and we (i) received an acquisition proposal prior to the termination of the merger agreement and (ii) we enter into or consummate an agreement relating to an acquisition proposal within 12 months of the termination of the merger agreement, in which case we are obligated to pay Parent a termination fee of $11.0 million, reimburse up to $9.0 million of Parent’s transaction expenses and repay Parent the $20.0 million Wilbur break-up fee; and

•	Parent or we terminate the merger agreement as a result of our not obtaining the required common shareholder adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, in which case we are obligated to reimburse up to $9.0 million of Parent’s transaction expenses and repay Parent the $20.0 million Wilbur break-up fee.

Parent would be required to pay us a termination fee of $11.0 million and reimburse up to $9.0 million of our transaction expenses if:

•	we terminate the merger agreement as a result of the merger and the other transactions contemplated by the merger agreement not closing on or before September 30, 2007 and prior to such termination (i) we have not received or publicly announced an acquisition proposal and (ii) all of the conditions to Parent’s obligation to close set forth in the merger agreement have been satisfied; or

•	either Parent or Merger Subsidiary is in breach of any of their representations, warranties or covenants in the merger agreement such that the conditions pertaining to their representations, warranties or covenants under the merger agreement would not be satisfied, and either Parent or Merger Subsidiary has not cured such breach within 30 days after receipt of the written notice of such breach.

Litigation Relating to the Merger — See Page 46

On March 5, 2007, a lawsuit styled Whitney v. Winston Hotels, Inc.,, et al. (Case No. 07-CVS-3449), was filed in Superior Court in Wake County, North Carolina, naming us, the individual members of our board of directors, Wilbur Acquisition and its wholly-owned subsidiary formed for the purpose of effecting the proposed merger (“Wilbur Subsidiary”) as defendants. On April 5, 2007 we filed a notice of designation requesting that the lawsuit be designated as a mandatory complex business case and moved to the North Carolina Business Court. This request was granted on April 11, 2007. On May 2, 2007, the plaintiffs filed an amended lawsuit, adding Parent and Merger Subsidiary as defendants. The lawsuit seeks class action status and generally alleges that members of our board of directors breached fiduciary duties to our shareholders by entering into the merger agreement and by allegedly failing to disclose certain information, and that Parent, Merger Subsidiary, Wilbur Acquisition and Wilbur Subsidiary aided and abetted the other defendants’ alleged fiduciary breaches. The lawsuit seeks a variety of equitable and injunctive relief, including enjoining defendants from completing the merger, declaring the termination fee for not completing the merger to be unfair and enjoining the payment of such fee, and awarding pre-and post judgment interest, attorney’s fees, expert fees and other costs incurred by the plaintiffs. We deny the material allegations of the lawsuit and intend to vigorously defend the action.

Certain Tax Consequences of the Merger — See Page 46

The receipt of the common share merger consideration and preferred share consideration in exchange for shares of our common stock and Series B preferred stock in the merger will be a taxable transaction for federal income tax purposes. See “Material United States Federal Income Tax Consequences” beginning on page 46. Your tax consequences will depend on your personal situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger and the other transactions contemplated by the merger agreement to you.

Fees and Expenses — See Page 46

We estimate that our company will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, totaling approximately $8.0 million, assuming the merger and the other transactions contemplated by the merger agreement are completed. In the event the merger and the other transactions contemplated by the merger agreement are completed, Parent will assume these fees and expenses on behalf of the surviving entity, to the extent they have not been paid.

Regulatory Approvals — See Page 46

No material federal or state regulatory approvals are required to be obtained by us or the other parties to the merger agreement in connection with the merger and the other transactions contemplated by the merger agreement. To effect the merger, however, we must file a certificate of merger and articles of merger with the DE Secretary and the NC Secretary, respectively, and such certificate of merger and articles of merger must be accepted for record by the DE Secretary and the NC Secretary, respectively.

Conduct of Our Company in the Event the Merger is Not Consummated — See Page 36

In the event the merger and the other transactions contemplated by the merger agreement are not completed for any reason, we will continue to operate as an independent public company and will strive to create value for our shareholders over time.

Delisting and Deregistration of Our Common Stock and Series B Preferred Stock — See Page 69

If the merger and the other transactions contemplated by the merger agreement are completed, our common stock and Series B preferred stock will no longer be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

Who Can Answer Questions — See Page 19

If you have any questions about the merger or the other transactions contemplated by the merger agreement or how to submit your proxy or would like additional copies of this proxy statement, you should contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
(800) 848-2998

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

What am I being asked to vote on?

Holders of our common stock are being asked to vote to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, pursuant to which we will merge with and into Merger Subsidiary, with Merger Subsidiary surviving, pursuant to the terms of the merger agreement.

If the merger is completed, what will I receive in the merger?

If you hold shares of our common stock, you will be entitled to receive $15.00 in cash, without interest, for each outstanding share of our common stock that you own as of the merger effective time. The common share merger consideration is fixed and will not be adjusted for changes in the trading price of our common stock.

If you hold shares of our Series B preferred stock, you will be entitled to receive $25.38 (or $25.44 if the effective time of the merger occurs on or before June 30, 2007) in cash, plus accrued and unpaid dividends for each outstanding share of our Series B preferred stock that you own as of the merger effective time.

If you hold options to purchase shares of our common stock, all of your outstanding stock options that are unvested will become fully vested immediately prior to the merger effective time. At the merger effective time, all of your vested stock options will terminate and you will cease to have any rights with respect thereto, other than the right to receive, in respect of each such terminated stock option, a single lump sum payment in cash, without interest and subject to applicable withholding taxes, an amount equal the excess, if any, of $15.00 over the exercise price of such stock option.

If you own restricted shares of our common stock, all of your restricted share awards granted under our stock incentive plan that remain unvested immediately prior to the merger effective time, will automatically become fully vested and free of any forfeiture restrictions. At the merger effective time, you will then be entitled to receive $15.00 in cash, without interest, for each outstanding restricted share of our common stock that you own as of the merger effective time.

Will I receive any regular quarterly dividends with respect to the shares of stock that I own?

Under the terms of the merger agreement, we may not declare or pay any other dividends to the holders of our common stock without the prior written consent of Parent. However, the merger agreement does not affect the rights of holders of Series B preferred stock to payment of dividends in accordance with the terms of our articles of incorporation.

What does our board of directors and the Special Committee recommend?

Upon the recommendation of the Special Committee, our board of directors, by unanimous vote, has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of our company and our shareholders. Each of our board of directors and the Special Committee recommend that you vote “FOR” the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.  For a description of factors considered by our board of directors and the Special Committee, please see the sections captioned “The Merger — Reasons for the Merger” on page 34 and “The Merger — Recommendation of Our Board of Directors and the Special Committee” on page 34.

Why did we terminate our merger agreement with Wilbur Acquisition Holding Company, LLC?

On February 21, 2007 we entered into a merger agreement with Wilbur Acquisition. Upon the completion of the merger contemplated by the terms of that merger agreement, holders of our common stock would have received $14.10 per share and holders of our Series B preferred stock would have remained outstanding. On March 8, 2007, we received an unsolicited, non-binding proposal letter from Parent, and on March 27, 2007, we received a binding offer from Parent. The terms of the binder offer were negotiated into the terms of the merger and the merger agreement that are the subject of this proxy statement. After receiving the initial proposal from Parent, we followed the procedures contained in our merger agreement with Wilbur Acquisition to determine if Parent’s proposal was superior. After reviewing Parent’s proposal, our board of directors and the Special Committee, after consultation with outside legal and financial advisors, determined that Parent’s proposal was superior to the terms of the merger agreement with Wilbur Acquisition. Accordingly, on April 2, 2007, we terminated the merger agreement with Wilbur Acquisition. See “The Merger — Background of the Merger” beginning on page 25 for more discussion.

Why was the Special Committee of our board of directors appointed?

Robert W. Winston, III, our chief executive officer and a director, and Charles M. Winston, our chairman and the father of Robert W. Winston, III, have interests in the merger and the other transactions contemplated by the merger agreement that differ from those of our other shareholders and as a result, might have appeared to have a conflict of interest in considering the merger and related transactions. To limit the effect of these possible conflicts of interest in connection with the evaluation by our board of directors of the merger, the merger agreement and the other transactions contemplated by the merger agreement, our board of directors appointed a committee comprised solely of four non-employee directors that our board of directors determined to be independent and disinterested for purposes of evaluating the proposed transaction. The members of the Special Committee are Thomas F. Darden, II, Richard L. Daugherty, Edwin B. Borden, Jr. and David C. Sullivan. For more information about the interests of our directors and executive officers, please see the section captioned “The Merger — Interests of Our Directors and Executive Officers in the Merger on page 43.

What is the premium to the market price of our common stock offered in the merger?

The $15.00 cash per share common share merger consideration represents (1) an approximate 9.4% premium over the closing price of our common stock on February 21, 2007, the last trading day prior to the initial release of a public announcement that we had entered into a merger agreement with Wilbur Acquisition, (2) a 6.4% premium to the $14.10 price contained in the merger agreement with Wilbur Acquisition, and (3) an approximate 26.9% premium over the closing price of our common stock on November 7, 2006, which is the date that our board of directors appointed the Special Committee to evaluate a potential strategic transaction.

When do you expect to complete the merger?

A special meeting of our shareholders is scheduled to be held on Thursday, June 21, 2007, to consider and vote on the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement. Because obtaining the requisite adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by our common shareholders is only one of the conditions to the completion of the merger and the other transactions contemplated by the merger agreement, we can give you no assurance as to when or whether the merger and the other transactions contemplated by the merger agreement will occur. However, we currently expect to close the merger and the other transactions contemplated by the merger agreement on or around July 1, 2007. For more information regarding the other conditions to the merger and the other transactions contemplated by the merger agreement, please see the section captioned “The Merger Agreement — Conditions to the Merger” on page 64.

If the merger is completed, when can I expect to receive the consideration for my stock?

If you are a registered holder of our common stock or Series B preferred stock at the merger effective time, then following the completion of the merger and the other transactions contemplated by the merger agreement, you will receive (i) a letter of transmittal describing how you may exchange your shares of common stock or Series B preferred stock for the common share merger consideration or preferred share merger consideration, as applicable, and (ii) instructions for use in effecting the surrender of any stock certificates held by you. At that time, you must send your stock certificates with your completed letter of transmittal and such other documents required by Parent and the paying agent to the paying agent. You should not send your stock certificates to us or anyone else until you receive these instructions. You will receive payment of the common share merger consideration, less any applicable withholding tax, or preferred share merger consideration, as applicable, after the paying agent receives from you a properly completed letter of transmittal together with your stock certificates and such other documents required by Parent and the paying agent. If you hold your common stock or Series B preferred stock in “street name,” your broker or nominee must take the actions required to obtain delivery of your portion of the common share merger consideration to your account on your behalf and you will not be required to take any action yourself to receive the common share merger consideration or preferred share merger consideration, as applicable.

If I am a U.S. shareholder, what are the tax consequences of the merger to me?

If you are a U.S. shareholder, your receipt of the common share merger consideration or preferred share merger consideration for each share of our common stock or Series B preferred stock, respectively, pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss as a result of the merger equal to the difference, if any, between the common share merger consideration or preferred share merger consideration that you receive for each of your shares of our common stock or Series B preferred stock, respectively, and the adjusted tax basis of your shares of our common stock or Series B preferred stock, respectively. For further information on the material tax consequences of the merger, please see the section captioned “Material United States Federal Income Tax Consequences — Consequences of the Merger to U.S. Holders of Our Stock” on page 48. You should consult your own tax advisor for a full understanding of the tax consequences of the merger and the other transactions contemplated by the merger agreement to you.

If I am a non-U.S. shareholder, what are the tax consequences of the merger to me?

The tax consequences to non-U.S. shareholders are complex and will depend on various factors. Non-U.S. shareholders are urged to read the section captioned “Material United States Federal Income Tax Consequences — Consequences of the Merger to Non-U.S. Holders of Our Stock” on page 48 and to consult with their own tax advisors for a full understanding of the tax consequences of the merger and the other transactions contemplated by the merger agreement.

What will happen to my common stock and the Series B preferred stock after completion of the merger?

Following the merger effective time, your shares of common stock will be canceled and will represent only the right to receive the common share merger consideration. Trading in our common stock on the NYSE will cease and price quotations for our common stock will no longer be available. In addition, following the merger effective time, each share of our Series B preferred stock will be canceled and will represent only the right to receive the preferred share merger consideration. Trading in our Series B preferred stock on the NYSE will cease and price quotations for our Series B preferred stock will no longer be available. The parties to the merger agreement are obligated to use their reasonable best efforts to cause our common stock and Series B preferred stock to be delisted from the NYSE and deregistered under the Exchange Act following the completion of the merger and the other transactions contemplated by the merger agreement, so that they will no longer be publicly traded.

What happens if the merger is not completed?

In the event the merger is not completed, we will continue to operate as an independent public company.

What is the location, date and time of the special meeting?

The special meeting will be held at the Homewood Suites hotel located at 5400 Edwards Mill Road, Raleigh, North Carolina 27612, on Thursday, June 21, 2007 at 10:00 a.m. local time.

Who is entitled to vote at the special meeting?

Only common shareholders of record at the close of business on May 11, 2007, the record date, are entitled to receive notice of the special meeting and to vote the shares of common stock that they held on that date at the special meeting, or any postponements or adjournments of the special meeting. Each common shareholder has one vote for each share of common stock owned at the close of business on the record date. As of the record date, there were 29,414,847 shares of common stock outstanding and entitled to vote at the special meeting.

In accordance with Article 11, Section 3 of the NCBCA, holders of Series B preferred stock are entitled to receive notice of the special meeting of shareholders and this proxy statement. However, holders of our Series B preferred stock not entitled to vote upon the merger, the merger agreement or any of the other transactions contemplated by the merger agreement, or any adjournments of the special meeting for the purpose of soliciting additional proxies, at the special meeting.

What vote is required to approve the merger?

Adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement require the affirmative vote of the holders of at least a majority of shares of our common stock that are outstanding on the record date. We urge you to complete, execute and return the enclosed proxy card to assure the voting of your shares at the special meeting.

What vote is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Am I entitled to dissenter’s rights?

No. Under North Carolina law, because our common stock and our Series B preferred stock are each listed on the NYSE, dissenters’ rights are not available to holders of our common stock and Series B preferred stock in connection with the merger and the other transactions contemplated by the merger agreement.

What happens if I sell my common stock before the special meeting or before the completion of the merger?

The record date for the special meeting, May 11, 2007, is earlier than the date of the special meeting. If you held your shares of our common stock on the record date but transfer them prior to the merger effective time, you will retain your right to vote at the special meeting but not the right to receive the common share merger consideration for such shares of our common stock. The right to receive such consideration will pass to the person who owns your shares of our common stock as of the merger effective time.

How do I vote?

If you are a registered holder of our common stock and properly complete and sign the proxy card attached to this proxy statement and return it to us prior to the special meeting, your shares will be voted as you direct. If you are a registered common shareholder and attend the special meeting in person, you may deliver your completed proxy card or vote in person. If you elect to vote in person at the special meeting and your shares are held by a broker or nominee, you must bring to the special meeting a legal proxy from the broker or nominee authorizing you to vote your shares.

If you fail to either return your proxy card or vote in person at the special meeting, or if you mark your proxy card “ABSTAIN,” the effect will be the same as a vote against the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary. If you sign and return your proxy card and fail to indicate your vote on your proxy, your shares will be counted as a vote “FOR” the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

If my shares of common stock are held for me by my broker, will my broker vote my shares for me?

If you hold your common stock in “street name” through a broker or other nominee, your broker or nominee will not vote your shares of common stock unless you provide instructions on how to vote. You should instruct your broker or nominee how to vote your shares of common stock by following the directions your broker or nominee will provide to you. If you do not provide instructions to your broker or nominee, your shares of common stock will not be voted and this will have the same effect as a vote against the proposal to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary.

How will proxy holders vote my shares of common stock?

If you complete and properly sign the proxy card attached to this proxy statement and return it to us prior to the special meeting, your shares of common stock will be voted as you direct. Unless you give other instructions on your proxy card, the persons named as proxy holders will vote your shares in accordance with the board of directors’ recommendation. Our board of directors and the Special Committee recommend a vote “FOR” the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Please see the section captioned “The Merger — Recommendation of Our Board of Directors and the Special Committee” on page 34.

How can I change my vote after I have mailed my signed proxy card?

If you are a registered holder of our common stock, you may change your vote by (i) delivering to our Secretary, before the special meeting, a later dated, signed proxy card or a written revocation of your proxy or (ii) attending the special meeting and notifying the chairman of the meeting that you would like your proxy revoked and voting in person. The powers of the proxy holders will be suspended with respect to your proxy if you attend the special meeting in person and so request; your attendance at the special meeting, however, will not, by itself, revoke your proxy. If you have instructed a broker or nominee to vote your shares, you must follow the directions received from your broker or nominee to change those instructions. Also, if you elect to vote in person at the special meeting and your shares are held by a broker or nominee, you must bring to the special meeting a legal proxy from the broker or nominee authorizing you to vote your shares.

Have any shareholders already agreed to approve the merger?

No. There are no agreements between Parent or any of its affiliates and any of our shareholders in which any of our shareholders has agreed to vote in favor of approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

What do I need to do now?

This proxy statement contains important information regarding the merger and the other transactions contemplated by the merger agreement, as well as information about us and the other parties to the merger agreement. It also contains important information about what our board of directors and the Special Committee considered in approving the merger, the merger agreement and the other transactions contemplated by the merger agreement. We urge you to read this proxy statement carefully, including the exhibits hereto, including the merger agreement, a copy of which is attached as Exhibit A hereto.

Should I send my stock certificates now?

No. After the merger effective time, Parent will arrange for a letter of transmittal to be sent to each shareholder describing how you may exchange your stock certificates for the common share merger consideration or preferred share merger consideration. At that time, you must send in your common or Series B preferred stock certificates or execute an appropriate instrument of transfer of your shares, as applicable, with your completed letter of transmittal and such other documents as Parent and the paying agent may require to the paying agent to receive the common share merger consideration or preferred share merger consideration. If you do not hold physical certificates, your broker or nominee must surrender your shares following the merger effective time.

Where can I find more information about Winston Hotels, Inc.?

We file annual, quarterly and other periodic reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” You may read and copy any reports, statements, or other information we file with the SEC at its public reference room in Washington, D.C. (100 F Street, N.E. 20549). Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the Internet, through a web site maintained by the SEC at http://www.sec.gov and on our web site at http://www.winstonhotels.com. Information contained on our web site is not part of, or incorporated into, this proxy statement. Please see the section captioned “Where You Can Find Additional Information” on page 75.

Whom can I call with questions?

We have selected D.F. King & Co., Inc. as our proxy solicitor. If you have questions, require assistance voting your shares or need additional copies of proxy materials, you may call:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
(800) 848-2998

Who will solicit and pay the cost of soliciting proxies?

We will pay the SEC filing fee in connection with this proxy statement and we will pay expenses related to the printing and mailing of this proxy statement. In addition to solicitation by mail and, without additional compensation for such services, proxies may be solicited personally, or by telephone or telecopy, by our directors, officers or employees. We will bear the cost of soliciting proxies and will pay approximately $7,000 (plus reimbursement of out-of-pocket expenses) to D.F. King & Co., Inc. to assist with the solicitation of proxies. D.F. King & Co., Inc. may solicit proxies by telephone or other electronic means or in person. We also will reimburse D.F. King & Co., Inc. for routine out-of-pocket expenses in connection with this proxy solicitation, which expenses will include a charge of $4.50 for each shareholder successfully contacted. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common stock held of record by such persons, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses. In addition, we will indemnify D.F. King & Co., Inc. against any losses arising out of the firm’s proxy soliciting services on our behalf.

If you have further questions, you may contact our proxy solicitor at the address or telephone number indicated above.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference herein, contain certain forward-looking statements, including statements relating to the financial condition, results of operations, plans, objectives, future performance and businesses of our company, as well as information relating to the merger, the merger agreement and the other transactions contemplated by the merger agreement, including statements concerning the anticipated closing date of the merger and the other transactions contemplated by the merger agreement, the conduct of the business of our company if the merger and the other transactions contemplated by the merger agreement are not completed, tax consequences of the merger and the other transactions contemplated by the merger agreement and the possibility that any of the conditions to the closing thereof, including those outside our control, will be satisfied. The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. These forward-looking statements are based on current expectations, beliefs, assumptions, estimates and projections about the current economic environment, our company, the industry and markets in which our company operates. Words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects” and variations of such words and similar words also identify forward-looking statements. Our company also may provide oral or written forward-looking information in other materials released by us to the public.

You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control. The risks and uncertainties discussed in this proxy statement, include, among other things:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against our company or WINN and others relating to the merger agreement;

•	the inability to complete the merger and the other transactions contemplated by the merger agreement due to the failure to obtain the requisite common shareholder approval or the failure to satisfy other conditions to consummation of the merger and the other transactions contemplated by the merger agreement;

•	the failure of the merger and the other transactions contemplated by the merger agreement to be completed for any other reason;

•	the risks that the merger and the other transactions contemplated by the merger agreement divert the attention of our employees;

•	the significant restrictions on our business activities, including our ability to pay dividends on our common stock, that are imposed on us and as subsidiaries by the merger agreement; and

•	the effect of the announcement of the merger and the other transactions contemplated by the merger agreement on our stock price, customer relationships, operating results and business generally.

These risks and uncertainties, along with the risk factors discussed under “Item 1A. — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, as amended, should be considered in evaluating any forward-looking statements contained in this proxy statement. Although we believe that the expectations reflected in any forward-looking statements that we made are based upon reasonable assumptions, these risks, uncertainties and other factors may cause our actual results, performance or achievements to differ materially from anticipated future results, or the performance or achievements expressed or implied by such forward-looking statements. Accordingly, there can be no assurance that these expectations will be realized.

We undertake no obligation to update or revise forward-looking statements in this proxy statement, and the documents incorporated by reference herein, to reflect changes in underlying assumptions or factors, new information, future events or otherwise. All forward-looking statements speak only as of the date of this proxy statement.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE PARTIES TO THE MERGER AGREEMENT

Winston Hotels, Inc.

We are a North Carolina corporation that has elected to be taxed as REIT under the Code, which owns and develops hotel properties directly and through joint ventures, provides and acquires hotel loans, and provides hotel development and asset management services. As of May 1, 2007, we owned or were invested in 50 hotels with an aggregate of 6,782 rooms in 18 states, which includes: 42 wholly owned properties with an aggregate of 5,748 rooms; a 41.7% ownership interest in one joint venture hotel with 121 rooms; a 60% ownership interest in one joint-venture hotel with 138 rooms; a 49% ownership interest in one joint-venture hotel with 118 rooms; a 48.78% ownership interest in one joint venture hotel with 147 rooms; a 13.05% ownership interest in three joint-venture hotels with 387 rooms; and a 0.21% ownership interest in one joint venture hotel with 123 rooms for which substantially all of the profit or loss generated by the joint venture is allocated to us. Our executive offices are located at 2626 Glenwood Avenue, Suite 200, Raleigh, North Carolina 27608, phone number (919) 510-6019. Our common stock and preferred stock are listed on the NYSE, under the symbols “WXH” and “WXH-PB,” respectively. As of May 1, 2007, 29,414,847 shares of our common stock were outstanding and 3,680,000 shares of our Series B preferred stock were outstanding.

WINN Limited Partnership

WINN is a North Carolina limited partnership of which we are the sole general partner. WINN owns substantially, directly or indirectly through subsidiary entities, all of our assets, and we conduct substantially all of our business through WINN. As of May 1, 2007, we owned a 95.77% interest in WINN. The remaining 4.23% interest in WINN is held by third parties, some of whom are, or are affiliated with, our directors and executive officers. WINN’s address is the same as that of WINN’s general partner, Winston Hotels, Inc.

Inland American Real Estate Trust, Inc.

Parent is a REIT focused on the acquisition and ownership of a diversified portfolio, including retail, office, multi-family and industrial properties within the United States and Canada, either directly, or by acquiring REITs or other “real estate operating companies.” Parent is one of four REITs that are, or have been, sponsored by Inland Real Estate Investment Corporation, a wholly-owned subsidiary of The Inland Group, Inc. Parent’s executive offices are located at 2901 Butterfield Road, Oakbrook, Illinois 60523, phone number (630) 218-8000.

Inland American Acquisition (Winston), LLC

Merger Subsidiary is a Delaware limited liability company and a wholly owned subsidiary of Parent formed to facilitate the merger and the other transactions contemplated by the merger agreement. Merger Subsidiary’s address is the same as that of Parent.

THE MERGER

General Description of the Merger

Overview

At the merger effective time, (i) we will be merged with and into Merger Subsidiary, with Merger Subsidiary surviving the merger and remaining a wholly-owned subsidiary of Parent and (ii) Parent will purchase 100 WINN common units for a cash purchase price of one hundred dollars ($100.00), whereby Parent will become the sole limited partner of WINN. Following the merger effective time, through the surviving entity, Parent will serve as the general partner of WINN.

The merger and the other transactions contemplated by the merger agreement will become effective under all applicable laws upon such time (i) as the certificate of merger and the articles of merger have been accepted for record by the DE Secretary and the NC Secretary, respectively, or (ii) such later time which the parties to the merger agreement have agreed upon and designated in such filings in accordance with the DLLCA and the NCBCA but not to exceed 30 days after the certificate of merger and articles of merger are accepted for record by the DE Secretary and the NC Secretary, respectively.

We expect the merger and the other transactions contemplated by the merger agreement to occur as soon as practicable after our common shareholders adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and the satisfaction or waiver of all other conditions to closing under the merger agreement. We currently anticipate closing the merger and the other transactions contemplated by the merger agreement on or about July 1, 2007.

Merger Consideration to be Received by Holders of Our Common Stock

Following the merger effective time, holders of our common stock will have no further ownership interest in the surviving entity. Instead, each holder of our outstanding shares of common stock immediately prior to the merger effective time will be entitled to receive an amount in cash equal to $15.00, without interest. The common share merger consideration is fixed and will not be adjusted for changes in the trading price of our common stock.

As of the merger effective time, each share of our common stock that is owned by us, by any of our subsidiaries or by Parent or Merger Subsidiary or any other subsidiary of Parent immediately prior to the merger effective time will automatically be canceled and retired and will cease to exist. No payment will be made for any such shares.

Merger Consideration to be Received by Holders of WINN common units

At the merger effective time, each WINN common unit that is issued and outstanding immediately prior to the merger effective time, except for any WINN common units held by us, will be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to the common unit consideration.

Treatment of Stock Options and Restricted Share Awards

The merger agreement provides that immediately prior to the merger effective time, all of our outstanding stock options that are unvested will automatically become fully vested, and, if not exercised prior to the merger effective time, the options will terminate and the holder of each such stock option will cease to have any rights with respect thereto, other than the right to receive, in respect of each such terminated stock option, the option merger consideration. Payment of the option merger consideration to each of the holders of our outstanding stock options entitled thereto will be made as soon as practicable after the merger effective time.

Immediately prior to the merger effective time, all restricted share awards granted under our stock incentive plan that remain unvested automatically will become fully vested and free of any forfeiture restrictions and will be considered outstanding shares of our common stock for the purposes of the merger agreement, including the right to receive the common share merger consideration.

Treatment of Our Series B Preferred Stock

Each share of our Series B preferred stock issued and outstanding immediately prior to the merger effective time will automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to the sum of (i) $25.44 (if the merger effective time occurs on or prior to June 30, 2007) or $25.38 (if the merger effective time occurs after June 30, 2007 and on or prior to September 30, 2007) plus (ii) any accrued and unpaid dividends as of the merger effective time. While holders of our Series B preferred stock are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting, they are not entitled to vote upon the merger, the merger agreement or any of the other transactions contemplated by the merger agreement, or any adjournments of the special meeting for the purpose of soliciting additional proxies, at the special meeting.

The parties to the merger agreement are obligated to use their reasonable best efforts to cause our common and Series B preferred stock to be delisted from the NYSE and deregistered under the Exchange Act following the completion of the merger and the other transactions contemplated by the merger agreement, so that they will no longer be publicly traded.

The Special Meeting

This proxy statement is being furnished by the board of directors of our company to holders of shares of our common stock for use at the special meeting, and at any adjournments or postponements of that meeting. At the special meeting, our common shareholders will be asked to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement pursuant to the terms and subject to the conditions of the merger agreement, to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and to consider and act upon any other matters that may properly be brought before the special meeting or at any adjournments or postponements thereof. The special meeting will be held on Thursday, June 21, 2007, at the Homewood Suites hotel located at 5400 Edwards Mill Road, Raleigh, North Carolina 27612, at 10:00 a.m. local time.

Record Date and Quorum Requirement

We have set the close of business on May 11, 2007 as the record date for determining those common shareholders who are entitled to notice of and who are entitled to vote at the special meeting. As of the record date, 29,414,847 shares of our common stock were outstanding.

The presence at the special meeting, in person or by proxy, of holders of a majority of the number of shares of our common stock outstanding and entitled to vote on the record date will constitute a quorum, allowing us to conduct the business of the special meeting.

A properly executed proxy marked “ABSTAIN” and a broker non-vote will be counted for purposes of determining whether a quorum is present at the special meeting but will not be voted. Shares of our common stock held by brokers for customers who have not provided voting instructions on a matter as to which the broker lacks discretion to vote the customer’s shares are referred to generally as “broker non-votes.” Under NYSE rules, brokers do not have discretion to vote your shares for or against the merger. As a result, abstentions and broker non-votes will have the same effect as a vote against the proposal to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary.

In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

The proposal to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement requires the affirmative vote of holders of at least a majority of our outstanding shares of common stock entitled to vote at the special meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of at least a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present. Each share of common stock is entitled to one vote. If you hold your common stock in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your shares unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your shares by following the directions provided by your broker or nominee.

Because the required vote to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement is based on the number of shares of our common stock outstanding rather than on the number of votes cast, if you fail to authorize a proxy to vote your shares by completing and returning the enclosed proxy card, fail to vote in person or fail to instruct your broker or nominee on how to vote or abstain from voting, it will have the same effect as a vote against the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary.

Revocation of Proxies

Even after you have properly submitted your proxy card, you may change your vote at any time before the proxy is voted by delivering to our Secretary either a notice of revocation or a duly executed proxy bearing a later date. In addition, the powers of the proxy holders will be suspended with respect to your proxy if you attend the special meeting in person and notify the chairman of the meeting that you would like your proxy revoked. Attendance at the special meeting will not by itself revoke a previously granted proxy. If you have instructed a broker or nominee to vote your shares, you must follow the directions received from your broker or nominee to change your proxy instructions. Also, if you elect to vote in person at the special meeting and your shares are held by a broker or nominee, you must bring to the special meeting a legal proxy from the broker or nominee authorizing you to vote your shares of common stock.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 120 days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of at least a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already submitted their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of our board of directors. In addition, we have retained D.F. King & Co., Inc. to assist in the solicitation. We will pay D.F. King & Co., Inc. approximately $7,000 plus reasonable out-of-pocket expenses for their assistance, which expenses will include a charge of $4.50 for each shareholder successfully contacted. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify D.F. King & Co., Inc. against any losses arising out of the firms proxy soliciting services on our behalf.

Background of the Merger

Our board of directors has continually focused on reviewing and implementing our long-term strategic growth plan. As part of its duties to our shareholders, however, our board of directors has also periodically reviewed how to maximize shareholder value, including consideration of alternative investment strategies, strategic investments and business combinations.

Beginning in 2005, due to the lodging industry’s financial performance over the preceding year, which had led to increased market valuations for lodging REITs, including that of our company, our board of directors began evaluating in detail a possible sale of our company. Based on the industry environment, our board of directors believed it was possible that a sale of our company could yield greater shareholder returns than pursuing our existing long-term strategic plan. As a result, the board of directors engaged Salomon Smith Barney (now Citigroup, Inc.) to solicit acquisition proposals for our company. Salomon Smith Barney contacted between 10 and 12 parties, but no interested buyers were found and Salomon Smith Barney ceased its efforts in late 2005.

In mid-2006, two potential acquirors approached our management on an unsolicited basis to determine our interest in selling our company. After initial discussions, we entered into or confirmed the existence of a confidentiality agreement with each party. JF Capital Advisors, LLC, which we refer to as “JF Capital Advisors” and who has served as our outside financial advisor since June 2005, assisted in providing confidential information to those parties beginning in July 2006.

The first of these entities, who we refer to as “Participant A,” met with our management at an investor conference in Phoenix, Arizona on September 20, 2006 and expressed interest in a transaction involving an all-cash offer for our common stock in the range of $12.50 to $12.75 per share. At the time of this indication of interest, the high end of the price range represented a negligible premium to the closing price of $12.74 for our common stock on that date. In response to this interest, at our request, JF Capital Advisors explored with Participant A their willingness to pay a higher price. Participant A responded verbally in October 2006 by indicating interest in a transaction at a cash price of $13.00 per share. During September and October 2006, our common stock traded primarily in the $12.00 to $12.75 range. We notified Participant A in early November 2006 that we had established the Special Committee to explore potential strategic transactions and that a representative of the Special Committee would further discuss with Participant A its interest in acquiring our company.

The second entity, who we refer to as “Participant B,” expressed interest in a strategic transaction in September 2006, after which our management held meetings with representatives of Participant B. After these meetings, Participant B did not give any firm expression of interest in a transaction with us at any particular price or on any particular terms. In late September to early October 2006, Participant B reported that some unspecified proposal involving our company had been approved by its board of directors but that any further progress would require approval at a higher level of Participant B’s parent company.

In September 2006, we were contacted by an investment banker with whom we had contact, but no contractual or other relationship, concerning a possible business combination involving affiliates of Wilbur Acquisition. We first met with representatives of Wilbur Acquisition on October 26, 2006 in New York City. At that meeting, Joseph Green, our President and Chief Financial Officer, met with representatives of Wilbur Acquisition. During that meeting, representatives of Wilbur Acquisition expressed interest in a strategic transaction involving our company. Based on that initial general discussion, Och-Ziff Real Estate, as a representative of Wilbur Acquisition, signed a confidentiality agreement on October 30, 2006 and was subsequently provided copies of our confidential financial information by JF Capital Advisors. Approximately one week after receiving our financial information, representatives of Wilbur Acquisition contacted Mr. Green to express their interest in pursuing a transaction with us. Mr. Green suggested that they respond with more details by the morning of November 6, 2006 so that Mr. Green could report any proposal by the representatives of Wilbur Acquisition at our board of directors meeting scheduled to begin that afternoon. Representatives of Wilbur Acquisition called Mr. Green and Mr. Robert Winston on the morning of November 6, 2006 with an expression of interest involving an all-cash merger for our company at a price of approximately

$13.00 per share, subject to due diligence. At the time of such expression of interest, this price represented a premium of 8.9% to our then current share price of $11.94.

Because it was unclear at that time whether Mr. Robert Winston, a director as well as our Chief Executive Officer, might participate in the management of our company after a transaction, our board of directors determined that there might be a possible conflict of interest on the part of Mr. Robert Winston and his father, Charles M. Winston, who also is the Chairman of our board of directors. Accordingly, on November 7, 2006, our board of directors appointed the Special Committee to review, evaluate, negotiate and determine the fairness of any potential transaction involving a change of control of our company. From the date of its appointment, all negotiations and deliberations involving a possible acquisition of our company, including the proposed merger, were handled directly or supervised by the Special Committee.

On November 14 and 15, 2006, Messrs. Green and Winston presented the Special Committee with the background of all efforts conducted to date regarding the possible sale of our company, including a detailed review of the discussions and status of negotiations with Participant A, Participant B and the representatives of Wilbur Acquisition. Mr. Green told the Special Committee that he had advised representatives of Wilbur Acquisition that our management did not have the authority to make any commitments with respect to a potential transaction and that the authority to negotiate such a transaction had been delegated to the Special Committee.

On November 17, 2006, the Special Committee retained and met with its legal counsel, Wyrick Robbins Yates & Ponton LLP, which we refer to as “Wyrick Robbins,” to review its legal duties in the context of a possible sale and to reconfirm the independence of each of its members. Representatives of Wyrick Robbins also reviewed with the Special Committee its authority and need to retain independent advisors, including financial advisors, to assist the Special Committee in properly fulfilling its duties.

On November 20, 2006, the Special Committee reviewed with Wyrick Robbins whether it would be required under North Carolina law to engage in an “auction” process with respect to the potential sale of our company. The Special Committee considered the fact that at least one party (Wilbur Acquisition) had expressed interest in making an all-cash offer for all of our company’s shares and that other parties might also be interested. After the relative risks and benefits of an auction process were discussed in detail, and taking into account our prior solicitation experience, the Special Committee expressed concern that an active solicitation process could create undesirable risks for the stability of our operations. Wyrick Robbins advised the Special Committee that it must proceed in a manner that allows for any new bidders that might emerge, with the ultimate goal of maximizing value for our company and our shareholders.

Between November 20, 2006 and November 27, 2006, the Special Committee met five times to consider candidates to serve as the Special Committee’s financial advisors. During such time period, the Special Committee solicited presentations from two reputable financial advisor candidates, reviewed the qualifications and independence of each candidate and negotiated proposed fee structures. On November 27, 2006, the Special Committee selected Lehman Brothers to act as its financial advisor.

On November 28, 2006, Mr. Green met with representatives of Lehman Brothers and JF Capital Advisors to discuss our financial performance and projections.

On November 29, 2006, the Special Committee held a meeting at which representatives of Wyrick Robbins and Lehman Brothers were present. Lehman Brothers gave a presentation on the current lodging market, our portfolio of properties and considerations regarding the valuation of our company. The Special Committee instructed Lehman Brothers to contact Participant A, Participant B and representatives of Wilbur Acquisition to introduce themselves, discuss where each of them stood in their evaluation and offer assistance in making sure that each was receiving all relevant diligence materials. The Special Committee further indicated that, when contacting these parties, Lehman Brothers should take care to not indicate that either we or the Special Committee had determined whether to complete a transaction on any specific terms, but rather inform these parties that there was interest in exploring such a possibility.

The Special Committee met again on December 4, 2006, with representatives of Wyrick Robbins and Lehman Brothers in attendance. Lehman Brothers reported that the representatives of Wilbur Acquisition were conducting a thorough due diligence process and had indicated a keen interest in moving forward with a possible merger transaction.

On December 11, 2006, the Special Committee met with representatives of Wyrick Robbins and Lehman Brothers in attendance. Wyrick Robbins reviewed with the Special Committee the standards of legal review applicable to the possible sale of our company. Lehman Brothers presented an update on the lodging market, an overview of our company, a preliminary valuation of our company and an overview of other potential buyers. Lehman Brothers then informed the Special Committee that Participant A had indicated that it might be willing to pay $13.00 per share for our common stock, and, based on its conversations with Participant A, believed that Participant A might be willing to increase its proposal to between $13.00 and $13.50 per share. Lehman Brothers also informed the Special Committee that Wilbur Acquisition’s financial advisor had expressed the opinion that $13.00 per share for our common stock was a reasonable acquisition price, but again noted that they thought that the amount that the representatives of Wilbur Acquisition would be willing to pay could be higher. The Special Committee noted that the price per share of our common stock had increased 8.3% since the first initial indication of interest had been received from Participant A on September 20, 2006 and that the Morgan Stanley REIT Index had increased 9.5% over the same period. The Special Committee also considered our performance, whether there might be additional potential buyers in the future and whether we should remain independent. The Special Committee determined that it needed additional time to consider Lehman Brothers’ presentation and ask more questions of Lehman Brothers so that it could properly analyze the offers made by the representatives of Wilbur Acquisition and Participant A. The Special Committee scheduled a conference call with Lehman Brothers on December 13, 2006 to follow-up on the presentation.

The Special Committee met again on December 13, 2006, with representatives of Wyrick Robbins and Lehman Brothers in attendance. Lehman Brothers reported that the representatives of Wilbur Acquisition were continuing intensive due diligence efforts. The Special Committee noted that Participant A and Participant B had not been actively pursuing a transaction with our company as of late and directed Lehman Brothers to contact these parties again to more accurately gauge whether they had any continuing interest, and if so, on what terms.

Lehman Brothers then responded to previously provided questions from the Special Committee regarding four general categories: our valuation, the current market price for our common stock, issues regarding the merger process and issues regarding a merger agreement. Lehman Brothers reported on where we fit into the general marketplace for companies in the REIT lodging industry. Lehman Brothers reported that almost all companies in this space were trading at or near all-time highs. Lehman Brothers also noted that, historically, acquisition premiums for REITs were typically lower than in other industries.

With regard to our valuation, Lehman Brothers indicated that the preliminary offer by the representatives of Wilbur Acquisition of $13.00 per share, while not inconsistent with the range of valuation which Lehman Brothers’ preliminary valuation analysis implied, after taking into account all relevant factors such as our asset mix and operating markets and concentration, would unlikely be their best and final offer. As part of this discussion, Lehman Brothers reviewed in detail the recent trading prices and trends for our common stock.

Lehman Brothers reported that Wilbur Acquisition’s financial advisor had indicated that the representatives of Wilbur Acquisition wanted to proceed with negotiations on an exclusive basis and advised the Special Committee that its willingness to provide exclusivity could result in a higher offer price. The Special Committee authorized Lehman Brothers to first reach out to Participant A and Participant B prior to agreeing to any exclusivity period with representatives of Wilbur Acquisition or any other party. The Special Committee asked whether Lehman Brothers recommended expanding the scope of parties to contact beyond Participant A, Participant B and the representatives of Wilbur Acquisition. It was also discussed that expanding the list of parties to contact would increase the risk of information leaks regarding the Special Committee and its process, which could adversely affect our operations and possibly damage our ability to complete an acceptable transaction. Lehman Brothers advised the Special Committee that the best opportunity to maximize shareholder value appeared to be to negotiate with these existing bidders to determine if a fair price could be achieved while ensuring that any agreement entered into was structured to maximize the value from the initial successful bidder without prohibiting future bidders from coming forward with superior proposals.

The Special Committee considered the best course of action in the near term, in light of Lehman Brothers’ findings. Among other things, the Special Committee reviewed our then current common stock price (noting it was at or near historical highs), our long-term strategic plan, current market conditions in the REIT, lodging and real estate markets and our prospects, given these factors, of continuing our current course as an independent public company rather than pursuing a sale of our company. The Special Committee unanimously agreed that, in the context of these factors, it was an appropriate time to proceed in evaluating a sale of our company if a fair value could be negotiated. As a result, the Special Committee instructed Lehman Brothers to contact Participant A and Participant B to determine if they were still interested in a possible transaction and, if so, to encourage prompt action in this regard. The Special Committee further instructed Lehman Brothers to contact the representatives of Wilbur Acquisition to advise them that their $13.00 per share offer for our common stock was inadequate and to encourage them to revise their offer.

On December 18, 2006, the Special Committee met, with representatives of Wyrick Robbins and Lehman Brothers in attendance. Lehman Brothers reported that they had spoken with each of the representatives of Wilbur Acquisition, Participant A and Participant B as to their interest in pursuing a transaction with us, and in the case of the representatives of Wilbur Acquisition and Participant A, at a price in excess of $13.00 per share of our common stock. Participant A indicated that it was very familiar with us and our properties and operations. Participant A told Lehman Brothers that it might be willing to offer $13.25 per share of common stock under certain circumstances but it would not agree to pay more. Participant B had not yet begun serious due diligence or focused on valuation and had not responded by December 15, 2006 with an indication of interest. The Special Committee determined to continue to wait for responses from the parties.

The Special Committee met again on December 22, 2006, with representatives of Wyrick Robbins and Lehman Brothers in attendance. Lehman Brothers reported that while the representatives of Wilbur Acquisition had been in communication with us, Lehman Brothers and JF Capital Advisors, they had not responded in any material way regarding an offer. There had been no further communication or response from either Participant A or Participant B by this time. Lehman Brothers noted that, given its past transaction experience and its prior interactions with Participant B in past transactions, this could reasonably be interpreted as a sign that Participant B had no interest in a transaction with us. Lehman Brothers was instructed to reach out once again to Participant A and the representatives of Wilbur Acquisition to gauge their current interest.

On January 5, 2007, the Special Committee met, with representatives of Wyrick Robbins and Lehman Brothers in attendance. Lehman Brothers reported that representatives of Wilbur Acquisition expressed interest in an offer to purchase all of our common stock for $13.35 a share. This price represented a 2.0% premium to our closing sale price of $13.07 on that date. Representatives of Wilbur Acquisition also requested exclusivity for three weeks to complete due diligence and finalize financing. Representatives of Wilbur Acquisition explained that, in terms of due diligence, they needed to better understand issues regarding our then outstanding $20.3 million “B” note that was part of a senior note for the Lady Luck Casino in Las Vegas, Nevada, which we refer to as the “Lady Luck Loan.” Lehman Brothers also noted that Wilbur Acquisition intended to finance its purchase with debt financing. Lehman Brothers informed the Special Committee that Participant A had not contacted them, which Lehman Brothers suggested likely meant Participant A was no longer interested in acquiring us. The Special Committee unanimously agreed that Lehman Brothers communicate to representatives of Wilbur Acquisition the Special Committee’s willingness to consider our potential sale, but not at a price below $13.50 per share.

Later that same day, Lehman Brothers notified representatives of Wilbur Acquisition of the proposal from the Special Committee. On January 8, 2007, representatives of Wilbur Acquisition notified Lehman Brothers that they would agree to consider a purchase price of $13.50 per share of common stock but that they would require until January 31, 2007 to complete their due diligence. Representatives of Wilbur Acquisition further requested that we pay their due diligence expenses. Representatives from Lehman Brothers responded to representatives of Wilbur Acquisition that we would likely agree to extend the due diligence period but not agree to pay due diligence expenses.

On the morning of January 9, 2007, representatives of Lehman Brothers spoke with representatives of Wilbur Acquisition about the trading activity of our common stock, noting that our common stock was currently trading at $13.20 per share and that $13.50 per share represented a 2.3% premium to that price.

The Special Committee met on January 9, 2007, with representatives of Wyrick Robbins and Lehman Brothers in attendance. Lehman Brothers updated the Special Committee on its recent discussions with representatives of Wilbur Acquisition regarding the terms under which representatives of Wilbur Acquisition might negotiate exclusively with the Special Committee concerning an acquisition of our company. After discussing in detail the trading activity in our stock over recent months, Lehman Brothers noted that the position by the representatives of Wilbur Acquisition was that the $13.50 per share would be a minimum price, irrespective of potential downward trading price movements, and that Wilbur Acquisition would be willing, but not be obliged, to offer a 2.3% premium to our recent trading prices, if the trading price of our common stock exceeded $13.50 per share around the end of the proposed exclusivity agreement date of January 31, 2007. The Special Committee unanimously directed Lehman Brothers to indicate the Special Committee’s willingness to entertain an offer price of $13.50 per share of common stock, subject to upward adjustment in price depending on trading price of our common stock, with a modest period of extended exclusivity for the representatives of Wilbur Acquisition, and to request a draft exclusivity agreement from them.

On January 11, 2007, the Special Committee met again, with representatives of Wyrick Robbins and Lehman Brothers in attendance. Lehman Brothers informed the Special Committee that representatives of Wilbur Acquisition proposed exclusivity until February 10, 2007, during which time they would negotiate a merger agreement and resolve outstanding due diligence issues. After detailed discussion of the risks and benefits of extending the exclusivity period, including the effect of a minimum 2% premium in ensuring that our shareholders would benefit from any increase in the price of our common stock during the negotiation period, the Special Committee unanimously approved the negotiation of a final form of exclusivity agreement with Och-Ziff Real Estate, as a representative of Wilbur Acquisition. The exclusivity agreement was finalized and executed on January 12, 2007. On January 12, 2007, the closing price of our common stock was $13.76.

Next, Wyrick Robbins reviewed in detail with the Special Committee the major provisions of a draft of a proposed merger agreement that had been prepared by Wyrick Robbins in consultation with Lehman Brothers, including provisions on the effects of the merger on holders of our outstanding common stock, Series B preferred stock (which would remain outstanding and unaffected by the merger), options, restricted shares and WINN common units. The Special Committee unanimously approved the draft merger agreement and directed Wyrick Robbins to deliver it to Wilbur Acquisition’s legal counsel.

The Special Committee met again on January 13, 2007. In attendance were representatives of Wyrick Robbins, Lehman Brothers and Hunton & Williams LLP, our outside general counsel. In addition, Mr. Green, Mr. Robert Winston and Kenneth R. Crockett, our Executive Vice President and Chief Development Officer, were in attendance. Mr. Robert Winston explained that our management was concerned about the attrition of employees as they learn of the merger with Wilbur Acquisition if no plans were put in place for our employees as well as the negative implications for our business if the merger was not consummated.

On January 15, 2007, the Special Committee met again, with representatives of Wyrick Robbins, Hunton & Williams and Lehman Brothers in attendance. The Special Committee discussed at length our management’s concern about employee attrition. The Special Committee instructed Wyrick Robbins to contact representatives of Wilbur Acquisition to determine if they would negotiate agreements regarding non-management employees, including severance agreements or stay bonuses, prior to signing a merger agreement to alleviate concerns about employee attrition. The Special Committee met again on January 17, 2007, with representatives of Wyrick Robbins and Messrs. Green, Winston and Crockett in attendance. Messrs. Green and Winston outlined a proposal to implement a severance and/or retention program for non-management employees as a means of protecting our employees. Messrs. Green and Winston confirmed for the Special Committee that these proposed payments would not be made to our members of management, as such persons already had change of control agreements in place.

On January 24, 2007, Wilbur Acquisition’s legal counsel delivered to Wyrick Robbins and Lehman Brothers a revised draft of the merger agreement in which Wilbur Acquisition proposed a termination fee equal to 3.75% of the enterprise value of the merger and the other transactions contemplated by the merger agreement with Wilbur Acquisition.

On January 25, 2007, the Special Committee held a meeting at which representatives of Wyrick Robbins and Lehman Brothers. Mr. Robert Winston was in attendance for part of the meeting. Wyrick Robbins and Lehman Brothers then updated the Special Committee with regards to the material issues in the proposed merger agreement with Wilbur Acquisition, and specifically, the fact that Wilbur Acquisition had proposed restricting the payment of quarterly dividends to our common shareholders prior to closing of the merger. In addition, the Special Committee considered the termination fee proposal by Wilbur Acquisition and decided to respond with a much lower counter proposal, which was the subject of subsequent discussions between the parties. The ultimate termination fee that was negotiated between the parties, following numerous discussions from January 25, 2007 through the date of signing of the merger agreement with Wilbur Acquisition, was $11.0 million. The terms regarding the prohibition against solicitation in the merger agreement with Wilbur Acquisition were also considered by the Special Committee and were negotiated by the parties up to the date of signing of the merger agreement with Wilbur Acquisition. Mr. Winston then joined the meeting and presented a proposal at the meeting for severance payments and retention bonuses of approximately an aggregate of $1.4 million for non-management employees to ensure stability before the merger. Mr. Winston reported that this amount had been included in financial models previously presented to representatives of Wilbur Acquisition so that the financial costs of the proposal should not surprise them. The Special Committee instructed Mr. Winston to present the proposal to the compensation committee of our board of directors for review.

On February 3, 2007, the Special Committee met, with representatives of Wyrick Robbins and Lehman Brothers in attendance. Lehman Brothers advised the Special Committee that negotiations regarding the proposed merger with Wilbur Acquisition were progressing. While representatives of Wilbur Acquisition had not agreed with the Special Committee’s position that we should be able to continue to pay dividends to our common shareholders, they had acknowledged that dividends would continue to be paid to holders of our Series B preferred stock.

The Special Committee met on February 8, 2007, with representatives of Wyrick Robbins and Lehman Brothers in attendance. The Special Committee reviewed the estimated payments that would be due to our members of executive management under their existing contracts, of which representatives of Wilbur Acquisition were aware. On due diligence matters, Lehman Brothers informed the Special Committee that representatives of Wilbur Acquisition were uncomfortable with allocating any value to the Lady Luck Loan, carried on our balance sheet at approximately $20.3 million, as they considered the loan’s value to be uncertain.

The next day, February 9, 2007, the Special Committee met again with representatives of Wyrick Robbins and Lehman Brothers to review outstanding due diligence issues. Representatives of Wilbur Acquisition continued to express concerns to the Special Committee about the value of the Lady Luck Loan, believing it to be worth less than par, which was $20.3 million. At the time, we were in the process of obtaining a detailed valuation analysis to try to alleviate their concerns. We were also attempting to find third parties who might be willing to purchase the Lady Luck Loan at a value greater than that ascribed by the representatives of Wilbur Acquisition. Representatives of Wilbur Acquisition also proposed alternative arrangements, including recognizing the value of the Lady Luck Loan through contingent value rights that would be offered as part of the consideration to be received in the merger, in addition to the cash consideration. Lehman Brothers advised the Special Committee against accepting any offer with a contingent value right. After discussion, the Special Committee directed Lehman Brothers to express the Special Committee’s strong negative reaction to any such proposal.

The Special Committee met the following day, February 10, 2007, with representatives of Wyrick Robbins and Lehman Brothers in attendance, to review the offer received earlier that day from representatives of Wilbur Acquisition. The representatives of Wilbur Acquisition offered to pay $14.08, which was intended to represent a 2% premium on the 10-day volume weighted average price per share of our common stock. The $14.08 per share of common stock offer price consisted of a payment of $13.42 per share at closing and one or more payments of up to approximately $0.66 per share out of the proceeds of any net recovery on the Lady Luck Loan. In addition, we would be prohibited from paying dividends on our common stock prior to closing. Lehman Brothers reiterated its view that, among other things, the contingent right mechanism tied to the Lady Luck Loan raised economic concerns that needed to be further negotiated. The Special Committee determined that the offer by the representatives of Wilbur Acquisition, due to its two-part nature and the prohibition against declaring dividends, was not acceptable in its present form. Lehman Brothers recommended the Special Committee seek a flat price per share that would firmly value the Lady Luck Loan. The Special Committee also directed Wyrick Robbins to continue negotiation of terms of the merger agreement with Wilbur Acquisition to reduce their risk that Wilbur would not be obligated to complete the merger.

The Special Committee considered whether it could attract other bidders after a merger agreement was signed with Wilbur Acquisition. Lehman Brothers noted that it had been in communication with a representative of Participant A on an unrelated matter and that the individual inquired about us and whether we would consider selling in the range of $13.25 per share. The Special Committee determined that this level did not merit further consideration. Participant A made no further contact with Lehman Brothers after that inquiry.

On February 13, 2007, the Special Committee met, with representatives of Wyrick Robbins, Lehman Brothers and JF Capital Advisors in attendance. Lehman Brothers updated the Special Committee on its valuation analysis of our company, including potential impact of the Lady Luck Loan, among other things. Lehman Brothers also reported that it had made a counter-proposal to representatives of Wilbur Acquisition in accordance with the direction of the Special Committee and that Wilbur Acquisition was not prepared to change its current offer. The Special Committee continued to evaluate the Lady Luck Loan with its advisors, determining to not include the sale of the Lady Luck Loan as a condition to our sale.

In light of the inadequacy of the February 10, 2007 offer by the representatives of Wilbur Acquisition, the Special Committee reviewed alternatives, including whether to postpone or terminate negotiations. The Special Committee determined that it remained in our best interests and the best interests of our shareholders to continue to negotiate a transaction with the representatives of Wilbur Acquisition, focusing on a transaction that would not involve a variable price based on the value of the Lady Luck Loan.

The Special Committee met again on February 14, 2007, with representatives of Wyrick Robbins and Lehman Brothers in attendance. Lehman Brothers reported to the Special Committee it had met earlier that day with representatives of Wilbur Acquisition and that they understood that the Special Committee would not accept their current offer. At that meeting, Lehman Brothers had discussed a firm price of $14.10 per common share with the representatives of Wilbur Acquisition, subject to their ability to gain comfort with our valuation of the Lady Luck Loan, or alternatively, our ability to sell our interest in the Lady Luck Loan for a price equal to at least $16.0 million. In addition, with a firm price of $14.10 per share, we would be prohibited from paying dividends on our common stock during the period between signing and closing of the merger.

On February 16, 2007, the Special Committee met with representatives of Wyrick Robbins, Lehman Brothers and Hunton & Williams. Lehman Brothers reported to the Special Committee that our management was in the process of negotiating an unconditional put agreement with the senior participant on the Lady Luck Loan. On February 18, 2007, the Special Committee met again, with representatives of Wyrick Robbins and Lehman Brothers in attendance to discuss the current status of negotiation of the merger agreement with Wilbur Acquisition and the proposed put agreement with the senior participant on the Lady Luck Loan.

On February 19 and 20, 2007, the Special Committee held a meeting as well as convened with our full board of directors to further consider the merger with Wilbur Acquisition. Representatives of Wyrick Robbins, Lehman Brothers, Hunton & Williams and members of our management also participated in the meeting. Lehman Brothers provided an update on the status of negotiations with representatives of Wilbur Acquisition and the final substantive issues that remained outstanding, including the status of the Lady Luck Loan and the firm price of $14.10 per share. During an adjournment of the meeting between the night of February 19 and the afternoon of February 20, 2007, these final substantive issues were resolved, with the parties agreeing on a firm price of $14.10 per share of common stock, the ultimate termination fee of $11.0 million and an adjustment mechanism if we were unable to sell our interest in the Lady Luck Loan for an agreed upon amount. Lehman Brothers also reported that representatives of Wilbur Acquisition had obtained a satisfactory financing commitment. Lehman Brothers delivered its oral opinion (subsequently confirmed in writing) that, as of such date, from a financial point of view, the consideration proposed to be paid in the merger was fair to our common shareholders. Considerable discussion concerning the merger then again ensued. After its deliberations, the Special Committee unanimously determined to recommend that our board of directors approve the merger, the merger agreement and the other transactions contemplated by the merger agreement with Wilbur Acquisition. Upon such recommendation, our board of directors then unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement with Wilbur Acquisition.

On February 21, 2007, after the market closed, we and WINN executed the merger agreement with Wilbur Acquisition and Wilbur Acquisition, Inc., and the parties issued a joint press release announcing the execution of such merger agreement.

On February 21, 2007, we also exercised our option to sell our junior participation interest in the Lady Luck Loan to the loan’s senior participant. On March 2, 2007, we closed on the sale of such participation interest for approximately $15.2 million. As a result of this transaction, had our merger been completed with Wilbur Acquisition, there would have been no adjustment to the purchase price for our common stock.

On March 8, 2007, Parent submitted a proposal for the acquisition of all of our shares of common stock and all of the WINN common units to Mr. Robert W. Winston, III. The proposal stated that Parent desired to acquire all of our shares of common stock and all of the WINN common units for $15.00 per share or unit, payable in cash. On March 9, 2007, the Special Committee met with representatives of Wyrick Robbins and Lehman Brothers to discuss Parent’s proposal. Wyrick Robbins reviewed with the Special Committee its obligations under North Carolina law, as well as under the terms of the merger agreement with Wilbur Acquisition, with respect to considering Parent’s proposal. Lehman Brothers provided the Special Committee with background on Parent and its ability to complete the proposed acquisition. After discussion, the Special Committee determined that (1) neither we nor any of our representatives had breached the non-solicitation provisions of the merger agreement with Wilbur Acquisition, (2) failing to consider Parent’s proposal would be inconsistent with its fiduciary obligations to our shareholders and (3) Parent’s proposal was reasonably likely to lead to a superior proposal. Pursuant to our merger agreement with Wilbur Acquisition, on March 9, 2007, we advised representatives of Wilbur Acquisition, both orally and in writing, of this proposal and the Special Committee’s determination regarding the proposal and issued a press release regarding the proposal.

On March 13, 2007, we entered into a confidentiality agreement with Parent. Pursuant to the terms of the merger agreement with Wilbur Acquisition, our confidentiality agreement with Parent contains customary limitations on the use and disclosure of non-public information about us that we furnished to Parent, as well as customary “standstill” provisions. Parent thereafter was provided access to our due diligence materials, including property and financial information, and Parent and its representatives began conducting its due diligence on us and our subsidiaries later that day.

On March 15, 2007, members of our management and certain of our representatives including counsel and financial advisors to us and to the Special Committee met with representatives of Parent at Wyrick Robbins’ offices in Raleigh, North Carolina to conduct due diligence. From March 16, 2007 until March 26, 2007, Parent continued its due diligence, which included tours of several of our facilities. The Special Committee met with representatives of Wyrick Robbins, Lehman Brothers and JF Capital on March 19, 2007 to discuss the progress of Parent’s due diligence efforts.

On March 27, 2007, we received a letter from Parent confirming their previous offer to acquire all of our shares of common stock and all of the WINN common units for $15.00 per share or unit, payable in cash and also providing that Parent would acquire all of our Series B preferred stock for $25.00 per share plus accrued dividends. In connection with this offer, Parent submitted a proposed merger agreement, which was substantially the same as the merger agreement negotiated with Wilbur Acquisition with certain changes including (1) the new merger consideration for our common stock, our Series B preferred stock and the WINN common units, (2) the absence of any financing requirements for Parent to complete the proposed merger and (3) our ability to continue certain lending and franchising activities prior to the closing of the proposed merger. Parent indicated in this letter that it was prepared to execute the proposed merger agreement, subject only to review of updated disclosure schedules to be attached thereto. Pursuant to our merger agreement with Wilbur Acquisition, on March 28, 2007, we advised representatives of Wilbur Acquisition, both orally and in writing, of this offer.

On March 28 and March 29, 2007, representatives from Wyrick Robbins and Lehman Brothers negotiated the terms of the proposed merger agreement with representatives of DLA Piper US LLP, legal counsel for Parent. Based upon those negotiations, Parent revised its offer to provide that the holders of Series B preferred stock would receive $25.44 per share if the merger is completed on or before June 30, 2007 and $25.38 if the merger is completed after June 30, 2007, but prior to September 30, 2007. These amounts correspond to the redemption amounts for the Series B preferred stock set forth in our articles of incorporation that would apply in certain change of control transactions (but which were not by their terms applicable to the proposed merger transaction with Parent). Parent also agreed that it would reimburse us for the $20.0 million Wilbur break-up fee, consisting of an $11.0 million termination fee and $9.0 million of expenses, subject to a right of repayment under certain circumstances as specified in the merger agreement.

On March 29, 2007, the Special Committee held a meeting as well as convened a meeting with our full board of directors to further consider the proposal from Parent. Representatives of Wyrick Robbins, Lehman Brothers, Hunton & Williams, JF Capital Advisors and members of our management also participated in the meetings. Wyrick Robbins and Lehman Brothers provided an update on the status of the proposed merger agreement with Parent. Wyrick Robbins also reviewed in detail with the Special Committee its obligations under the merger agreement with Wilbur Acquisition and under North Carolina law. Lehman Brothers delivered its oral opinion (subsequently confirmed in writing) that, as of such date, from a financial point of view, the consideration proposed to be paid to our common shareholders in the merger was fair to such shareholders. Considerable discussion concerning the merger with Parent then took place. After its deliberations, the Special Committee and our board of directors unanimously determined that the proposed merger with Parent was a superior proposal under the terms of the merger agreement with Wilbur Acquisition and authorized us to submit a superior proposal notice to Wilbur Acquisition, which would begin the process by which either Wilbur Acquisition could respond with a revised offer or the merger agreement with Wilbur Acquisition could be terminated. We submitted the superior proposal notice to Wilbur Acquisition later that day.

On April 2, 2007, we were contacted by representative of Wilbur Acquisition who informed us that Wilbur Acquisition would not be submitting a revised offer and were inquiring as to whether we wanted to terminate our merger agreement with them. Based upon that conversation, meetings of the Special Committee and our board of directors were called and held that afternoon. Representatives of Wyrick Robbins, Lehman Brothers, Hunton & Williams and JF Capital Advisors and members of our management also participated in the meetings. At those meetings, Wyrick Robbins and Lehman Brothers updated the Special Committee and our board of directors on their obligations under the merger agreement with Wilbur Acquisition and under North Carolina law. Lehman Brothers also confirmed its opinion that the consideration proposed to be paid to our common shareholders in the merger was fair to our common shareholders. After deliberations, the Special Committee and our board of directors unanimously determined that the proposed merger with Parent remained a superior proposal under the terms of the merger agreement with Wilbur Acquisition and authorized us to terminate the merger agreement with Wilbur Acquisition. The Special Committee also unanimously determined to recommend that our board of directors approve the merger, the merger agreement and the other transactions contemplated by the merger agreement with Parent. Upon such recommendation, our board of directors then unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement with Parent and declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of, our company and our shareholders and resolved to recommend that our common shareholders vote to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement. Certain of the factors considered by the board are described in greater detail under the heading “— Reasons for the Merger” beginning on page 34.

We submitted a notice to Wilbur Acquisition later that day terminating our merger agreement with them, which was countersigned by Wilbur Acquisition acknowledging that, subject to receipt of the Wilbur break-up fee, we had satisfied the termination procedures under such merger agreement. In connection with our termination of the merger agreement with Wilbur Acquisition, we wired $20.0 million, consisting of an $11.0 million termination fee and $9.0 million of expenses, to Wilbur Acquisition prior to the close of business on April 2, 2007.

After the market closed on April 2, 2007, we and WINN executed the merger agreement with Parent and Merger Subsidiary. We issued two press releases prior to the opening of the trading markets on April 3, 2007 announcing the termination of the merger agreement with Wilbur Acquisition and our entry into the merger agreement with Parent. On April 3, 2007, Parent reimbursed us for the $20.0 million Wilbur break-up fee in accordance with the terms of our merger agreement with Parent.

Recommendation of Our Board of Directors and the Special Committee

After careful consideration and upon the recommendation of the Special Committee, our board of directors, by unanimous vote, has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable, and in the best interests of, our company and our shareholders. Each of our board of directors and the Special Committee recommend that you vote “FOR” the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Reasons for the Merger

In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement to our common shareholders, each of our board of directors and the Special Committee consulted with our management, as well as the Special Committee’s outside legal and financial advisors and our outside legal and financial advisors, and considered a number of factors, including the following material factors which each of our board of directors and the Special Committee viewed as supporting its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement to our common shareholders:

•	the historically high multiples of EBITDA at which shares of our common stock and the stock of other public lodging REITs have been trading and the risk that such multiples might not continue to be sustained, and that as a result of a contraction in such multiples, the price of shares of our common stock might remain flat or decline regardless of any improvement in operating results we might achieve through the implementation of our strategic business plan;

•	the current and historical market prices of shares of our common stock, and the fact that the common share merger consideration of $15.00 per share of our common stock represented (1) a 9.4% premium over the closing price on February 21, 2007, the last trading day prior to the initial release of a public announcement that we had entered into a merger agreement with Wilbur Acquisition, (2) a 6.4% premium to the $14.10 price contained in the merger agreement with Wilbur Acquisition and (3) a 26.9% premium over the closing price on November 7, 2006, the date our board of directors formed the Special Committee to evaluate a potential strategic transaction;

•	the financial presentation of Lehman Brothers, including its opinion based upon and subject to the assumptions, qualifications and limitations stated in the opinion, that as of April 2, 2007, from a financial point of view, the $15.00 per share common share merger consideration to be offered to the holders of shares of our common stock pursuant to the merger agreement was fair to our common shareholders (see “— Opinion of Lehman Brothers” beginning on page 37);

•	the agreement by Parent to pay the preferred share merger consideration to the holders of our Series B preferred stock, which is equivalent to the redemption payment amounts for the Series B preferred stock set forth in our articles of incorporation;

•	the agreement by Parent to reimburse us for our payment of the $20.0 million Wilbur break-up fee;

•	based upon our business, operations, financial condition, strategy and prospects, as well as the risks involved in implementing our strategy and achieving those prospects, the nature of the lodging industry, and general industry, economic and market conditions, both on a historical and on a prospective basis, the premium represented by the common share merger consideration provided more value for our common shareholders on a current basis than the risk-adjusted value that continuing efforts to fulfill the goals set forth in the strategic business plan would offer;

•	the significant increase in recent years in the costs of maintaining public company status, as well as the substantial amounts of time and attention from members of our senior management to ensure compliance;

•	the fact that the all cash common share merger consideration will provide our common shareholders with immediate liquidity and certainty of value that is not subject to market fluctuations;

•	the high probability that the merger and the other transactions contemplated by the merger agreement would be completed, based on, among other things, the financial resources available to Parent and the absence of a financing condition in the merger agreement;

•	as discussed above under the heading “— Background of the Merger” beginning on page 25, in addition to the merger agreement, the efforts made by us and our advisors over the past several years to consider and evaluate a broad range of potential strategic transactions;

•	the terms and conditions of the merger agreement, which were reviewed by the Special Committee with our financial and legal advisors and the fact that such terms were the product of arm’s-length negotiations between the parties;

•	the ability under the merger agreement, under certain circumstances, to consider and respond to an unsolicited written bona fide takeover proposal, if, after consultation with their advisors, our board of directors or the Special Committee determines that such takeover proposal is reasonably likely to result in a superior proposal to the merger and the other transactions contemplated by the merger agreement;

•	the ability, under certain circumstances including a three-day waiting period, to terminate the merger agreement upon a determination that a competing, unsolicited proposal is and remains a superior proposal to the merger and the other transactions contemplated by the merger agreement, such determination being made by a majority of the disinterested members of our board of directors and the Special Committee, and the payment to Parent of a termination fee of $11.0 million, reimbursement of expenses up to $9.0 million and reimbursement of the $20.0 million Wilbur break-up fee (see “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fees and Expenses”); and

•	the merger, the merger agreement and the other transactions contemplated by the merger agreement are subject to the adoption and approval by the holders of at least a majority of our common stock.

Each of our board of directors and the Special Committee also considered the following potentially negative factors in its deliberations concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement:

•	after the announcement of the initial proposal by Parent, on March 12, 2007, the trading price of our common stock reached $15.46, and the common share merger consideration represents a 3.0% discount to such trading price;

•	as a result of the merger and the other transactions contemplated by the merger agreement, we would no longer exist as an independent public company and our shareholders would no longer participate in our growth;

•	the fact that an all cash transaction would be taxable to our common and Series B preferred shareholders for U.S. federal income tax purposes;

•	the possibility that the $11.0 million termination fee and reimbursement of expenses up to $9.0 million payable by us to Parent upon the termination of the merger agreement might discourage other potential bidders from making a competing bid to acquire us;

•	the possibility that if the merger is not completed under certain circumstances, we would be required to repay Parent the $20.0 million Wilbur break-up fee;

•	if the merger and the other transactions contemplated by the merger agreement are not consummated, we would have incurred significant expenses and employees would have expended extensive efforts to complete the merger and the other transactions contemplated by the merger agreement and would have experienced significant distractions, and, as a result, we might experience adverse effects on our operating results, ability to attract or retain employees, and our general competitive position;

•	some of our executive officers and directors have interests in the merger and the other transactions contemplated by the merger agreement that are in addition to their interests as shareholders (See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 43); and

•	the restrictions on the conduct of our business prior to the merger effective time, which require us to conduct our business in the ordinary course consistent with past practice, subject to specific limitations, might delay or prevent us from undertaking key acquisition and disposition activities, as well as other business opportunities that might arise pending completion of the merger and the other transactions contemplated by the merger agreement.

The foregoing discussion of the factors considered by our board of directors and the Special Committee is not intended to be exhaustive, but rather includes many of the material factors considered by our board of directors and the Special Committee. In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, each of our board of directors and the Special Committee did not quantify or assign any relative weights to the factors considered and individual directors might have given different weights to different factors. In the event the merger and the other transactions contemplated by the merger agreement are not completed for any reason, we expect to continue to pursue our strategic plan with the intention of delivering further improvement in our financial results and enhanced shareholder value.

Projected Financial Information

In the course of our exploration of strategic alternatives, we provided Lehman Brothers with certain projections, including business and financial projections regarding our future performance prepared by JF Capital Advisors in consultation with our management. Lehman Brothers performed a sensitivity analysis on our projections to derive a set of financial projections that it would use to evaluate the fairness of the merger consideration. Lehman Brothers discussed with our management and our management agreed with the appropriateness of the use of such financial projections in evaluating the fairness of the merger consideration. We have set forth below a summary of these financial projections. These projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, published guidelines of the SEC regarding forward-looking statements, or U.S. generally accepted accounting principles.

	2007	2008	2009	2010

Revenue	$197,995	$223,371	$232,858	$241,011
EBITDA	66,070	77,526	80,641	83,052
Capital Expenditures	17,194	11,007	9,347	9,669
($ in thousands)

While the financial estimates and assumptions underlying the projections were prepared in good faith by our management, no assurance can be made regarding future events. The estimates and assumptions underlying the projections involve judgments with respect to, among other things, future economic, competitive and financial market conditions and future business decisions that may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond our control and will be beyond the control of Parent and Merger Subsidiary.

Specifically, items or events which could have affected or may affect these projections include, without limitation, costs incurred by us in conjunction with this proposed merger, unanticipated property impairment costs, costs resulting from unforeseen natural disasters, delays in property developments due to weather, unforeseen conditions, litigation, labor shortages, scheduling problems with contractors, subcontractors or suppliers, and fluctuations in interest rates. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the financial information or that actual results will not be significantly higher or lower than projected. Such projections cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.

See “Cautionary Statement Regarding Forward-Looking Statements” on page 20.

These projections assume that we continue as a separate public company and would make independent decisions. The assumptions underlying these projections were based on such factors as historical trends and performance, industry expectations, and significant input from our management. No assurance can be given that such projected results will actually be achieved and you are cautioned not to place undue reliance on this information. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.

Neither we on the one hand nor Parent or Merger Subsidiary on the other hand intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect changes in general economic or industry conditions or the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. These projections are not included in this document in order to induce any common shareholder to vote in favor of the approval of the merger agreement or to acquire our securities.

Opinion of Lehman Brothers

The Special Committee retained Lehman Brothers to act as its financial advisor with respect to a possible sale, or other extraordinary transaction involving a change of control, of our company. The Special Committee selected Lehman Brothers based upon its qualifications, expertise and reputation. Lehman Brothers rendered its oral fairness opinion to the Special Committee and our board of directors and subsequently provided its written opinion, that based upon and subject to the assumptions, procedures followed, qualifications and limitations set forth in the opinion, as of April 2, 2007, from a financial point of view, the $15.00 per share of our common stock to be received by holders of shares of our common stock pursuant to the merger agreement was fair to our common shareholders.

THE FULL TEXT OF LEHMAN BROTHERS’ WRITTEN FAIRNESS OPINION, DATED APRIL 2, 2007, IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT. YOU SHOULD READ LEHMAN BROTHERS’ OPINION FOR A DISCUSSION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

Lehman Brothers’ opinion did not in any manner address our underlying business decision to proceed with the merger and does not constitute a recommendation to any of our common shareholders as how such shareholder should vote or act with respect to any matters relating to the merger. In addition, although Lehman Brothers participated in discussions with certain third parties, we did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from third parties with respect to the purchase of all or a part of our company. Lehman Brothers has consented to the inclusion of and references to its opinion in this proxy statement.

In arriving at its fairness opinion, Lehman Brothers reviewed and analyzed, among other things:

1. the merger agreement and the specific terms of the merger;

2. publicly available information concerning us that Lehman Brothers believed to be relevant to its analysis, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

3. financial and operating information with respect to our business, operations and prospects furnished by us to Lehman Brothers, including our financial projections prepared by JF Capital Advisors in consultation with our management;

4. trading history of our common stock for the past three years and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

5. a comparison of our historical financial results and present financial condition with those of other companies that Lehman Brothers deemed relevant;

6. a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

7. published estimates of third party research analysts with respect to our future financial performance; and

8. the results of our efforts to solicit indications of interest from interested parties with respect to a sale of our company.

In arriving at its fairness opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of our management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to our projections, upon our advice, Lehman Brothers assumed that our projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to our future financial performance and that we would perform substantially in accordance with such projections. However, for purposes of the analysis, Lehman Brothers performed a sensitivity analysis on our projections, which Lehman Brothers discussed with our management and our management agreed with the appropriateness of the use of such sensitized projections in performing the analysis.

In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of our properties and facilities and did not make or obtain any evaluations or appraisals of our assets or liabilities. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. In addition, Lehman Brothers expressed no view on the terms of the partnership agreement or the fairness of any consideration to be paid by Parent to holders of our Series B preferred stock and the WINN common units pursuant to the merger agreement.

In connection with the preparation and delivery of its fairness opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. None of us, WINN, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of our assets do not purport to be appraisals or to reflect the prices at which our assets actually may be sold.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its fairness opinion to the Special Committee and our board of directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ fairness opinion.

Historical Stock Price Trading Analysis

Lehman Brothers reviewed publicly available historical trading prices and volumes for shares of our common stock for the 12-month period between March 27, 2006 and March 27, 2007. Lehman Brothers also reviewed publicly available trading prices and volumes for our shares of common stock for November 5, 2006 (the date prior to receiving the initial indication of interest from affiliates of Wilbur Acquisition) and February 21, 2007 (the date of the public announcement of the merger with Wilbur Acquisition). In addition, Lehman Brothers compared the $15.00 per share of our common stock to be received by holders of shares of our common stock pursuant to the merger agreement to the average closing trading prices of our common stock during the 10-day, 30-day, 60-day, 90-day, and 180-day periods ending March 27, 2007, as well as the high and low closing share trading prices during the 52 week period ending March 27, 2007. The $15.00 per share offer price represents a premium to the historical trading prices of our common stock trading prices as follows:

	Closing Prices per	Premium to
	Share	Closing Prices

March 27, 2007	$14.93	0.47%
10-Day Average	$15.10	(0.66)%
30-Day Average	$14.48	3.59%
60-Day Average	$14.06	6.69%
90-Day Average	$13.89	8.00%
180-Day Average	$13.09	14.59%
52 Week High	$15.43	(2.79)%
52 Week Low	$10.10	48.51%
November 5, 2006	$11.94	25.63%
February 21, 2007	$13.71	9.41%

Comparable Company Analysis

To assess how the public market values shares of similar publicly traded companies, Lehman Brothers reviewed and compared specific financial and operating data relating to us with selected companies that Lehman Brothers deemed generally comparable to us. Lehman Brothers considered a number of criteria in selecting a universe of public lodging companies which it deemed to be generally comparable to us. None of the companies selected in the public trading multiples analysis is identical to us. The companies selected by Lehman Brothers were:

•	Ashford Hospitality Trust, Inc.

•	Equity Inns, Inc.

•	FelCor Lodging Trust, Inc.

•	Innkeepers USA Trust

For each comparable company, Lehman Brothers reviewed, among other things, enterprise values of the selected companies, calculated as equity market value (including common stock and partnership units) based on closing stock prices on March 27, 2007, plus debt, plus the liquidation preference amount of preferred shares, if any, less cash, as a multiple of estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as “EBITDA,” for calendar year 2007. Estimated financial data of the selected companies were based on publicly available financial information through the twelve months ended December 31, 2006 and publicly available research analysts’ estimates. Our financial data reflected our management’s estimate of financial performance for the calendar year 2007.

Lehman Brothers calculated a range consisting of mean, median, high and low EBITDA multiples for the selected companies and applied this range to our management’s estimate of 2007 EBITDA. The comparable company valuation methodology yielded an implied per share range for our company’s common stock of $11.55 to $13.99 as set forth in the table below:

	2007 EBITDA		Implied per Share
	Multiple		Common Stock Price

High	12.6	x	$13.99
Mean	11.9	x	$12.54
Median	11.8	x	$12.30
Low	11.4	x	$11.55

Because of the inherent differences between our business, operations, financial conditions and prospects and the business, operations, financial conditions and prospects of the selected companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning difference between our financial and operating characteristics and prospects and the financial and operating characteristics and prospects of selected companies that would affect the public trading values of each.

Comparable Transactions Analysis

Lehman Brothers conducted a comparable transaction analysis to assess how other similar transactions were valued within the lodging sector. Lehman Brothers considered a number of criteria in selecting transactions involving companies and portfolios of hotel assets in the lodging industry which Lehman Brothers deemed generally comparable to the merger. Lehman Brothers selected and analyzed publicly available information with respect to the following nine transactions within the lodging sector which were announced from January 2005 to March 2007:

Acquirer	Target

Morgan Stanley Real Estate Group	CNL Hotels & Resorts, Inc. (hotel portfolio)
Ashford Hospitality Trust, Inc.	CNL Hotels & Resorts, Inc. (hotel portfolio)
Hersha Hospitality Trust	Lodgeworks L.P. (hotel portfolio)
Westmont Hospitality Group, Inc.	Boykin Lodging Company
JER Partners	Jameson Inns, Inc.
The Blackstone Group	MeriStar Hospitality Corporation
Host Marriott Corporation	Starwood Hotels and Resorts (hotel portfolio)
JD Holdings, LLC	John Q. Hammons Hotels, L.P.
Sunstone Hotel Investors, Inc.	Renaissance Hotels and Resorts (hotel portfolio)

Lehman Brothers calculated, among other things, a range consisting of the high, low, mean and median EBITDA multiples for the comparable transactions and applied the range of multiples to our management’s estimate of 2007 EBITDA. Based upon transaction multiples, Lehman Brothers calculated the following range of implied share prices:

	EBITDA Multiple of		Implied per Share
	Selected Transactions		Common Stock Price

High	11.8	x	$12.34
Mean	11.1	x	$10.81
Median	11.2	x	$11.12
Low	9.7	x	$7.96

However, because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between our businesses, operations, financial condition and prospects, on the one hand, and the business, operations, financial condition and prospects of the companies and hotel assets included in the comparable transactions on the other hand, Lehman Brothers believed that it was inappropriate to, and therefore did not rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect our acquisition values and the acquisition values of such acquired companies and hotel assets.

In addition, Lehman Brothers analyzed the premium or discount paid by the acquirer in selected REIT transactions between $500 million to $2 billion over the period January 1, 2005 to March 27, 2007, in relation to the average closing market price of shares of the target’s common stock on the day prior to the announcement of the transaction and the average closing prices for the day prior and the 30-day prior closing prices of our common stock:

Acquirer	Target REIT

Brookfield Asset Management, Inc.	The Mills Corporation
JPMorgan Asset Management	Columbia Equity Trust, Inc.
The GEO Group, Inc.	CentraCore Property Trust
Babcock & Brown Limited	BNP Residential Properties, Inc.
Morgan Stanley Real Estate Group	Glenborough Realty Trust Incorporated
Westmont Hospitality Group, Inc.	Boykin Lodging Company
LBA Realty Fund LP	Bedford Property Investors, Inc.
Magazine Acquisition Group, LLC	Town and Country Trust
DRA Advisors, LLC	CRT Properties, Inc.
The Lightstone Group, LLC	Prime Group Realty Trust

This analysis resulted in the following range of implied share prices for each share of common stock:

	Premium to Day Prior to
	Announcement	Premium to 30-Day

High	$20.78	$21.13
Mean	$17.63	$17.59
Median	$17.04	$17.09
Low	$16.15	$15.80

Because the market conditions, rationale and circumstances surrounding each of the transactions were specific to each transaction and because of the inherent differences between our businesses, operations, financial condition and prospects and those of the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect our acquisition values and those of such acquired companies.

Sum of the Parts

Given that we own a diverse base of assets, which may also be in various stages of cash flow stabilization, Lehman Brothers performed a sum of the parts analysis based upon valuing each component of our business using a range of forward EBITDA multiples applied to our management’s estimate of EBITDA for the calendar year 2007. For our core portfolio of hotel properties, Lehman Brothers utilized a multiples range of 11.0x — 12.0x. Our acquisition and development assets were valued utilizing a range of multiples applied to our development costs or acquisition prices, as applicable. Our remaining assets were valued utilizing a range of multiples applied to the par value of those assets. Additionally, Lehman Brothers analyzed various scenarios, including but not limited to, evaluating specific development pipeline opportunities. The sum of the parts multiples valuation methodology yielded a range of implied equity value per share range for our common stock of $12.58 to $15.46. Lehman Brothers noted that the $15.00 per share or unit offered in the merger falls within this range.

These ranges of forward EBITDA multiples were derived taking into account the range of implied forward EBITDA trading multiples for the comparable public companies listed in the “Comparable Companies Analysis.” Additionally, Lehman Brothers analyzed various scenarios associated with other specific development pipeline opportunities identified by us.

Discounted Cash Flow Analysis

Given that we own a diverse base of assets, which may also be in various stages of cash flow stabilization, Lehman Brothers performed a sum of the parts discounted cash flow analysis to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that we could generate over fiscal years 2007 through 2010. For our core portfolio of hotel properties, Lehman Brothers utilized a terminal valuation range in 2010 based upon a forward multiples range of 9.0x to 11.0x. Projected cash flows and terminal values were then discounted to present value using discount rates ranging from 9.0% to 10.0%. For our development and New York acquisition projects, Lehman Brothers utilized a terminal valuation range in 2010 based upon a forward multiples range of 10.0x to 12.0x. Projected cash flows and terminal values were then discounted to present value using discount ranges ranging from 9.5% to 10.5%. For our remaining assets, Lehman Brothers valued at various multiples of par.

These ranges of forward EBITDA multiples and discount rates were derived, in the case of forward EBITDA multiples, taking into account the range of implied forward EBITDA trading multiples for the comparable public companies listed in the “Comparable Companies Analysis” and, in the case of discount rates, taking into account our weighted average cost of capital. Additionally, Lehman Brothers analyzed various scenarios associated with other specific development pipeline opportunities identified by us. The discounted cash flow valuation methodology yielded an implied per share range for our common stock of $8.98 per share to $13.27 per share. Lehman Brothers noted that the $15.00 per share offered in the merger is above this range.

Lehman Brothers’ Activities and Arrangements with Us

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Lehman Brothers may actively trade in our debt or equity securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Under our engagement letter with Lehman Brothers, we agreed to pay Lehman Brothers opinion fees totaling $2.8 million which were payable in cash upon delivery of their opinions. We also agreed to pay Lehman Brothers a fee of $500,000 payable upon the consummation of the merger. We also paid Lehman Brothers a retainer fee of $100,000 on January 18, 2007, which was the 45th day following the execution of such engagement agreement. In addition, Lehman Brothers’ engagement letter entitles it to reimbursement of reasonable and documented out-of-pocket expenses up to $25,000 and to indemnification by us for certain liabilities that may arise out of Lehman Brothers’ engagement and its rendering of the fairness opinion.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendations of our board of directors and the Special Committee in connection with the merger, the merger agreement and the other transactions contemplated by the merger agreement, holders of our common stock should be aware that, as described below, each of our executive officers and directors have interests in, and will receive benefits from, the merger and the other transactions contemplated by the merger agreement that differ from, or are in addition to, and therefore may conflict with, the interests of our shareholders generally. These additional interests are described below. In addition, the number of shares of our common stock beneficially owned by our directors and executive officers, as of May 1, 2007, appears below under the section captioned “Security Ownership Of Certain Beneficial Owners And Management” on page 71. Each of our board of directors and the Special Committee is aware of these interests and considered them in approving the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Stock Options

Our directors, other than Robert W. Winston, III, each hold options to purchase 2,000 shares of our common stock, all of which are vested and exercisable. In accordance with the terms of the merger agreement, any unexercised options to purchase shares of our common stock held by these directors as of the merger effective time will be terminated in exchange for payment of an amount in cash equal to the option merger consideration.

Restricted Share Awards

Restricted share awards issued to our directors and executive officers as long-term incentive compensation are subject to forfeiture if certain vesting requirements are not satisfied. In accordance with the terms of the merger agreement, immediately prior to the merger effective time, all outstanding restricted share awards that remain unvested automatically will become fully vested and free of any forfeiture restrictions and the restricted shares will be treated under the merger agreement in the same manner as our other shares of common stock, including receipt of the common share merger consideration.

Our directors and executive officers will be entitled to receive the following amounts (based on the common share merger consideration and the option merger consideration, as applicable) with respect to their existing options to purchase shares of our common stock and unvested restricted shares:

	Stock Option	Restricted Share
Directors and Executive	Amounts(1)	Amounts(2)
Officers:	($)	($)

Robert W. Winston, III	$—	$1,786,005	(3)
Joseph V. Green	—	1,655,985	(3)
Kenneth R. Crockett	—	1,495,965	(3)
Brent V. West	—	421,215	(3)
James P. Frey	—	330,420	(3)
Charles M. Winston	11,250	51,000
Thomas F. Darden, II	11,250	51,000
Richard L. Daugherty	11,250	51,000
Edwin B. Borden, Jr.	11,250	51,000
David C. Sullivan	11,250	51,000
All directors and executive officers as a group (10 persons)	$56,250	$5,944,590

(1)	Calculated by multiplying (i) the aggregate number of unexercised stock options held as of May 1, 2007 by (ii) $5.625, which is the amount that by which $15.00 exceeds the option exercise price.

(2)	Calculated by multiplying (i) the aggregate number of unvested shares of restricted stock held as of May 1, 2007 by (ii) $15.00.

(3)	These executive officers have deferred ownership of, and tax obligations on the value of, these unvested restricted shares through the Winston Hotels, Inc. Executive Deferred Compensation Plan. All unvested restricted shares held in the Executive Deferred Compensation Plan for the benefit of these executive officers will become fully vested immediately prior to the merger effective time.

WINN common units

At the merger effective time, each WINN common unit that is issued and outstanding immediately prior to the merger effective time will be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to the common unit consideration.

As of May 1, 2007, Robert W. Winston, III, our chief executive officer, beneficially owned 1,019,524 WINN common units, all of which are held by Cary Suites, Inc., for which Robert W. Winston, III serves as sole officer and director and as such, has voting and dispositive power over these WINN common units. Cary Suites, Inc. is owned 29.1% by Robert W. Winston, III, 20.8% by his wife, III, 31.5% by Charles M. Winston, the father of Robert W. Winston, III, and his wife, 17.9% by trusts for the benefit of the children of Robert W. Winston, III, and 0.7% by his sister. Pursuant to the merger agreement, Robert W. Winston, III and his affiliates (which, for purposes of this discussion, includes his wife and the trusts for the benefit of his children) will receive aggregate consideration of $10,368,555 in exchange for their WINN common units.

As of May 1, 2007, our chairman, Charles M. Winston, beneficially owned (i) 105,643 WINN common units directly, (ii) 109,516 WINN common units held by WJS — Perimeter, Inc., a corporation owned 33.33% by Charles M. Winston, and (iii) 320,798 WINN common units held by Cary Suites, Inc., which represents the pro rata ownership interest in Cary Suites, Inc. held by Charles M. Winston and his wife. Pursuant to the merger agreement, Charles M. Winston and his wife will receive aggregate consideration of $8,039,355 in exchange for an amount of WINN common units representing their direct holdings and pro rata ownership interest in other entities.

Change in Control Employment Agreements

The merger will represent a “change in control” under our restricted share award agreements as well as the employment agreements that we have entered into with Robert W. Winston, III and Messrs. Green, Crockett, West and Frey. Various change in control payments will be triggered as a result of the merger.

Under the terms of the change in control employment agreements, as amended, that we have entered into with each of these executive officers, if a change in control (which would include the merger) occurs and within one year from the date of such change in control, the employment of the executive officer is terminated without “cause” by us, or in the event that the executive officer terminates his or her employment for “good reason” (each as defined in the applicable change in control employment agreements):

•	we or our successor must pay such executive officer all accrued compensation and any prorated share of his annual bonus for the year of employment termination;

•	we or our successor must pay such executive officer a severance payment in a lump sum on the date of termination equal to (a) three times the then existing annual compensation of Messrs. Winston, Green and Crocket and (b) one and a half times the then existing annual compensation of Messrs. West and Frey plus a bonus equal to 100% of such executive’s then existing annual compensation (provided, however, that in no case can the amount used for such annual compensation or bonus be less than those amounts immediately prior to the change in control);

•	all of such executive officer’s restricted shares will vest immediately;

•	we or our successor must pay such executive officer a lump sum amount equal to any and all amounts contributed to a pension or retirement plan which such executive officer is entitled to under the terms of such plans; and

•	such executive officer will be eligible for certain continued benefits (including, without limitation, medical, dental, vision, disability, life and accidental death) for one year after the date of termination.

At the closing, we will enter into non-competition agreements with each of Messrs. Winston, Green and Crockett, whereby these executive officers will agree to not (i) compete with us or our successor for a period of 3 years after termination of such executive officer’s employment with us and (ii) solicit, recruit or induce for employment any officer or non-clerical employee that is currently employed, or employed at any time during the 12 month period preceding such executive officer’s termination, by us or our successor, for a period of 2 years after termination of such executive officer’s employment with us, in exchange for the following consideration: Mr. Winston ($910,000); Mr. Green ($630,000) and Mr. Crockett ($600,000). The amounts set forth in the preceding sentence, will reduce, on a dollar-for-dollar basis, the severance payment that such executive officer would otherwise be entitled to under his employment agreement.

Under the terms of the merger agreement, at the closing of the merger, we or our successor must pay Messrs. Winston, Green, Crocket, West and Frey their respective severance payments referenced above (including the consideration to be received under the non-competition agreements), regardless of whether such executive officer’s employment is terminated within one year from the date of such change in control without “cause” by us, or the executive officer terminates his or her employment for “good reason.”

Executive Deferred Compensation Plan

Each of Messrs. Winston, Green, Crocket, West and Frey is a participant in the Winston Hotels, Inc. Executive Deferred Compensation Plan, or the Deferred Compensation Plan. The Deferred Compensation Plan permits these executive officers to defer up to 80% of their salary, bonus or stock awards. Under the Deferred Compensation Plan, both pre-tax contributions and their respective earnings remain tax deferred until withdrawn through plan benefit payments. We provide no matching contributions under the Deferred Compensation Plan.

At the merger effective time, cash contributions made to the Deferred Compensation Plan by Messrs. Winston, Green, Crocket, West and Frey, and all related earnings thereon, will be distributed to such executive officer and all shares of restricted common stock held in the Deferred Compensation Plan for the benefit of such executive officer (including the unvested restricted shares described above in “— Restricted Share Awards”) will be canceled in exchange for the common share merger consideration.

Indemnification and Insurance

The merger agreement provides that we, and following the merger and the other transactions contemplated by the merger agreement, the surviving entity and Parent, will indemnify and hold harmless any person who is a director or executive officer of our company or any of our subsidiaries to the same extent as currently provided in our charter and bylaws. The merger agreement further provides that the surviving entity will maintain the current policies of directors’ and officers’ liability insurance maintained by us or our subsidiaries for a period of six years following the closing of the merger and the other transactions contemplated by the merger agreement. For a more complete discussion of these provisions of the merger agreement, see the section captioned “The Merger Agreement — Indemnification of Directors and Officers” on page 63 of this proxy statement.

Special Committee Compensation

Each member of the Special Committee is entitled to receive $1,000 per special committee meeting attended. Such compensation is not conditioned upon the completion of any transaction, including the merger and the other transactions contemplated by the merger agreement.

Arrangements with Parent

As of the date of this proxy statement, no member of our management has entered into any agreement, arrangement or understanding with Parent or its affiliates regarding employment with the surviving entity or any other commercial arrangements following the merger effective time. Parent has informed us that it is the present intention of Parent or its affiliates to seek to enter into commercial arrangements with certain members of our existing management team after the merger and the other transactions contemplated by the merger agreement are completed. Certain members of our management currently are engaged in discussions with Parent or its affiliates regarding potential commercial arrangements. Although we believe that certain members of our management team may enter into new arrangements with Parent or its affiliates regarding potential commercial arrangements, such matters are subject to further negotiations and discussion and no terms or conditions have been finalized as of the date of this proxy statement. Any such new arrangements are expected to be entered into at or prior to the completion of the merger and the other transactions contemplated by the merger agreement.

Litigation Relating to the Merger

On March 5, 2007, a lawsuit styled Whitney v. Winston Hotels, Inc.,, et al. (Case No. 07-CVS-3449), was filed in Superior Court in Wake County, North Carolina, naming us, the individual members of our board of directors, Wilbur Acquisition and Wilbur Subsidiary as defendants. On April 5, 2007 we filed a notice of designation requesting that the lawsuit be designated as a mandatory complex business case and moved to the North Carolina Business Court. This request was granted on April 11, 2007. On May 2, 2007, the plaintiffs filed an amended lawsuit, adding Parent and Merger Subsidiary as defendants. The lawsuit seeks class action status and generally alleges that members of our board of directors breached fiduciary duties to our shareholders by entering into the merger agreement and by allegedly failing to disclose certain information, and that Parent, Merger Subsidiary, Wilbur Acquisition and Wilbur Subsidiary aided and abetted the other defendants’ alleged fiduciary breaches. The lawsuit seeks a variety of equitable and injunctive relief, including enjoining defendants from completing the merger, declaring the termination fee for not completing the merger to be unfair and enjoining the payment of such fee, and awarding pre-and post judgment interest, attorney’s fees, expert fees and other costs incurred by the plaintiffs. We deny the material allegations of the lawsuit and intend to vigorously defend the action.

Regulatory Approvals

No material federal or state regulatory approvals are required to be obtained by us or the other parties to the merger agreement in connection with the merger and the other transactions contemplated by the merger agreement. To effect the merger, however, we must file a certificate of merger and articles of merger with the DE Secretary and the NC Secretary, respectively, and such certificate of merger and articles of merger must be accepted for record by the DE Secretary and the NC Secretary, respectively.

Fees and Expenses

We estimate that our company will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, totaling approximately $8.0 million, assuming the merger and the other transactions contemplated by the merger agreement are completed. In the event the merger and the other transactions contemplated by the merger agreement are completed, Parent will assume these fees and expenses on behalf of the surviving entity, to the extent they have not been paid.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the merger to holders of our common stock and Series B preferred stock whose shares are surrendered in the merger in exchange for the right to receive the common share merger consideration or preferred share merger consideration (collectively for the purposes of this tax discussion, the “merger consideration”). The summary discusses the material United States federal income tax consequences that holders of our common stock should take into account in determining whether to vote for or against the merger, is for general information only, and is not tax advice. This summary is based on the Code, applicable Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”) concerning the tax treatment of the merger, and the statements in this proxy statement are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This summary assumes that our stock is held as a capital asset within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. Thus, the tax treatment to a specific shareholder may vary depending upon the shareholder’s particular situation. In addition, this summary does not address the tax treatment of special classes of holders of our stock, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	REITs;

•	mutual funds;

•	cooperatives;

•	S corporations electing under Code section 1361;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the United States dollar;

•	persons holding shares of our stock as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale;

•	United States expatriates;

•	persons subject to the alternative minimum tax;

•	holders who acquired our stock through the exercise of employee stock options or warrants or otherwise as compensation; and

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code.

This summary also does not discuss any state, local, foreign or other tax considerations.

If any entity that is treated as a partnership for United States federal tax purposes holds shares of our stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal tax purposes and that entity holds shares of our stock, you should consult your tax advisor.

For purposes of this section, a “U.S. holder” means a beneficial owner of shares of our stock that is for United States federal income tax purposes one of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust (A) the administration of which is subject to the primary supervision of a United States court, if one or more United States persons have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated; or

•	an estate the income of which is subject to United States federal income taxation regardless of its source.

As used in this section, a “non-U.S. holder” means a beneficial owner of shares of our stock that is an individual, corporation, estate or trust that is not a U.S. holder as described in the bullets above.

Consequences of the Merger to Us

For United States federal income tax purposes, we will treat the merger as if we had sold all of our assets to Parent in exchange for the merger consideration, the option merger consideration and the Wilbur break-up fee and then made a liquidating distribution of the merger consideration to our stockholders in exchange for shares of our stock.

Consequences of the Merger to U.S. Holders of Our Stock

The receipt of cash by U.S. holders in exchange for shares of our stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder of our stock will recognize gain or loss for United States federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for our stock; and

•	the U.S. holder’s adjusted tax basis in our stock.

Gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. Assuming that the shares constitute capital assets in the hands of the U.S. holder, gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the merger the shares have been held for more than one year. A U.S. holder taxed at individual rates will be subject to tax on net long-term capital gain at a maximum federal income tax rate of 15%. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. A U.S. holder who has held our stock for six months or less at the time of the merger and who recognizes a loss on the exchange of our stock in the merger will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, plus such holder’s share of any designated retained capital gains, with respect to such shares of stock.

The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. holders are advised to consult with their own tax advisors with respect to their applicable tax rate(s) and liability for capital gain.

Consequences of the Merger to Non-U.S. Holders of Our Stock

The United States federal income tax consequences of the merger to a non-U.S. holder will depend on various factors, including whether the receipt of the merger consideration is taxed under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA”, governing sales of REIT shares or whether the receipt of the merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs could apply because, for United States federal income tax purposes, the merger will be treated as a sale of our assets followed by a liquidating distribution from us to our shareholders of the merger consideration. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. holders, and non-U.S. holders should consult with their tax advisors regarding the possible application of those provisions.

Distribution of Gain from the Disposition of United States Real Property Interests.  It is likely that the merger consideration received by a non-U.S. holder will be subject to tax under Section 897(h)(1) of the Code as a distribution from us that is attributable to gain from the deemed sale of our United States real estate assets (which are treated as “United States real property interests” under FIRPTA) in the merger, and not as a sale of shares of our stock. If that characterization were respected, then such distribution would be taxed under FIRPTA, unless a special exception (the “5% Exception,” discussed below) applies. If the distribution were taxed under FIRPTA, the gain recognized by a non-U.S. holder generally would be subject to United States federal income tax (in the same manner as a U.S. holder) to the extent attributable to gain from the sale of our real estate assets. The 5% Exception is applied to shares of stock on a class-by-class basis, and would apply to a non-U.S. holder of our shares of stock so long as (i) the class of our stock is regularly traded on an established securities market located in the United States, and (ii) the non-U.S. holder does not own more than 5% of that class of stock at any time during the one-year period ending on the date of the merger. We believe that our common stock and Series B preferred stock are regularly traded on an established securities market in the United States as of the date of this proxy statement. If the 5% Exception were to apply to a non-U.S. holder, the FIRPTA tax would not apply, but we would be required to withhold 10% of the value of the merger consideration paid to the non-U.S. holder, as described below.

Taxable Sale of Shares.  It is possible that the receipt of the merger consideration will be treated as a sale of shares of our stock for purposes of FIRPTA. Subject to the discussion of United States real property interests below, if the merger is treated as a taxable sale of shares of our stock, a non-U.S. holder should not be subject to United States federal income tax on any gain or loss from the merger unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or (iii) the non-U.S. holder’s shares of our stock constitute a “United States real property interest” under FIRPTA.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States generally will be subject to United States federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by United States source capital losses. In addition, non-U.S. holders may be subject to applicable alternative minimum taxes.

If a non-U.S. holder’s shares of our stock constitute a “United States real property interest” under FIRPTA, such holder will be subject to United States federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. holder. A non-U.S. holder’s shares of our stock generally will not constitute a United States real property interest if (i) we are a “domestically controlled qualified investment entity” at the time of the merger, or (ii) both (A) that class of stock is regularly traded on an established securities market at the date of the merger and (B) the non-U.S. holder owns (actually or constructively under the attribution rules provided in Section 897(c)(6)(C) of the Code) 5% or less of the total fair market value of that class of stock at all times during the shorter of (a) the five-year period ending with the merger effective time and (b) such non-U.S. holder’s holding period for the shares being exchanged for the merger consideration. As discussed above, we believe our common stock and Series B preferred stock are regularly traded on an established securities market as of the date of this proxy statement. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the time of the merger if non-U.S. holders held directly or indirectly less than 50% in value of our stock at all times during the preceding five years. No assurances can be given that the actual ownership of our stock has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the time of the merger. Non-U.S. holders should consult their tax advisors regarding the possible FIRPTA tax consequences to them of the merger.

Income Tax Treaties.  If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

United States Withholding Tax under FIRPTA.  As described above, it is unclear whether the receipt of the merger consideration will be treated as a distribution from us that is attributable to gain from the deemed sale of our United States real estate assets in the merger or as a sale of shares of our stock. Accordingly, we intend to withhold United States federal income tax at a rate of 35% from the portion of the merger consideration that is, or is treated as, attributable to gain from the sale of United States real property interests and paid to a non-U.S. holder unless such holder qualifies for the 5% Exception, in which case we intend to apply a United States federal income tax withholding rate of 10% to the merger consideration paid to the non-U.S. holder. Non-U.S. holders should note that the sale of our stock prior to the time of the merger may not be subject to withholding under FIRPTA, provided their class of our stock continues to be regularly traded on an established securities market. Accordingly, non-U.S. holders are urged to consult their tax advisors regarding the withholding and tax consequences of selling their stock prior to the time of the merger as compared with the withholding and tax consequences of exchanging their shares in the merger for the merger consideration.

A non-U.S. holder may be entitled to a refund or credit against the holder’s United States tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisors regarding withholding tax considerations.

Information Reporting and Backup Withholding

Backup withholding, presently at a rate of 28%, and information reporting may apply to the merger consideration received pursuant to the exchange of our stock in the merger. Backup withholding will not apply, however, to a holder who

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9;

•	in the case of a non-U.S. holder, furnishes an applicable IRS W-8 series form; or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax. It may be credited against the holder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS. Holders of our stock should consult their tax advisors to ensure compliance with the procedures for exemption from backup withholding.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER. THEREFORE, HOLDERS OF OUR STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

THE MERGER AGREEMENT
(PROPOSAL NO. 1)

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Exhibit A and which we incorporate by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you.

The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the merger and the other transactions contemplated by the merger agreement, we do not intend for its text to be a source of factual, business or operational information about us. The merger agreement contains representations, warranties and covenants that are qualified and limited, including by information in the schedules referenced in the merger agreement that the parties delivered in connection with the execution of the merger agreement. Representations and warranties may be used as a tool to allocate risks between the parties to the merger agreement, including where the parties do not have complete knowledge of all facts, rather than establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to shareholders. These representations and warranties do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. As shareholders, you are not third party beneficiaries of the merger agreement and therefore may not directly enforce or rely upon its terms and conditions and you should not rely on its representations, warranties or covenants.

Structure

The Merger

At the merger effective time, we will merge with and into Merger Subsidiary, with Merger Subsidiary surviving the merger and continuing to exist as a wholly owned subsidiary of Parent. All of our properties, assets, rights, privileges, immunities, powers and purposes, and all of our liabilities, will become those of the surviving entity. The parties to the merger agreement are obligated to use their reasonable best efforts to cause our common stock and Series B preferred stock to be delisted from the NYSE and deregistered under the Exchange Act following the completion of the merger and the other transactions contemplated by the merger agreement, so that they will no longer be publicly traded.

As permitted by the merger agreement, the merger agreement may be amended to the extent an alternative structure for the merger or any of the other transactions contemplated by the merger agreement will provide incremental tax benefits to Parent or Merger Subsidiary or their investors, so long as the alternative structure would not reasonably be expected to have a material adverse effect on Parent, the merger or any of the other transactions contemplated by the merger agreement and would not adversely affect, in any respect, the common share merger consideration, the preferred share merger consideration, the option merger consideration or the common unit consideration.

Purchase of WINN common units

At the merger effective time, Parent will purchase 100 common units of WINN. Following the unit purchase and consummation of the merger and the other transactions contemplated by the merger agreement, the surviving entity will be the sole general partner of WINN and Parent will become its sole limited partner.

Merger Effective Time

The merger effective time will occur under all applicable laws upon (i) the time that the certificate of merger and articles of merger have been accepted for record by the DE Secretary and the NC Secretary, respectively, or (ii) such later time which the parties to the merger agreement have agreed upon and designated in such filings in accordance with the DLLCA and the NCBCA, but not to exceed 30 days after the certificate of merger and articles of merger are accepted for record by the DE Secretary and the NC Secretary, respectively. The closing will occur as promptly as practicable (but in no event later than the third business day) after all of the conditions set forth in the merger agreement (other than those conditions which by their terms are required to be satisfied or waived at the closing, but subject to the satisfaction or waiver thereof) have been satisfied or waived, or such other date as the parties may agree in writing.

Organizational Documents

At the merger effective time, the certificate of formation and limited liability company agreement of Merger Subsidiary, as in effect immediately prior to the merger effective time, will be the certificate of formation and limited liability company agreement of the surviving entity.

Manager and Officers

The manager and officers of Merger Subsidiary immediately prior to the merger effective time will be the manager and officers of the surviving entity.

Treatment of Stock, Partnership Units, Options and Restricted Shares

Common Stock

At the merger effective time, each share of our common stock issued and outstanding immediately prior to the merger effective time (other than shares held by our subsidiaries or Parent or any of its subsidiaries, which will be automatically canceled and retired and cease to exist with no payment being made with respect thereto) will be automatically converted into the right to receive $15.00 in cash, without interest, less any required withholding taxes.

In addition, we have also agreed that we will not pay dividends on our common stock until the merger effective time. We also agreed to take all actions necessary to terminate our dividend reinvestment plan effective as soon as possible after April 2, 2007.

Preferred Stock

Each share of our Series B preferred stock outstanding immediately prior to the merger effective time will automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to the sum of (i) $25.44 (if the merger effective time occurs on or prior to June 30, 2007) or $25.38 (if the merger effective time occurs after June 30, 2007 and on or prior to September 30, 2007), without interest, plus (ii) any accrued and unpaid dividends as of the merger effective time.

WINN common units

At the merger effective time, each WINN common unit issued and outstanding immediately prior to the merger effective time will automatically be converted into, and canceled in exchange for, the right to receive an amount in cash equal to $15.00 multiplied by the conversion factor for WINN common units set forth in WINN’s amended and restated agreement of limited partnership, without interest, less any required withholding taxes. Currently, the conversion factor is 1.0. Accordingly, unless the conversion factor is amended prior to the merger effective time, each WINN common unit will be canceled and converted into the right to receive an amount in cash equal to $15.00, without interest.

WINN Preferred Units

Each Series B preferred unit of partnership interest in WINN issued and outstanding immediately prior to the merger effective time will be automatically canceled and retired and shall cease to exist and no payment will be made with respect to the Series B preferred units of partnership interest.

Stock Options and Restricted Share Awards

Not later than the earlier of the time at which we give notice of the merger and the other transactions contemplated by the merger agreement to our shareholders and the date that is 30 days prior to the merger effective time, we will notify each holder of options to purchase our common stock of the merger and that all of their options that are unvested automatically will become fully vested at the merger effective time, and, if not exercised at that time, all vested options will terminate. Each holder of an option that terminates at the merger effective time will be entitled to receive, in respect of each such terminated stock option, an amount in cash, without interest and less applicable withholding taxes, equal to the excess, if any, of $15.00 over the exercise price of such stock option (i.e., the option merger consideration). Payment of the option merger consideration to each of the holders of our outstanding stock options entitled thereto will be made as soon as practicable after the merger effective time.

Each restricted stock award outstanding immediately prior to the merger effective time that is unvested will automatically vest and become free of any forfeiture restrictions and will be treated like a share of our common stock. Accordingly, each share of restricted stock outstanding immediately prior to the merger effective time will be converted into the right to receive $15.00 in cash, without interest and less applicable withholding taxes.

All of our equity plans will terminate at the merger effective time.

No Further Ownership Rights

After the merger effective time, each of our outstanding common stock certificates and Series B preferred stock certificates and each WINN common unit will represent only the right to receive the common share merger consideration, preferred share merger consideration or the common unit consideration, as applicable. The common share merger consideration, preferred share merger consideration and common unit consideration paid upon surrender of each certificate or unit will be paid in full satisfaction of all rights pertaining to the shares of our common stock or Series B preferred stock or the WINN common units represented by that certificate.

Exchange and Payment Procedures

At the merger effective time, Parent will deposit, or cause to be deposited, with a paying and exchange agent, reasonably acceptable to us, cash in an amount necessary to pay all of the common share merger consideration, preferred share merger consideration, option merger consideration and common unit consideration. As soon as reasonably practicable (and in no event more than five business days after the merger effective time), Parent will cause the paying agent to send a letter of transmittal and instructions to you. The letter of transmittal and instructions will tell you how to surrender your stock certificates, if any, in exchange for the common share merger consideration, preferred share merger consideration or common unit consideration, as applicable.

You should not return your stock certificates, if any, with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the common share merger consideration, preferred share merger consideration or common unit consideration, as applicable, until you surrender your certificate or certificates, if any, to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as Parent or the paying agent may reasonably require. The common share merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of Parent that such stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, the surviving entity and Parent will be entitled to deduct and withhold any applicable taxes from the common share merger consideration. At the merger effective time our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock.

None of the paying agent, Merger Subsidiary, Parent, WINN or the surviving entity will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the common share merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock, Series B preferred stock and holders of WINN common units for 12 months after the merger effective time will be delivered to Parent. Holders of shares of our common stock, Series B preferred stock or WINN common units who have not surrendered their shares or units within 12 months after the merger effective time may only look to the surviving entity or Parent for the payment of the their respective merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you are entitled to receive the common share merger consideration, you may be required to make an affidavit of that fact and to post a bond in the form and amount reasonably required by Parent as indemnity against any claim that may be made against Parent on account of the alleged loss, theft or destruction of such certificate.

Representations and Warranties

We and WINN each, jointly and severally, make customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure letter delivered in connection therewith. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and power and authority to carry on the businesses of each of us, WINN, our other subsidiaries and other entities in which we own certain equity interests (which we refer to as our “joint ventures”);

•	our charter and bylaws and the similar organizational documents of WINN, our other subsidiaries and certain of our joint ventures;

•	entities in which we own equity interests, their jurisdictions of organization, the percentage of the outstanding equity interests that is held by us or any of our subsidiaries and the absence of any encumbrances on our ownership of the equity interests of such subsidiaries;

•	our and WINN’s power and authority to enter into, and perform our and WINN’s obligations under, the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•	the absence, of conflicts with, or breaches or violations of, our, WINN’s, our other subsidiaries, or certain of our joint ventures’ organizational documents, and laws, permits and certain contracts applicable to us, WINN, our other subsidiaries and our joint ventures as a result of entering into the merger agreement or performing our or their respective obligations under the merger agreement;

•	the enforceability of the merger agreement against us and WINN;

•	our capitalization and the capitalization of WINN;

•	our SEC filings and the financial statements contained therein since January 1, 2002 and our material correspondence with the SEC since January 1, 2004;

•	our and our subsidiaries’ intellectual property;

•	personal property owned and leased by us and our subsidiaries and title to assets;

•	real property owned and leased by us, our subsidiaries and our joint ventures; our, our subsidiaries’ and our joint ventures’ leases, ground leases, space leases, franchises, licenses, satellite agreements, franchise development agreements, area development agreements and development incentive agreements;

•	our, our subsidiaries’ and our joint ventures’ management agreement documents;

•	unexpired option agreements or rights of first refusal with respect to any of our subsidiaries’ and our joint ventures’ properties;

•	tax matters affecting us and our subsidiaries;

•	employment matters affecting us and our subsidiaries, including matters relating to our employee benefit plans;

•	possession of all permits necessary to operate our, our subsidiaries’ and our joint ventures’ properties and carry on our, our subsidiaries’ and our joint ventures’ business and the absence of any conflict with, or default, breach or violation of, applicable laws or such permits;

•	consents and approvals of governmental entities required as a result of the merger and the other transactions contemplated by the merger agreement;

•	our, our subsidiaries’ and our joint ventures’ compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002;

•	the absence of certain charges and events since December 31, 2006;

•	our, our subsidiaries’ and our joint ventures’ material contracts and the absence of any breach or violation of, or default under, any material contract;

•	our and our subsidiaries’ insurance policies;

•	our, our subsidiaries’ and our joint ventures’ labor matters;

•	environmental matters affecting us, our subsidiaries and our joint ventures;

•	the receipt by us of a fairness opinion from Lehman Brothers Inc.;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by the Special Committee and the recommendation for common shareholder approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by our board of directors and the Special Committee;

•	the accuracy and completeness of information we have supplied for inclusion in this proxy statement;

•	the absence of interested party transactions that would be required to be reported pursuant to Item 404 of Regulation S-K other than as reported in our SEC filings prior to April 2, 2007;

•	that neither we nor any of our subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940;

•	action taken by us to ensure the restrictions on business combinations and control share acquisitions contained in Articles 9 and 9A of the NCBCA are not applicable to the merger and the other transactions contemplated by the merger agreement;

•	the absence of litigation or outstanding court orders against us or our subsidiaries, other than as set forth in certain reports we have filed with the SEC prior to April 2, 2007;

•	the absence of liabilities required to be recorded on a balance sheet under generally accepted accounting principles in the United States (“GAAP”), other than as set forth on our consolidated December 31, 2006 balance sheet on Form 10-K and ordinary course liabilities incurred since December 31, 2006;

•	loans we or our subsidiaries have made to third parties; and

•	that the ownership limitation contained in our articles of incorporation will not apply to Parent or its subsidiaries.

The merger agreement also contains customary representations and warranties made by Parent and Merger Subsidiary, jointly and severally, that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their due organization, valid existence, good standing and corporate power and authority to operate their businesses;

•	the ownership of Merger Subsidiary and absence of prior conduct of activities or business of Merger Subsidiary;

•	their power and authority to execute and deliver, and to perform their obligations under, the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against them;

•	the absence of conflicts with, or breaches or violations of, their organizational documents, laws, or certain contracts as a result of entering into the merger agreement or consummating the merger and the other transactions contemplated by the merger agreement;

•	required consents and approvals of governmental entities as a result of the merger and the other transactions contemplated by the merger agreement;

•	the accuracy and completeness of information they have supplied for inclusion in this proxy statement;

•	that their capital resources at the merger effective time will be sufficient to consummate the merger and the other transactions contemplated by the merger agreement; and

•	with the exception of Raymond James & Associates, Inc., that they will not pay for any broker’s or finder’s fees.

For the purposes of the merger agreement, an event, change, effect or development will be deemed to have a “material adverse effect” on us or our subsidiaries if such event, change, effect or development or other matter:

•	has had, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, on our and our subsidiaries’ business, financial condition, capitalization, assets, liabilities, operations or financial performance taken as a whole, excluding any effects arising out of or resulting from any adverse change following April 2, 2007 in the financial credit or real estate markets, or other change after April 2, 2007 in general economic conditions, or an outbreak or escalation of hostilities, a national emergency or war, or the occurrence of any act of terrorism, in each case, except if we and our subsidiaries, taken as a whole, are materially and disproportionately affected thereby; or

•	has had, or would reasonably be expected to have, a material adverse effect on the ability of us or WINN to timely consummate the merger and the other transactions contemplated by the merger agreement or to timely perform any of our or WINN’s obligations under the merger agreement; or

•	has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation of the merger and the other transactions contemplated by the merger agreement.

No event, change, effect, development or other matter attributable to compliance with the terms of, or the taking of any action expressly required by, the merger agreement or the merger or any of the other transactions contemplated by the merger agreement, including the payment by Parent of the $20.0 million break up to Wilbur Acquisition and the loss by us or our subsidiaries of certain customers, suppliers, franchisors or employees solely as a result of the performance of the merger agreement or the announcement of the merger and the other transactions contemplated by the merger agreement, solely to the extent that such losses are reasonably consistent in scope and magnitude with the average losses experienced by companies operating in our industry in connection with change-of-control transactions, will be deemed in itself, or in any combination, to constitute, and will not be taken into account in determining whether there has been or will be, a material adverse effect on us or our subsidiaries.

For the purposes of the merger agreement, an event, change, effect or development will be deemed to have a “material adverse effect” on Parent if such event, change, effect or development or other matter:

•	has had, or would reasonably be expected to have, a material adverse effect on the ability of Parent and Merger Subsidiary to timely consummate the merger and the other transactions contemplated by the merger agreement or to timely perform any of their respective obligations under the merger agreement; or

•	has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation of the merger and the other transactions contemplated by the merger agreement.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions, between April 2, 2007 and the merger effective time, we and our subsidiaries will:

•	(1) afford Parent and Merger Subsidiary and their representatives reasonable access to our officers, employees, agents, properties, offices, plants and other facilities, contracts, books and records and all other financial, operating and other data and information relating to any of us, our subsidiaries and our joint ventures, (2) assist in providing Parent and Merger Subsidiary and their respective representatives with access to, and facilitate discussions with, the managers of the properties, the franchisors under the franchise agreements, the members, partners, officers, employees and agents of us, our subsidiaries and our joint ventures and the lenders of each of us, our subsidiaries and our joint ventures, (3) permit the Parent and Merger Subsidiary and their respective representatives to make copies and inspections thereof, (4) with respect to fiscal months ending after April 2, 2007, furnish to Parent promptly, unaudited monthly financial statements and (5) furnish promptly to the Parent and Merger Subsidiary and their respective representatives all reasonably requested information concerning the business, properties contracts, assets, liabilities, personnel and other aspects of us, our subsidiaries and our joint ventures;

•	conduct our business and operations only in the ordinary course of business and in accordance with past practices in all material respects and in compliance in all material respects with all applicable laws and the requirements of all material contracts and ground leases;

•	use reasonable best efforts to preserve intact our business organization, keep available the services of our current officers and key employees, preserve our properties and assets in good repair and condition and maintain our relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, tenants, management companies and any other material business relationships;

•	keep in full force our insurance policies;

•	promptly keep Parent and Merger Subsidiary informed with respect to all material matters regarding our development in Tribeca, New York; and

•	promptly notify Parent of (a) any notice from any person, or other communication or information, alleging that the consent of such person is or may be required in connection with the merger and the other transactions contemplated by the merger agreement and (b) any legal proceeding commenced or threatened against, relating to or involving or otherwise affecting us or our subsidiaries and having, to our knowledge, potential liability to us or our subsidiaries in excess of $1,000,000.

We have also agreed that during the same time period, subject to certain exceptions or unless Parent gives its prior written consent, we and our subsidiaries will not among other things:

•	declare, accrue, set aside or pay any dividend or distribution, other than the payment of the required quarterly dividends paid to the holders of our Series B preferred stock in accordance with the terms of the Series B preferred stock;

•	split, combine, reclassify, repurchase, redeem or otherwise reacquire any of our or our subsidiaries’ capital stock or other equity interests or any securities convertible into such capital stock or equity interests;

•	issue, deliver, sell, dispose, grant, pledge or otherwise encumber any shares of our or our subsidiaries’ capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or securities or any stock appreciation right, phantom stock awards or other rights that are linked in any way to the price of our capital stock or the value of our company or any part thereof;

•	amend our organizational documents or become a party to any merger, consolidation or similar transaction;

•	acquire, or agree to acquire, by merger, consideration or similar transaction, any person, business, entity or divisions thereof or otherwise acquire or agree to acquire any properties or assets outside the ordinary course of business consistent with past practice having a purchase price in excess of $500,000 in the aggregate;

•	form any subsidiary or enter into any joint venture;

•	enter into any lease or sublease of real property, other than renewals of existing leases in the ordinary course of business consistent with past practice or change, terminate or fail to exercise any right to renew any lease;

•	sell, lease, grant a license in, transfer, exchange or swap, mortgage or otherwise encumber, except for permitted encumbrances, or otherwise dispose of any of our properties, hotels or other properties or assets (including material personal and intangible assets), other than the sale of inventory and the granting of licenses in the ordinary course of business consistent with past practice;

•	acquire, enter into or extend any option, commitment or agreement to acquire, or exercise an option, commitment or agreement to acquire, any real property or commence any development activity on any of our properties;

•	authorize, enter into, make or agree to make any commitment with respect to any capital expenditure individually in excess of $250,000 or in the aggregate in excess of $500,000, other than in accordance with our or our subsidiaries’ budget in the ordinary course of business consistent with past practice;

•	make any payments in respect of our or our subsidiaries’ debt other than required scheduled interest and amortization payments, or repurchase, accelerate, prepay, create, assume or incur any debt or guarantee, endorse or otherwise become responsible for any debt of a third party or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of our or our subsidiaries, guarantee, endorse or otherwise become responsible for any debt securities of a third party, enter into any “keep well” or other agreement to maintain any financial statement condition of a third party or enter into any arrangement having the economic effect of any of the foregoing;

•	make any loans, advances or capital contributions to, or investments in, any person other than us or any of our direct or indirect wholly-owned subsidiaries;

•	enter into any new ground lease or material contract, or modify, amend, change or terminate any ground lease or material contract, or waive, release, assign or terminate any rights, remedies or claims thereunder;

•	enter into any contract that would limit or otherwise restrict our ability or the ability of our subsidiaries or any successors from engaging or competing in any material line of business or geographic area in any material respect;

•	modify or amend in any material respect or terminate any contract with an affiliate or modify in any material respect any material relationship between us or our subsidiaries and our respective affiliates, including the manner in which we and our subsidiaries and our respective affiliates own or hold our respective assets;

•	increase in any manner the compensation or benefits, or pay a bonus to, any employee, officer, director or independent contractor, other than in the ordinary course of business consistent with past practices to non-officer employees;

•	establish, adopt, amend or terminate any employee benefit plan or amend the terms of any outstanding equity-based awards or take any action to accelerate the benefits thereunder;

•	change in any material respect any of our methods of accounting or accounting policies in any respect, except as required by GAAP or any legal requirements;

•	make or change any material tax election, change an annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any closing agreement, settle any material tax claim or assessment, surrender any right to claim a material tax refund, or consent to the extension or waiver of certain limitations periods, other than as required by applicable law or necessary to preserve our status as a REIT under the Code;

•	pay, discharge, settle, compromise or satisfy any material legal proceedings, claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practices, or commence any legal proceeding;

•	enter into, amend or modify any tax protection agreement or take any action that would, or would reasonably be expected to, violate any such agreement;

•	initiate or consent to any material zoning reclassification of any owned or material properties or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any owned or leased properties except to the extent any of the foregoing would not, individually or in the aggregate, have a material adverse effect on us or our subsidiaries;

•	commence construction of, or enter into any contract to develop or construct, any real estate projects, other than continued development of sites pursuant to definitive contracts executed prior to April 2, 2007;

•	fail to comply in all material respects with requirements of the Sarbanes-Oxley Act of 2002;

•	take any action that would be reasonably likely to cause, individually or in the aggregate, a material adverse effect on us or our subsidiaries;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the merger and the other transactions contemplated by the merger agreement;

•	adopt a “poison pill” or similar shareholder rights plan;

•	take any action or omit to take any action that would reasonably be likely to cause the representations or warranties set forth in the merger agreement not to be true at the closing of the merger and the other transactions contemplated by the merger agreement; or

•	agree or commit to do any of the foregoing.

We and our subsidiaries are also required to continue to operate in such a manner as to permit us to continue to qualify as a REIT throughout the period from April 2, 2007 to the merger effective time.

No Solicitation of Transactions

We have agreed that, from April 2, 2007 until the earlier of the merger effective time or the earlier termination of the merger agreement in accordance with its terms and subject to specified exceptions described below, neither we nor any of our subsidiaries or representatives will, directly or indirectly:

•	solicit, initiate, encourage, induce or facilitate any inquiries regarding, or the making, submission, reaffirmation or announcement of any acquisition proposal or take any action that could reasonably be expected to lead to an acquisition proposal;

•	furnish any nonpublic information regarding us or any of our subsidiaries, or provide any access to our books, records or personnel or those of any of our subsidiaries, to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could reasonably be expected to lead to an acquisition proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations with any person in respect of, or otherwise cooperate with respect to, any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent, arrangement, understanding, agreement, agreement in principle or similar document or any contract contemplating or otherwise relating to any acquisition proposal.

For purposes of the merger agreement, “acquisition proposal” means any offer, proposal, inquiry or indication of interest (other than an offer proposal, inquiry or indication of interest by Parent or its affiliates) contemplating or otherwise relating to any acquisition transaction. “Acquisition transaction” means, other than the merger and the other transactions contemplated by the merger agreement, any transaction or series of related transactions involving any:

•	reorganization, dissolution, liquidation or recapitalization involving us or any of our subsidiaries;

•	merger, consolidation, share exchange, business combination, tender offer, exchange offer or other similar acquisition involving us or any of our subsidiaries;

•	sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of our assets or those of our subsidiaries, taken as a whole;

•	direct or indirect acquisition or purchase of more than 20% of the shares of our capital stock, partnership interests or other equity interests or those of any of our subsidiaries, taken as a whole, except for any purchases by us of our own common stock;

•	similar transaction or business combination involving us or any of our subsidiaries or any of our or their businesses, shares of capital stock, partnership interests, other equity interests or assets;

•	public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; or

•	any combination of any of the foregoing.

For purposes of the merger agreement, a “superior proposal” means an unsolicited, bona fide written acquisition proposal, except that references to 20% will mean more than 50%, made by a third party on terms that our board of directors (acting through the Special Committee) determines in its good faith judgment, after consultation with applicable financial advisors and outside legal counsel, taking into account, among other things, all of the terms, conditions and circumstances of the acquisition proposal, to be more favorable to our shareholders from a financial point of view than the terms of the merger and the other transactions contemplated by the merger agreement (after giving effect to any modification to the merger agreement proposed by Parent and Merger Subsidiary) and to be reasonably capable of being consummated.

Prior to the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by our common shareholders, nothing in the merger agreement prohibits us from furnishing nonpublic information regarding us or our subsidiaries, or entering into or conducting discussions or negotiations with, any third party in response to a bona fide written acquisition proposal submitted by such third party to us during such period (and not withdrawn) which is reasonably likely to result in a superior proposal if:

•	neither we nor any representative of us or any of our subsidiaries will have breached or violated the no solicitation limitations in the merger agreement in any respect that results in such acquisition proposal;

•	our board of directors or the Special Committee concludes in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of our board of directors to our shareholders under applicable legal requirements;

•	our board of directors or the Special Committee concludes in good faith, after consultation with its legal counsel and an independent financial advisor of nationally recognized reputation, that such acquisition proposal is reasonably likely to lead to a superior proposal; and

•	prior to furnishing any such nonpublic information to such third party, we receive from such third party an executed confidentiality agreement containing a customary prohibition of the third party acquiring more shares of our common stock as well as customary limitations on the disclosure of nonpublic information provided by us to such third party, and we concurrently disclose the same nonpublic information to Parent if not previously disclosed.

In addition, unless prior to the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by our common shareholders, our board of directors or Special Committee in response to a superior proposal concludes in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of our board of directors to our shareholders under applicable legal requirements and we follow the superior proposal termination procedures as set forth in the merger agreement, we may not:

•	withdraw, qualify or modify, in a manner adverse to Parent or Merger Subsidiary, or fail to make, a recommendation that our shareholders adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement;

•	approve, authorize or recommend or propose publicly or approve, authorize or recommend, an acquisition proposal;

•	authorize or permit us to enter into any agreement contemplating an acquisition proposal, or

•	exempt any person other than Parent from, or make such person not subject to, any applicable anti-takeover or ownership limitation provision.

Except to the extent that doing so would result in a breach of fiduciary duties, we and WINN have agreed to notify Parent promptly, and in any event within 48 hours of our receipt of (i) any acquisition proposal or indication by any person considering making an acquisition proposal or (ii) any request for information or request for discussions or negotiations regarding any acquisition proposal. We have agreed to disclose to Parent orally and in writing (i) the receipt, directly or indirectly, of any such inquiries, negotiations or proposals relating to any acquisition proposal by us, (ii) the material terms and conditions of such acquisition proposal, indication, inquiry or request, together with a copy if available or if not available in writing, a written description thereof, (iii) the identity of the person making such acquisition proposal and (iv) our intention to furnish information to, or enter into discussions or negotiations with, such person. We have also agreed to keep Parent reasonably informed on a prompt basis as to any material developments regarding any such acquisition proposal, indication, inquiry or request. Under the merger agreement we may not, and will cause each of our subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which we or any of our subsidiaries is a party and we will, and will cause our subsidiaries to, enforce the provisions of any such agreement.

We also agreed not to take any action to exempt any third party from the restrictions on “business combinations” set forth in Articles 9 and 9A of the NCBCA or from the ownership restrictions contained in our articles of incorporation or otherwise cause such restrictions not to apply.

Employee Benefits

If any employee of ours or any of our subsidiaries who continues employment with Parent, the surviving entity or any of their subsidiaries following the merger effective time begins participating in any employee benefit plan, such employee will be credited with his or her periods of service with us or any of our subsidiaries prior to the merger for purposes of participation, vesting and benefits levels where length of service is relevant to benefit levels, unless it would result in any duplication of benefits.

Agreement to Take Further Action; Consents

Subject to the terms and conditions of the merger agreement, we and Parent have agreed to use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to cause the conditions to the merger agreement to be satisfied and to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable.

Each party has committed to:

•	make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the merger and the other transactions contemplated by the merger agreement and submit promptly any additional information requested in connection with such filings and notices;

•	use reasonable best efforts to obtain or cause to be obtained each consent (if any) required to be obtained pursuant to any applicable legal requirements, contracts or otherwise by such party in connection with the execution and delivery of the merger agreement and consummation of the merger and the other transactions contemplated by the merger agreement; and

•	use reasonable best efforts to oppose or lift any restraint, injunction or other legal bar to the merger and the other transactions contemplated by the merger agreement.

We have agreed that Parent will not have any obligation to:

•	dispose of, transfer or hold separate, or cause any of its subsidiaries to dispose of, transfer or hold separate any assets or operations, or to commit or to cause us or any of our subsidiaries to dispose of any assets;

•	discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause us or any of our subsidiaries to discontinue offering any product or service; or

•	make or cause any of its subsidiaries to make any commitment (to any governmental entity or otherwise) regarding its future operations or our future operations or those of any of our subsidiaries.

Furthermore, the parties have agreed to use their reasonable best efforts to obtain any third-party consents, including any consents from government bodies:

•	necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement;

•	disclosed in the disclosure letter; or

•	required to prevent, individually or in the aggregate, a material adverse effect of us or our subsidiaries from occurring prior to the merger effective time.

In addition, we and WINN have agreed that, in the event that either of us fail to obtain any of the third-party consents mentioned above, each of us will use our reasonable best efforts and take all such actions reasonably requested by Parent to minimize any adverse effect on us, Parent, their subsidiaries and their respective businesses resulting, or which would reasonably be expected to result, after the merger effective time, from the failure to obtain such consent.

Other Agreements

Shareholder and Limited Partner Litigation.  In case of any shareholder litigation against us and/or our board of directors or limited partner litigation against WINN and/or us, as its general partner, in each case, relating to the merger or any of the other transactions contemplated by the merger agreement, we and WINN and/or legal counsel selected by our board of directors will control the defense of any such litigation. We have agreed to the following with respect to any such litigation:

•	to promptly notify Parent and Merger Subsidiary of any such shareholder or limited partner litigation and keep them apprised of any developments;

•	to provide Parent, Merger Subsidiary and their outside counsel with the opportunity to participate in the defense of any such shareholder or limited partner litigation; and

•	not to settle, compromise or otherwise resolve any such shareholder or limited partner litigation initiated prior to the merger effective time without the consent of Parent (which consent will not be unreasonably withheld or delayed); provided, that it will not be unreasonable for Parent to withhold such consent if such settlement, compromise or resolution (i) does not include a release of us, WINN, Parent or Merger Subsidiary and our and their respective representatives and affiliates, in a form reasonably satisfactory to Parent, or (ii) includes a payment of more than a de minimus amount;

provided, however, that no person will be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege of any such person.

Payment of Outstanding Loan.  At or prior to the merger effective time, we, WINN and our respective subsidiaries will, as applicable, have agreed to obtain a “payoff” letter acknowledging that, subject to repayment or redemption of any and all debt of ours and our subsidiaries, including all outstanding principal amounts, any interest accrued thereon and any other fees or expenses payable thereunder, pursuant to our loan agreement with General Electric Capital Corporation, dated as of March 11, 2005 and as amended on June 8, 2005 and October 31, 2005, any and all encumbrances relating to the loan will be released and discharged and that we, WINN and our respective subsidiaries will be released from any and all material liabilities and obligations thereunder.

Indemnification of Directors and Officers

Parent and the surviving entity will cause all existing rights to indemnification, advancement of expenses and exculpation in favor of our or our subsidiaries’ present and former directors or officers as provided in our charter and bylaws, as in effect on April 2, 2007, to survive the merger and the other transactions contemplated by the merger agreement.

Parent and the surviving entity have agreed to indemnify, to the fullest extent permitted by applicable legal requirements, our and our subsidiaries’ present and former directors and officers with respect to all acts and omissions arising out of or relating to their services as our or our subsidiaries’ directors or officers occurring prior to the merger effective time and, subject to certain conditions, will pay related reasonable legal fees, costs and expenses incurred by them for six years following the merger effective time.

The merger agreement requires that at our election, in consultation with Parent:

•	we will purchase prior to the closing, and the surviving entity will maintain, “tail” or “run-off” insurance policies with a claims period of six years from the closing date with respect to our current directors’ and officers’ liability insurance with substantially the same coverage and in amount and scope no less favorable, in the aggregate, than our existing directors’ and officers’ liability insurance policy for claims arising from facts or events that existed or occurred on or prior to the closing date; or

•	if we have not obtained such policies, Parent will provide, or cause us to provide, for a period of not less than six years after the closing date, an insurance and indemnification policy that provides coverage for events occurring at or prior to the closing that is no less favorable, taken as a whole, than the current policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage.

However, in no event will the surviving entity be required to expend annually in excess of 250% of the last annual premium we paid for such insurance prior to April 2, 2007. If the annual premiums of insurance coverage exceed such a maximum amount, the surviving entity must obtain as much comparable insurance as possible for an annual premium not exceeding to 250% of the last annual premium we paid for such insurance prior to April 2, 2007.

Parent and the surviving entity have agreed to make proper provision so that the obligations described above regarding directors’ and officers’ indemnification and insurance are assumed by any successor entity to Parent and the surviving entity as a result of any consolidation, merger or transfer of all or substantially all of its properties and assets.

Conditions to the Merger

The merger and the other transactions contemplated by the merger agreement will be completed only if the conditions specified in the merger agreement are either satisfied or waived (to the extent permissible). The obligations of the parties to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction (or waiver) of the following mutual conditions:

•	the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by the holders of at least a majority of our common stock; and

•	no temporary restraining order, preliminary or permanent injunction or other order or decree of any nature preventing, restraining or prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement will have been issued by any court of competent jurisdiction or any other governmental body and will remain in effect, and there will not be any legal requirement enacted, adopted or deemed applicable to the merger or the other transactions contemplated by the merger agreement that makes consummation of the merger or the other transactions contemplated by the merger agreement illegal or otherwise prohibits consummation of any such action.

The obligations of Parent and Merger Subsidiary to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction (or waiver) of the following additional conditions:

•	our and WINN’s representations and warranties being true and correct in all respects as of the date of the merger agreement and as of the closing date without regard to any materiality or material adverse effect qualifications as of the closing of the merger and the other transactions contemplated by the merger agreement (as though made as of the closing), except where the failure, individually or in the aggregate, of our and WINN’s representations and warranties to be so true and correct would not reasonably be expected to have a material adverse effect on us or our subsidiaries, provided that certain representations and warranties pertaining to our authority and capitalization must be true and correct in all respects and certain representations and warranties need not be true as of the closing if they are limited to an earlier date;

•	the performance or compliance, in all material respects, by us and WINN on or prior to the closing of the merger and the other transactions contemplated by the merger agreement with each of our obligations under the merger agreement;

•	the receipt by Parent of a certificate signed by one of our executive officers with respect to the truth and correctness of our and WINN’s representations and warranties and the performance of, and compliance with, our and WINN’s obligations under the merger agreement;

•	the receipt of a tax opinion of Hunton & Williams that we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code, for our taxable year ending December 31, 1997, through the taxable year ending as of the closing date of the merger;

•	the performance by us of all of our obligations set forth in the merger agreement with respect to the holders of options to purchase our common stock;

•	the entering into by us and all other required parties of an amendment to WINN’s amended and restated agreement of limited partnership to amend such agreement so that Parent may purchase 100 WINN common units for a cash purchase price of $100.00 and become a limited partner of WINN;

•	the cancellation of all of the WINN common units in exchange for the common unit consideration, and that as of the merger effective time, the holders of WINN common units prior to the merger effective time will no longer be limited partners of WINN;

•	except to the extent that the absence of any such consent or waiver would not, individually or in the aggregate, have a material adverse effect on us or our subsidiaries, the receipt or waiver of all required third party consents, which will not be subject to the satisfaction of any condition that has not been satisfied or waived and be in full force and effect;

•	the absence of any event, violation, inaccuracy, circumstance, change, effect, development, occurrence, state of facts or other matter that, individually or in the aggregate, has had or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on us or our subsidiaries since April 2, 2007; and

•	the repayment or redemption at or prior to the merger effective time, all existing debt of our company and our subsidiaries, including all outstanding principal amounts, any interest accrued thereon and any other fees or expenses payable thereunder, under the loan agreement with General Electric Capital Corporation, the release and discharge of any encumbrances that existed in connection therewith and our delivery to Parent of evidence of the foregoing.

Our and WINN’s obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction (or waiver) of the following additional conditions:

•	Parent’s and Merger Subsidiary’s representations and warranties being true and correct in all respects as of the date of the merger agreement and as of the closing date without regard to any materiality qualifications as of the closing of the merger and the other transactions contemplated by the merger agreement (as though made as of the closing), except where the failure, individually or in the aggregate, of their representations and warranties to be so true and correct would not reasonably be expected to have a material adverse effect on Parent, provided that certain representations and warranties need not be true as of the closing if they are limited to an earlier date;

•	the performance or compliance, in all material respects, by Parent and Merger Subsidiary on or prior to the closing of the merger and the other transactions contemplated by the merger agreement with their obligations under the merger agreement; and

•	the receipt by us of a certificate signed by one of the executive officers of Parent and Merger Subsidiary with respect to the satisfaction relating to Parent and Merger Subsidiary’s representations and warranties and the performance of, and compliance with, their obligations under the merger agreement.

Termination

The merger agreement may be terminated and the merger and the other transactions contemplated by the merger agreement may be abandoned at any time prior to the merger effective time, as follows:

•	by mutual written consent of Parent and us;

•	by either Parent or us if:

•	the merger and the other transactions contemplated by the merger agreement has not been consummated on or before September 30, 2007, provided, however, that this right to terminate is not available if failure to fulfill any obligation or other breach under the merger agreement materially contributed to, or resulted in, the failure of the merger effective time to occur on or before September 30, 2007;

•	a court of competent jurisdiction or other governmental body issued a final and nonappealable order, decree or ruling, or taken any other action which permanently restrains, enjoins or otherwise prohibits the consummation of the merger and the other transactions contemplated by the merger agreement; so long as the party seeking termination has used its reasonable best efforts to remove such final and nonappealable order; or

•	the requisite vote of our shareholders to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement upon a vote being taken at a duly convened shareholders meeting is not obtained;

•	by Parent if:

•	our board of directors fails to recommend that our shareholders vote to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement or withdraws, qualifies or modifies in a manner adverse to Parent or Merger Subsidiary such recommendation or we, our board of directors or the Special Committee issues any statement in any written material filed with the Securities and Exchange Commission that our board of directors or the Special Committee does not believe that the merger agreement and the merger are in the best interests of our shareholders;

•	we fail to include in this proxy statement the recommendation of our board of directors to our shareholders to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement;

•	our board of directors and Special Committee approves, endorses or recommends (publicly or otherwise) any acquisition proposal;

•	we or any of our subsidiaries enter into a contract (other than a confidentiality agreement under certain terms) relating to an acquisition proposal, or the public announcement of our intent to do so;

•	our failure to comply with the restrictions set forth in the merger agreement against soliciting acquisition proposals; or

•	a tender or exchange offer relating to our securities or the securities of any of our subsidiaries will have been commenced by someone other than Parent or its affiliates and we will not have sent to our security holders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer;

•	by us if our board of directors and the Special Committee has determined in good faith, after consulting with its outside legal and financial advisors, that an unsolicited acquisition proposal is a superior proposal and a recommendation withdrawal has been made and our board of directors and the Special

Committee have authorized, approved or recommended, subject to the superior proposal termination procedures, the entering into an acquisition agreement for a superior proposal, so long as:

•	the requisite shareholder vote for the merger, the merger agreement and the other transactions contemplated by the merger agreement has not been obtained;

•	we are not in or have not been in breach in any material respects of our obligations under the merger agreement with regard to prohibitions on soliciting acquisitions proposals;

•	we comply with the “superior proposal termination procedures” as defined in the merger agreement, as follows: (i) we provide a written superior proposal notice to Parent, (ii) in light of such superior proposal, a majority of our disinterested directors and the Special Committee determines in good faith, after consulting with outside legal counsel, that the failure to withdraw, qualify or modify our board recommendation for the merger, the merger agreement and the other transactions contemplated by the merger agreement would be inconsistent with our fiduciary duties to our shareholders under applicable legal requirements, (iii) we promptly notify Parent in writing of the determinations described in clause (ii) above, and (iv) at least three business days following receipt by Parent of the superior proposal notice, and taking into account any revised proposal made by Parent following receipt of the superior proposal notice, a majority of the disinterested directors of our board of directors and the Special Committee concludes such superior proposal remains a superior proposal and has again made the determinations referred to in clause (ii) above;

•	we simultaneously pay to Parent the termination fee and reimbursement of termination expenses in accordance with the merger agreement; and

•	by either Parent or us upon an inaccuracy or breach listed below of the other party if the inaccuracy or breach will not have been cured, to the extent curable, within 30 days after notice by the other party:

•	if any of the representations and warranties of such party in the merger agreement were inaccurate as of April 2, 2007, such that the conditions pertaining to its representations and warranties under the merger agreement would not be satisfied;

•	if any of the representations and warranties of such party in the merger agreement become inaccurate as of a date subsequent to April 2, 2007 (as if made on such subsequent date), such that the conditions pertaining to its representations and warranties under the merger agreement would not be satisfied; or

•	such party will have breached any of the covenants of such party contained in the merger agreement, such that the conditions pertaining to its obligations under the merger agreement would not be satisfied.

Termination Fees and Expenses

Payable by Us

We have agreed to pay to Parent a termination fee of $11.0 million, reimburse Parent’s and Merger Subsidiary’s transaction expenses up to $9.0 million and repay Parent the $20.0 million Wilbur break-up fee if:

•	our board of directors fails to recommend that our shareholders vote to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement or withdraws, qualifies or modifies in a manner adverse to Parent or Merger Subsidiary such recommendation or we, our board of directors or the Special Committee issues any statement in any written material filed with the Securities and Exchange Commission that our board of directors or the Special Committee does not believe that the merger agreement and the merger are in the best interests of our shareholders;

•	we fail to include in this proxy statement the recommendation of our board of directors to our shareholders to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement;

•	our board of directors and Special Committee approves, endorses or recommends (publicly or otherwise) any acquisition proposal;

•	we or any of our subsidiaries enter into a contract (other than a confidentiality agreement under certain terms) relating to an acquisition proposal, or the public announcement of our intent to do so;

•	we fail to comply with the restrictions set forth in the merger agreement against soliciting acquisition proposals;

•	a tender or exchange offer relating to our securities or the securities of any of our subsidiaries has been commenced by someone other than Parent or its affiliates and we have not sent to our security holders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer;

•	we or any of our subsidiaries is in breach of any of the representations, warranties or covenants in the merger agreement such that the conditions pertaining to the representations, warranties or covenants under the merger agreement would not be satisfied, and either we or any of our subsidiaries have not cured such breach within 30 days after receipt of the written notice of such breach; or

•	our board of directors and the Special Committee approves and authorizes us to enter into an agreement to implement a superior proposal in accordance with the terms of the merger agreement.

If either Parent or we terminate the merger agreement as a result of our not obtaining the required common shareholder approval for the merger, the merger agreement and the other transactions contemplated by the merger agreement, we are obligated to reimburse Parent’s and Merger Subsidiary’s transaction expenses up to a limit of $9.0 million and repay Parent the $20.0 million Wilbur break-up fee. If we elect to enter into an agreement pursuant to, or consummate, an acquisition proposal within 12 months of our election to terminate the merger agreement as a result of our not obtaining the required common shareholder approval for the merger, the merger agreement and the other transactions contemplated by the merger agreement, we are also required to pay Parent a termination fee of $11.0 million.

If either Parent or we terminate the merger agreement as a result of a court of competent jurisdiction or other governmental body issuing a final and nonappealable order, decree or ruling, or having taken any other action which permanently restrains, enjoins or otherwise prohibits the consummation of the merger and the other transactions contemplated by the merger agreement, so long as the party seeking termination has used its reasonable best efforts to remove such final and nonappealable order, we are obligated to reimburse Parent the $20.0 million Wilbur break-up fee.

If either Parent or we terminate the merger agreement as a result of the merger and the other transactions contemplated by the merger agreement not closing on or before September 30, 2007 and we (i) received an acquisition proposal prior to the termination of the merger agreement and (ii) we enter into an agreement relating to, or consummate, an acquisition proposal within 12 months of the termination of the merger agreement as a result of the merger and the other transactions contemplated by the merger agreement not closing on or before September 30, 2007, we are obligated to pay Parent a termination fee of $11.0 million, reimburse Parent’s and Merger Subsidiary’s transaction expenses up to a limit of $9.0 million and repay Parent the $20.0 million Wilbur break-up fee.

Payable by Parent

Parent has agreed to pay us a termination fee of $11.0 million and reimburse our reasonable transaction expenses up to a limit of $9.0 million if:

•	we terminate the merger agreement as a result of the merger and the other transactions contemplated by the merger agreement not closing on or before September 30, 2007 and prior to such termination (i) we have not received or publicly announced an acquisition proposal and (ii) all of the conditions to Parent’s obligation to close set forth in the merger agreement have been satisfied; or

•	we terminate the merger agreement and either Parent or Merger Subsidiary is in breach of any of their representations, warranties or covenants in the merger agreement such that the conditions pertaining to their representations, warranties or covenants under the merger agreement would not be satisfied, and either Parent or Merger Subsidiary has not cured such breach within 30 days after receipt of the written notice of such breach.

Each party to the merger agreement has agreed that in the event that it fails to pay the respective termination fee or any termination expenses when due, it will reimburse the other party for all reasonable costs and expenses actually incurred or accrued in connection with the enforcement of relevant provisions of the merger agreement.

Amendment and Waiver

The merger agreement may be amended prior to the merger effective time by mutual agreement of the parties in writing, whether before or after our shareholders have approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, so long as any amendment that requires further shareholder approval is made with such required further approval and such amendment has been duly approved by the board of directors of the parties to the merger agreement. The merger agreement also provides that, at any time prior to the merger effective time any party may extend the time for the performance of any obligations of the other parties, waive any inaccuracies in the representations and warranties of the other parties or waive compliance with any of the covenants or conditions contained in the merger agreement, subject to applicable laws.

No Specific Performance

We and WINN are not entitled to seek an injunction to prevent breaches of the merger agreement or to enforce specifically the terms of the merger agreement. Our and WINN’s sole and exclusive remedy with respect to any breaches of the merger agreement by Parent or Merger Subsidiary is the payment of the termination fee and expenses of our company payable by Parent, if any, except for in connection with any breaches of their confidentiality obligations.

DELISTING AND DEREGISTRATION OF OUR COMMON STOCK
AND SERIES B PREFERRED STOCK

If the merger and the other transactions contemplated by the merger agreement are completed, our common stock and Series B preferred stock will no longer be traded on the NYSE, and will be deregistered under the Exchange Act. As a result, we expect that we will cease to be subject to the reporting obligations under the Exchange Act.

Market Price of Common Stock

Our common stock is listed on the NYSE under the symbol “WXH.” The following table sets forth, for the indicated periods, the high and low closing sale prices for our common stock on the NYSE and the cash distributions declared per share:

			Cash Distribution
	Price Range		Declared per Common
	High	Low	Share

2007
First Quarter	$15.50	$12.76	$0.00
Second Quarter (through May 14, 2007)	14.94	14.63	$0.00
2006
First Quarter	$11.37	$9.72	$0.15
Second Quarter	12.25	10.10	0.15
Third Quarter	12.95	11.53	0.15
Fourth Quarter	14.21	11.59	0.15
2005
First Quarter	$11.91	$10.95	$0.15
Second Quarter	11.78	10.20	0.15
Third Quarter	11.84	9.82	0.15
Fourth Quarter	10.38	9.47	0.15

Market Price of Series B Preferred Stock

Our Series B preferred stock is listed on the NYSE under the symbol “WXH-PB.” The following table sets forth, for the indicated periods, the high and low closing sale prices for our Series B preferred stock on the NYSE and the cash distributions declared per share:

			Cash Distribution
	Price Range		Declared per Series
	High	Low	B Preferred Share

2007
First Quarter	$25.95	$22.35	$0.50
Second Quarter (through May 14, 2007)	25.33	23.40	$0.50	(1)
2006
First Quarter	$25.70	$24.57	$0.50
Second Quarter	25.25	24.50	0.50
Third Quarter	25.75	24.60	0.50
Fourth Quarter	26.15	25.06	0.50
2005
First Quarter	$26.50	$24.90	$0.50
Second Quarter	26.25	24.83	0.50
Third Quarter	25.94	25.01	0.50
Fourth Quarter	25.60	24.50	0.50

(1)	If the merger has not been completed by June 30, 2007, we anticipate declaring a $0.50 divided per share in June 2007, with a record date of June 30, 2007 and a payment date in July 2007.

The merger agreement prohibits us from paying any dividends on our common stock or making any other distribution, payable in cash, stock, property or otherwise, except for payment of required quarterly dividends with respect to outstanding shares of our Series B preferred stock in accordance with the terms thereof as in effect on the date of the merger agreement. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of May 1, 2007, there were 29,414,847 shares of our common stock outstanding.

The following table sets forth information, as of May 1, 2007, regarding our common stock owned of record or known by us to be owned beneficially by:

•	each person beneficially owning 5% or more of the outstanding shares of common stock of our company;

•	each director of our company;

•	our chief executive officer, chief financial officer, each of the three other most highly paid executive officers of our company; and

•	the directors and executive officers of our company as a group.

The number of shares of common stock “beneficially owned” by each shareholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. Under the SEC rules, beneficial ownership of our common stock includes any shares as to which the person or entity has sole or shared voting power or investment power.

Unless otherwise indicated in the footnotes, all such interests are owned directly, and the indicated person or entity has sole voting and investment power. The address for each of our directors and executive officers listed below is: c/o Winston Hotels, Inc., 2626 Glenwood Avenue, Suite 200, Raleigh, NC 27608.

	Shares Beneficially Owned
Name and Address of	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership(1)		of Class

5% Holders:
Wells Fargo & Company	1,903,442	(2)	6.5%
420 Montgomery Street San Francisco, CA 94104
Barclays Global Investors, NA	1,947,358	(3)	6.6%
45 Fremont Street San Francisco, CA 94105
Directors and Executive Officers:
Charles M. Winston	732,369	(4)(10)	2.4%
(Chairman of the Board)
Robert W. Winston, III	1,984,801	(5)(11)	6.5%
(Director and Chief Executive)
Joseph V. Green	255,099	(6)(11)	*
(President, Chief Financial Officer, Secretary and Treasurer)
Kenneth R. Crockett	236,128	(7)(11)	*
(Executive Vice President and Chief Development Officer)
Brent V. West	65,565	(8)(11)	*
(Vice President and Chief Accounting Officer)

	Shares Beneficially Owned
Name and Address of	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership(1)		of Class

James P. Frey	55,835	(9)(11)	*
(Vice President)
Thomas F. Darden, II	30,000	(10)	*
(Director)
Richard L. Daugherty	52,481	(10)	*
(Director)
Edwin B. Borden, Jr.	52,500	(10)	*
(Director)
David C. Sullivan	29,776	(10)	*
(Director)
All directors and executive officers as a group (10 persons)	3,173,756	(1)(4)(5)(6)(7)(8)(9)(10)(11)	10.4%

*	Less than one percent.

(1)	Assumes all WINN common units and outstanding stock options held by such person are redeemed for shares of common stock. Percent ownership assumes all outstanding WINN common units and outstanding stock options owned by each named person are redeemed for shares of common stock, but assumes that none of the outstanding WINN common units and outstanding stock options owned by other persons are redeemed.

(2)	Based on information contained in a Schedule 13G filing dated February 7, 2007, Wells Fargo & Company reported beneficial ownership of 1,903,442 shares, of which it had sole voting power over 1,805,672 shares, shared voting power over 0 shares, sole dispositive power over 1,900,796 shares and shared dispositive power over 0 shares.

(3)	Based on information contained in a Schedule 13G filing on January 23, 2007, Barclays Global Investors, NA reported beneficial ownership of 1,947,358 shares, of which it had sole voting power over 1,854,691 shares, shared voting power over 0 shares, sole dispositive power over 1,947,358 shares and shared dispositive power over 0 shares.

(4)	Includes 105,643 shares issuable to Mr. Winston upon exercise of redemption rights with respect to WINN common units held directly by Mr. Winston. Also includes 109,516 shares issuable upon redemption of WINN common units held by WJS — Perimeter, Inc., a corporation owned 33.33% by Mr. Winston and of which he serves as a director; and 320,798 shares issuable upon redemption of WINN common units held by Cary Suites, Inc. (“Cary Suites”), a corporation owned 15.7% by Mr. Winston and 15.7% by Mr. Winston’s spouse, which represent Mr. and Mrs. Winston’s pro rata ownership in Cary Suites. Also includes 10,000 shares owned by Mr. Winston’s spouse. Mr. Winston disclaims beneficial ownership of the WINN common units held by each of the corporations identified in footnote (3) above except to the extent of his direct ownership interest in such corporations.

(5)	Mr. Winston was issued 287,801 shares under the Winston Hotels, Inc. Stock Incentive Plan (the “Incentive Plan”) from January 2000 through February 2007. Other than 13,793 shares received during 2003, all of which vested on the date of grant, all grants, including shares for which a deferred election has been made under the Winston Hotels, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), vest at a rate of 20% of the total shares granted on the date of the grant and 20% on each anniversary of the grant. Also includes 13,333 shares held by Charles M. Winston Associates, Limited Liability Limited Partnership, which is owned 33.33% by Mr. Winston and 33.33% by each of Mr. Winston’s sister and brother, respectively. Also includes 1,019,524 shares issuable upon redemption of WINN common units held by Cary Suites. Mr. Winston is the sole officer and director of Cary Suites and as such has voting and dispositive power over the 1,019,524 shares of our common stock issuable upon redemption of the WINN common units held by Cary Suites (the “Cary Suites Stock”). Cary Suites is owned 29.1% by Mr. Winston, 20.8% by Mr. Winston’s wife, 31.5% by Mr. Winston’s parents, 17.9% by trusts for the benefit of Mr. Winston’s children, and 0.7% by Mr. Winston’s sister. Mr. Winston’s father is Charles M. Winston, Chairman of our board of directors. Thus, these persons have the right to receive dividends from, and proceeds from the sale of, the Cary Suites Stock. Mr. Winston disclaims beneficial ownership of the Cary Suites Stock to the extent of his parents and sister’s ownership interest in Cary Suites.

(6)	Mr. Green was issued 255,099 shares under the Incentive Plan from January 1999 through February 2007. Other than 13,793 shares received during 2003, all of which vested on the date of grant, all grants, including shares for which a deferred election has been made under the Deferred Compensation Plan, vest at a rate of 20% of the total shares granted on the date of the grant and 20% on each anniversary of the grant.

(7)	Mr. Crockett was issued 228,628 shares under the Incentive Plan from January 1998 through February 2007. Other than 5,517 shares received during 2003, all of which vested on the date of grant, all grants, including shares for which a deferred election has been made under the Deferred Compensation Plan, vest at a rate of 20% of the total shares granted on the date of the grant and 20% on each anniversary of the grant.

(8)	Mr. West was issued 65,565 shares under the Incentive Plan from January 2000 through February 2007. Other than 2,759 shares received during 2003, all of which vested on the date of grant, all grants, including shares for which a deferred election has been made under the Deferred Compensation Plan, vest at a rate of 20% of the total shares granted on the date of the grant and 20% on each anniversary of the grant.

(9)	Mr. Frey was issued 55,835 shares under the Incentive Plan from January 2000 through February 2007. Other than 4,064 shares received during 2003, all of which vested on the date of grant, all grants, including shares for which a deferred election has been made under the Deferred Compensation Plan, vest at a rate of 20% of the total shares granted on the date of the grant and 20% on each anniversary of the grant.

(10)	Includes 8,500 shares of restricted stock issued to each director, other than Robert W. Winston, III, in August 2004 under the Incentive Plan. These restricted stock awards vested 20% immediately, 20% on the day of our annual meeting of shareholders in each of 2005 and 2006 and will vest 20% on the date of our annual meeting in each of 2007 and 2008 assuming the director remains a member of our board of directors on those dates. Each director is entitled to vote and receive the dividends paid on such shares. Also includes 2,000 shares subject to stock options exercisable within 60 days after May 1, 2007, granted to each director, other than Robert W. Winston, III, in May 1999. These options were 100% vested on the grant date.

(11)	Each of these executive officers has made a deferral election under the Deferred Compensation Plan as follows: Mr. Winston (230,190 shares); Mr. Green (213,298 shares); Mr. Crockett (189,157 shares); Mr. West (57,096 shares); and Mr. Frey (50,059 shares). These executive officers are not entitled to vote the deferred shares but do receive payments equal to the dividends he would have received if he had not deferred the shares, unless the executive officer has made an election to defer the dividend equivalent payments as well. These executive officers are entitled to vote and to receive dividends paid on the shares for which a deferral election has not been made. While subject to the merger agreement, we are not permitted to pay any dividends or make any other distribution, payable in cash, stock, property or otherwise on our common stock.

NO DISSENTERS’ RIGHTS OF APPRAISAL

Under North Carolina law, because our common stock and Series B preferred stock were listed on the NYSE on the record date for determining shareholders entitled to vote at the special meeting, our common shareholders and Series B preferred shareholders who object to the merger, the merger agreement or the other transactions contemplated by the merger agreement do not have any appraisal rights or dissenters’ rights in connection with the merger and the other transactions contemplated by the merger agreement. Under North Carolina law and our articles of incorporation, the holders of our Series B preferred stock do not have voting rights in connection with the merger and the other transactions contemplated by the merger agreement.

ADJOURNMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)

If, at the special meeting, the number of shares of our common stock present or represented and voting in favor of the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement is insufficient to adopt that proposal under applicable law, we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of the approval of the merger. In that event, we will ask our shareholders to vote only upon the adjournment proposal, and not the proposal regarding the merger. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of a majority of the votes cast on the matter.

In this proposal, we are asking our shareholders to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

Pursuant to our bylaws, no other business is permitted to be transacted at the special meeting of shareholders. We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Exchange Act, including matters that our board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the special meeting. If any of these matters are duly presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement either now or in the future, please contact Winston Hotels, Inc. either by calling our Secretary at (919) 510-6019 or by writing to us at 2626 Glenwood Avenue, Suite 200, Raleigh, North Carolina 27608, attention: Secretary. Upon written or oral request to us, we will provide a separate copy of this proxy statement. In addition, security holders sharing an address can request delivery of a single copy of proxy statements if you are receiving multiple copies upon written or oral request to us at the address and telephone number stated above.

SHAREHOLDER PROPOSALS

If we complete the merger and the other transactions contemplated by the merger agreement, we will not hold annual meetings thereafter. If we do not complete the merger and the other transactions contemplated by the merger agreement when currently anticipated, we intend to hold our next annual meeting in December 2007. If the merger and the other transactions contemplated by the merger agreement are not completed for any reason, under SEC rules, shareholders intending to submit proposals for presentation at our 2007 Annual Meeting of Shareholders, if held, must have submitted their proposals in writing, and we must have received these proposals at our executive offices a reasonable time before we begin to print and mail our proxy materials for such annual meeting. If we hold a 2007 Annual Meeting of Shareholders, any proposal submitted for consideration at such meeting, must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o Winston Hotels, Inc., 2626 Glenwood Avenue, Suite 200, Raleigh, NC 27608, Attn: Secretary, not later than the later of (1) the 90th day prior to the date of such meeting or (2) the 10th day following the date on which public announcement of the date of such meeting is made.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual and quarterly reports, proxy statements and other information with the SEC under the Exchange Act. You may read and obtain copies of this information in person or by mail from the Public Reference Section of the SEC, 100 F Street N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an internet website that contains annual, quarterly and current reports, proxy statements and other information about issuers like our company, which file electronically with the SEC. The address of that site is http://www.sec.gov. You may also retrieve this information from our website at http://www.winstonhotels.com. Information contained on our website is not incorporated in or made a part of this proxy statement.

We are “incorporating by reference” information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

This proxy statement incorporates by reference the information contained in our Annual Report on Form 10-K for the year ended December 31, 2006, as amended, as well as our Quarterly Report on Form 10-Q for the three months ended March 31, 2007 and our Current Reports on Form 8-K filed on February 23, March 2, March 9 and April 3, 2007. We also incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in such jurisdiction. You should rely only on the information in this proxy statement or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated May 16, 2007. The information contained in this proxy statement speaks only as of such date, unless the information specifically indicates that another date applies, and the mailing of this proxy statement to shareholders does not create any implication to the contrary.

Exhibit A

AGREEMENT AND PLAN OF MERGER
by and among
WINSTON HOTELS, INC.,
WINN LIMITED PARTNERSHIP,
INLAND AMERICAN REAL ESTATE TRUST, INC.
and INLAND AMERICAN ACQUISITION (WINSTON), LLC

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 2, 2007, by and among Winston Hotels, Inc., a North Carolina corporation operating so as to qualify as a real estate investment trust (the “Company”), WINN Limited Partnership, a North Carolina limited partnership whose sole general partner is the Company (the “Operating Partnership” and together with the Company the “Company Parties”), Inland American Real Estate Trust, Inc., a Maryland corporation (the “Parent”), Inland American Acquisition (Winston), LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“MergerCo” and together with Parent, the “Buyer Parties”).

RECITALS

WHEREAS, the parties hereto wish to effect a business combination through a merger of the Company with and into MergerCo, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the North Carolina Business Corporation Act (the “NCBCA”), pursuant to which the separate corporate existence of the Company shall thereupon cease (the “Merger”);

WHEREAS, the Special Committee has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Contemplated Transactions” and, together with the Merger, the “Merger Transactions”) are advisable and fair to, and in the best interests of, the Company and its shareholders on the terms and subject to the conditions set forth herein and (b) recommended the adoption and approval of this Agreement and the Merger Transactions by the board of directors of the Company (the “Company Board”);

WHEREAS, the Company Board, based on the unanimous recommendation of the Special Committee, has (a) approved this Agreement and the Merger Transactions, (b) determined that this Agreement and the Merger Transactions are advisable and fair to, and in the best interests of, the Company and its shareholders on the terms and subject to the conditions set forth herein, (c) directed that this Agreement and the Merger and the Contemplated Transactions be submitted for consideration at a meeting of the Company’s shareholders (the “Company Shareholders Meeting”) and (d) recommended the adoption and approval of this Agreement and the Merger and the Contemplated Transactions by the Company’s shareholders;

WHEREAS, the Company, as the sole general partner of the Operating Partnership, has approved this Agreement and deemed it advisable and in the best interests of the Operating Partnership to enter into this Agreement and to consummate the Merger Transactions on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent have approved this Agreement, the Merger and the Contemplated Transactions and declared that this Agreement, the Merger and the Contemplated Transactions are advisable and in the best interests of Parent and its shareholders on the terms and subject to the conditions set forth herein;

WHEREAS, Parent, as the manager and sole member of MergerCo, has approved this Agreement, the Merger and the Contemplated Transactions and declared that this Agreement, the Merger and the Contemplated Transactions are advisable and in the best interests of MergerCo and its sole member on the terms and subject to the conditions set forth herein;

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger Transactions as set forth herein and to prescribe various conditions thereto as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows.

ARTICLE I

DEFINITIONS

Section 1.1  Definitions.  Each of the following terms is defined as follows:

“2005 GE Loan Agreement” has the meaning set forth in Section 7.14.

“Acquired Company” means each of the Company and each Subsidiary of the Company, and “Acquired Companies” means the Company and the Subsidiaries of the Company, collectively.

“Acquisition Agreement” has the meaning set forth in Section 6.3(c).

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent or its Affiliates) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means, other than any of the Merger Transactions, any transaction or series of related transactions involving any (i) reorganization, dissolution, liquidation or recapitalization of any of the Acquired Companies, (ii) merger, consolidation, share exchange, business combination, tender offer, exchange offer or other similar acquisition of any of the Acquired Companies, (iii) sale, lease, exchange, transfer, license, acquisition or disposition of more than twenty percent (20%) of the assets of the Acquired Companies, taken as a whole, (iv) direct or indirect acquisition or purchase of more than twenty percent (20%) of the shares of capital stock, partnership interests or other equity interests of the Acquired Companies, taken as a whole, except for any purchase by the Company of Company Common Stock, (v) similar transaction or business combination involving any Acquired Company or any of their businesses, shares of capital stock, partnership interests, other equity interests or assets, (vi) public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing or (vii) any combination of any of the foregoing.

“Affiliate” means, as to any specified Person, (i) any trust, shareholder, equity owner, officer or director of such Person and their associates (as defined in Rule 12b-2 under the Exchange Act) or (ii) any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, employed by or is under common control with, the specified Person. For the purposes of this definition and the definition of Subsidiary, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Balance Sheet” means the balance sheet of the Acquired Companies included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2006.

“Balance Sheet Date” means December 31, 2006.

“Buyer Parties” means Parent and MergerCo.

“CERCLA” has the meaning set forth in Section 4.19(c).

“Certificate of Formation” has the meaning set forth in Section 2.3(a).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Unit Consideration” has the meaning set forth in Section 3.2(b).

“Common Unit Holders” means the holders of Common Units (other than the Company and Parent) immediately prior to the Merger Effective Time.

“Common Units” means all partnership interests in the Operating Partnership that are not specifically designated as Series B Preferred Units in the Operating Partnership Agreement.

“Company” means Winston Hotels, Inc., a North Carolina corporation operating so as to qualify as a real estate investment trust.

“Company Board” has the meaning set forth in the Recitals hereto.

“Company Board Recommendation” has the meaning set forth in Section 7.2(b).

“Company Common Share Merger Consideration” has the meaning set forth in Section 3.1(c).

“Company Common Stock” means the Company’s Common Stock, $0.01 par value per share.

“Company Expenses” has the meaning set forth in Section 11.3(a)(v).

“Company Intellectual Property” has the meaning set forth in Section 4.6.

“Company Parties” means the Company and Operating Partnership.

“Company Plan” means the Winston Hotels, Inc. Stock Incentive Plan.

“Company Series A Preferred Stock” means the Company’s 9.25% Series A Cumulative Preferred Stock, $0.01 par value per share.

“Company Preferred Share Merger Consideration” has the meaning set forth in Section 3.1(g).

“Company Series B Preferred Stock” means the Company’s 8.00% Series B Cumulative Preferred Stock, $0.01 par value per share.

“Company SEC Reports” has the meaning set forth in Section 4.4.

“Company Shareholders Meeting” has the meaning set forth in the Recitals hereto.

“Company Termination Fee” means an amount equal to $11,000,000 in cash.

“Company Triggering Event” means (i) (x) the failure of the Company Board to recommend that the Company’s shareholders vote to adopt this Agreement, (y) a Recommendation Withdrawal or (z) any statement by the Company Board, the Special Committee or the Company, in any written material filed with the SEC, that the Company Board or the Special Committee does not believe that this Agreement and the Merger Transactions are in the best interests of the Company’s shareholders; (ii) the failure of the Company to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Company Board and the Special Committee has determined and believes that this Agreement and the Merger Transactions are in the best interests of the Company’s shareholders; (iii) the approval, endorsement or recommendation of the Company Board and the Special Committee of, or the public announcement of its intent to approve, endorse or recommend, any Acquisition Proposal; (iv) the entry into a Contract (other than a confidentiality agreement entered into in compliance with Section 6.3(a)) by any of the Acquired Companies relating to an Acquisition Proposal, or the public announcement of its intent to do so; (v) the failure of the Company to comply with Section 6.3(a); or (vi) a tender or exchange offer relating to securities of any of the Acquired Companies shall have been commenced by someone other than Parent or its Affiliates and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer.

“Confidentiality Agreement” has the meaning set forth in Section 6.1(b).

“Consent” means any approval, consent, ratification, permission, waiver or authorization by, filing with or notification to, any Person (including any Governmental Authorization).

“Contemplated Transactions” has the meaning set forth in the Recitals hereto.

“Continuing Employees” has the meaning set forth in Section 7.4.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, including, in each case, any amendments, supplements or modifications thereto.

“Covered Parties” has the meaning set forth in Section 7.5(a).

“Current Policy” has the meaning set forth in Section 7.5(c).

“DLLCA” has the meaning set forth in the Recitals hereto.

“Debt” means, as to any Person, at a particular time, (i) indebtedness for borrowed money or for the deferred purchase price of property (which shall not include accounts payable incurred in the ordinary course of business) in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (ii) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (iii) obligations of such Person to purchase or repurchase accounts receivable, chattel paper or other payment rights sold or assigned by such Person, (iv) obligations secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property or services subject to such mortgage or Encumbrance, (v) obligations for any amounts under any deferred compensation programs, (vi) indebtedness or obligations of such Person under or with respect to letters of credit, notes, bonds, debentures or other debt instruments, (vii) obligations of such Person under any interest rate swap, cap or collar agreement, currency or hedging arrangements or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in interest rates, in each case whether contingent or matured and including all breakage, termination or prepayment fees and (viii) obligations for penalty payments, redemption premiums, charges, breakage costs, yield maintenance amounts and other expenses relating to the prepayment of any obligations of the types referred to in this definition of Debt.

“Disclosure Letter” means the disclosure letter in respect of the Acquired Companies as delivered by the Company to Parent on the date hereof simultaneously with the execution and delivery of this Agreement.

“DRIP” has the meaning set forth in Section 3.5.

“Employee Benefit Plans” has the meaning set forth in Section 4.12(a).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any kind or nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise, transfer or pledge of any other attribute of ownership of any asset).

“End Date” has the meaning set forth in Section 11.1(b).

“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned or operated by any of the Acquired Companies or JV Entities or (b) any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all applicable Legal Requirements relating to pollution or protection of human health or the environment, including ambient air, surface water, ground water, land surface or subsurface strata, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits” has the meaning set forth in Section 4.19(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Facilities” means any real property, including the Properties, leaseholds or other interests currently or formerly owned in fee simple or pursuant to a ground leasehold interest or operated by any Acquired Company, together with any buildings, plants, structures or equipment located thereon, including hotels, parking lots and structures, convention centers, meeting facilities, restaurant, bar and lounge facilities, and all furnishings, fixtures and equipment located therein or thereon.

“Franchise Agreements” has the meaning set forth in Section 4.8(f).

“GAAP” means the generally accepted accounting principles in the United States of America.

“Governmental Authorization” means any (i) permit, license, certificate, franchise, approval, consent, ratification, waiver, certification, decree, decision, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available or the expiration or termination of any applicable waiting period by or under the authority of any Governmental Body or pursuant to any Legal Requirement or (ii) right under any Contract with any Governmental Body.

“Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government or (iii) governmental or quasi-governmental regulatory or administrative authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or other Person and any court, arbitral body, self-regulated entity or other tribunal).

“Ground Leased Properties” has the meaning set forth in Section 4.8(a).

“Ground Leases” has the meaning set forth in Section 4.8(a).

“H&W” has the meaning set forth in Section 9.4.

“Hazardous Substances” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, asbestos, petroleum and petroleum products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Event” has the meaning set forth in Section 7.5(a).

“Insurance Amount” has the meaning set forth in Section 7.5(c).

“Intellectual Property” means (i) trademarks, service marks, trade names and Internet domain names, together with all goodwill connected therewith or symbolized thereby, (ii) patents (including any continuations and continuations in part), (iii) copyrights, (iv) trade secrets and know-how, (v) copyrightable works and copyrights and (vi) registrations and applications for registration of any of the foregoing.

“IRS” means the Internal Revenue Service of the United States federal government.

“JV Entities” means the joint venture entities of the Company set forth on Exhibit A attached hereto, including the Minority JV Entities as specified on Exhibit A attached hereto.

“knowledge”: An individual will be deemed to have “knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, following reasonable inquiry. A Person (other than an individual) will be deemed to have “knowledge” of a particular fact or other matter if any individual who is currently serving as an executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act and in the case of the Company Parties, limited to such Persons listed as such in the Company’s proxy statement for its 2006 annual meeting of shareholders filed with the SEC on March 17, 2006) of such Person is actually aware of such fact or other matter, following reasonable inquiry. Notwithstanding the foregoing, with respect to any Person’s knowledge concerning circumstances pertaining to or affecting the Minority JV Entities, the parties hereto hereby acknowledge and agree that such Person’s duty of reasonable inquiry shall not include a duty to make inquiries of the Minority JV Entities.

“Legal Proceeding” means any action, suit, litigation, claim, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, executive order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, applied, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NYSE or any other stock exchange, if applicable).

“Liabilities” has the meaning set forth in Section 4.28.

“Limited Liability Company Agreement” has the meaning set forth in Section 2.3(b).

“Loan Documents” has the meaning set forth in Section 4.29.

“Loans” has the meaning set forth in Section 4.29.

“Mailing Notice” has the meaning set forth in Section 6.6.

“Management Agreement Documents” has the meaning set forth in Section 4.9.

“Material Adverse Effect”: An event, change, effect or development will be deemed to have a “Material Adverse Effect” on the Acquired Companies if such event, change, effect, development or other matter (a) has had, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, on the business, financial condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Companies, taken as a whole, excluding any effects arising out of or resulting from any adverse change following the date of this Agreement in the financial credit or real estate markets, or other change following the date of this Agreement in general economic conditions, or an outbreak or escalation of hostilities, a national emergency or war, or the occurrence of any act of terrorism, in each case, except if the Acquired Companies, taken as a whole, are materially and disproportionately affected thereby, (b) has had, or would reasonably be expected to have, a material adverse effect on the ability of the Company Parties to timely consummate the Merger Transactions or to timely perform any of their respective obligations under this Agreement, or (c) has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation of the Merger Transactions. An event, change, effect, development or other matter will be deemed to have a “Material Adverse Effect” on Parent if such event, change, effect, development or other matter (i) has had, or would reasonably be expected to have, a material adverse effect on the ability of the Buyer Parties to timely consummate the Merger Transactions or to timely perform any of their respective obligations under this Agreement, or (ii) has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation of the Merger Transactions. For purposes of clarification, no event, change, effect, development or other matter attributable to compliance with the terms of, or the taking of any action expressly required by, this

Agreement or any of the Merger Transactions, including the payment of the Wilbur Break-up Fee and the loss by the Acquired Companies of certain customers, suppliers, franchisors or employees solely as a result of the performance of this Agreement or the announcement of the Merger Transactions, solely to the extent that such losses are reasonably consistent in scope and magnitude with the average losses experienced by companies operating in the industry in which the Company Parties operate in connection with change-of-control transactions, shall be deemed in itself, or in any combination, to constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Acquired Companies; provided, however, that with respect to the representations and warranties set forth in Sections 4.2(d) and 5.4(b), only the language in the first two (2) sentences of this paragraph shall be applied in determining whether a “Material Adverse Effect” has occurred with respect to such Sections 4.2(d) and 5.4(b).

“Material Contract” has the meaning set forth in Section 4.16(a).

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Effective Time” has the meaning set forth in Section 2.2.

“Merger Transactions” has the meaning set forth in the Recitals hereto.

“MergerCo” means Inland American Acquisition (Winston), LLC, a Delaware limited liability company and wholly-owned Subsidiary of Parent.

“MergerCo Common Units” has the meaning set forth in Section 3.1(a).

“Minority JV Entity” means any JV Entity that does not qualify as a Subsidiary of the Company per the first sentence of the definition of “Subsidiary” and is therefore not a Subsidiary of the Company. The term “Minority JV Entity” shall include all Subsidiaries of such Minority JV Entity, and shall include each of the JV Entities specified as a Minority JV Entity on Exhibit A attached hereto.

“Multiemployer Plan” has the meaning set forth in Section 4.12(g).

“NCBCA” has the meaning set forth in the Recitals hereto.

“New Employee Benefit Plans” has the meaning set forth in Section 7.4.

“NYSE” has the meaning set forth in Section 7.1.

“Operating Partnership” means WINN Limited Partnership, a North Carolina limited partnership whose sole general partner is the Company.

“Operating Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated July 11, 1997, as amended from time to time.

“Option Holder Notice” has the meaning set forth in Section 3.1(d).

“Option Merger Consideration” has the meaning set forth in Section 3.1(d).

“Options” has the meaning set forth in Section 3.1(d).

“Organizational Documents” has the meaning set forth in Section 4.1(b).

“Owned Real Properties” has the meaning set forth in Section 4.8(a).

“Ownership Limitation” has the meaning set forth in the Articles of Incorporation of the Company, as amended from time to time, as in effect on the date hereof.

“Parent” means Inland American Real Estate Trust, Inc., a Maryland corporation.

“Parent Expenses” has the meaning set forth in Section 11.3(a)(ii).

“Parent Termination Fee” has the meaning set forth in Section 11.3(a)(v).

“Paying Agent” has the meaning set forth in Section 3.3(a).

“Permits” has the meaning set forth in Section 4.13(b).

“Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments, governmental charges or levies or mechanics and other statutory liens (A) that are not material in amount relative to the property affected and (B) that are not yet delinquent or are being contested in good faith and by appropriate proceedings in respect thereof during which collection or enforcement is stayed, (ii) inchoate mechanics’ and materialmen’s liens for construction in progress and arising in the ordinary course of business of the Acquired Companies, (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Acquired Companies, (iv) with respect to real property, zoning restrictions, survey exceptions, utility easements, rights of way and similar Encumbrances that are imposed by any Governmental Body having jurisdiction thereon or that otherwise are typical for the applicable property type and locality and that, individually or in the aggregate, do not interfere materially, or would not reasonably be expected to interfere materially, with the current use and operation of such property (assuming its continued use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property, (v) with respect to real property, any title exception (whether material or immaterial) disclosed in any Title Policy provided or made available to Parent prior to the date hereof, Encumbrances and obligations arising under the Material Contracts (including any Encumbrance securing mortgage debt disclosed in the Disclosure Letter), the Ground Leases and any other Encumbrance that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property and/or (vi) other Encumbrances being contested in the ordinary course of business in good faith and which, individually or in the aggregate, do not materially impair, or would not reasonably be expected to impair, the continued use and operation of the assets to which they relate in the conduct of the business of any Acquired Company.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Properties” has the meaning set forth in Section 4.8(a).

“Proxy Statement” has the meaning set forth in Section 4.23.

“Qualified Plans” has the meaning set forth in Section 4.12(d).

“Qualifying Income” has the meaning set forth in Section 11.3(b).

“Recommendation Withdrawal” has the meaning set forth in Section 7.2(b).

“REIT” has the meaning set forth in Section 4.11(b).

“Representatives” means, with respect to any Person, the equity holders, partners, employees, consultants, officers, directors, agents, attorneys, accountants, advisors, debt and equity financing sources and representatives of such Person.

“Required Company Shareholder Vote” has the meaning set forth in Section 4.2(b).

“Restricted Shares” has the meaning set forth in Section 3.1(e).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.14(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Preferred Units” means all partnership interests in the Operating Partnership specifically designated as Series B Preferred Units in the Operating Partnership Agreement.

“Space Leases” has the meaning set forth in Section 4.8(c).

“Special Committee” means the special committee of the Company Board appointed to evaluate, negotiate and recommend actions with respect to Acquisition Transactions involving the Company, including the Merger Transactions, and to represent the Company in connection therewith.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which (i) if a corporation, (x) a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (y) that Person otherwise has direct or indirect control thereof, by Contract or otherwise or (ii) if a limited liability company, partnership, association, joint venture or other business entity (other than a corporation), (x) a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses, (y) that Person shall be or control any managing director or general partner of such business entity (other than a corporation) or (z) that Person otherwise has direct or indirect control thereof, by Contract or otherwise. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary, and, when used with respect to the Company, shall include each of the Acquired Companies listed on Section 4.1(b) of the Disclosure Letter, including each of the JV Entities (except for the Minority JV Entities), in each case, as specified and listed on Exhibit A attached hereto.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal (except that references to twenty percent (20%) within the definition of “Acquisition Proposal” will be deemed to be references to “more than fifty percent (50%)”) made by a third party on terms that the Company Board (acting through the Special Committee) determines, in its good faith judgment, after consultation with its or the Special Committee’s, as applicable, financial advisors and outside legal counsel, taking into account, among other things, all of the terms, conditions and circumstances of the Acquisition Proposal, to be more favorable to the Company’s shareholders from a financial point of view than the terms of the Merger Transactions (after giving effect to any modification to this Agreement proposed by the Buyer Parties) and to be reasonably capable of being consummated.

“Superior Proposal Notice” means the at least three (3) business days’ written notice from the Company to Parent that the Company or its Special Committee is in receipt of an unsolicited Superior Proposal and is prepared to approve, authorize or recommend such Superior Proposal or the applicable amendment to a Superior Proposal, specifying the material terms and conditions of such Superior Proposal or amendment thereto (and a copy thereof, if available) and identifying the third party making such Superior Proposal or amendment thereto.

“Superior Proposal Termination Procedures” has the meaning set forth in Section 11.1(f).

“Surviving Entity” has the meaning set forth in Section 2.1(a).

“Tax” means (i) any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), (ii) any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Taxing Authority and (iii) any liability pursuant to any statute or agreement for an amount described in clauses (i) or (ii) above owed by another party.

“Tax Protection Agreement” has the meaning set forth in Section 4.11(t).

“Tax Return” means any return (including any information return), report, statement, estimate, schedule, notice, notification, form, election, certificate or other document filed with, or required to be filed with, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Taxing Authority” means a Governmental Body responsible for the imposition, administration or collection of any Tax.

“Title Policies” has the meaning set forth in Section 4.8(b).

“Transfer Taxes” has the meaning set forth in Section 7.7.

“Treasury Regulations” means the final and temporary income tax regulations promulgated under the Code, as such regulations may be amended from time to time. References to specific provisions of the Treasury Regulations shall be deemed to include the corresponding provisions of succeeding provisions of the Treasury Regulations.

“Tribeca Contract” means the Agreement of Purchase and Sale, dated as of February 13, 2006 and amended as of May 2, 2006 and October 4, 2006, by and between the Operating Partnership and York Street, LLC, as amended as of February 21, 2007.

“Wilbur Break-up Fee” means the Company Termination Fee and Parent Expenses, each as defined in the Wilbur Merger Agreement, that is to be paid to Wilbur Acquisition Holding Company, LLC at or prior to the time of the effectiveness of the termination of the Wilbur Merger Agreement.

“Wilbur Break-up Fee Reimbursement” has the meaning set forth in Section 11.3(b).

“Wilbur Merger Agreement” means the Agreement and Plan of Merger dated as of February 21, 2007 by and among the Company, the Operating Partnership, Wilbur Acquisition Holding Company, LLC and Wilbur Acquisition, Inc.

ARTICLE II

THE MERGER

Section 2.1  General.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the DLLCA and the NCBCA, at the Merger Effective Time, MergerCo and the Company shall consummate the Merger pursuant to which (i) the Company shall be merged with and into MergerCo and the separate existence of the Company shall thereupon cease and (ii) MergerCo shall be the surviving entity in the Merger (the “Surviving Entity”). The Merger shall have the effects specified in the DLLCA and the NCBCA.

(b) Subject to the terms and conditions of this Agreement, at the Merger Effective Time, Parent shall purchase one hundred (100) Common Units of the Operating Partnership for a cash purchase price of one hundred dollars ($100.00) and Parent shall become a limited partner of the Operating Partnership.

Section 2.2  Effective Time.  At the Closing and immediately prior to the Merger Effective Time, MergerCo and the Company shall duly execute and file a certificate of merger and articles of merger with respect to the Merger in a form that complies with the DLLCA and the NCBCA, respectively (collectively, the “Articles of Merger”) with the Secretary of State of the State of Delaware and the Secretary of State of the State of North Carolina, respectively, in accordance with the DLLCA and the NCBCA, respectively. The Merger shall become effective upon such time as the Articles of Merger have been accepted for record by the Secretary of State of the State of Delaware and the Secretary of State of the State of North Carolina, respectively, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DLLCA and the NCBCA as the effective time of the Merger but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the Secretary of State of the State of Delaware and the Secretary of State of the State of North Carolina, respectively (the “Merger Effective Time”).

Section 2.3  Certificate of Formation; Limited Liability Company Agreement.

(a) At the Merger Effective Time, the Certificate of Formation of MergerCo, as in effect immediately prior to the Merger Effective Time, shall be the Certificate of Formation of the Surviving Entity until thereafter amended as provided therein or by applicable law (the “Certificate of Formation”).

(b) The limited liability company agreement of the Company, as in effect immediately prior to the Merger Effective Time, shall be the limited liability company agreement of the Surviving Entity until thereafter amended as provided therein or by applicable law (the “Limited Liability Company Agreement”).

Section 2.4  Closing.  Unless this Agreement shall have been terminated in accordance with Article XI, the closing of the Merger (the ‘‘Closing”) shall occur as promptly as practicable (but in no event later than the third business day) after all of the conditions set forth in Articles VIII, IX and X (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver thereof) shall have been satisfied or waived by the party hereto entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties hereto (the “Closing Date”). The Closing shall take place at the offices of DLA Piper US LLP, Raleigh, North Carolina, or at such other place as agreed to by the parties hereto.

Section 2.5  Manager and Officers; General Partner and Limited Partners.

(a) (i) The manager of MergerCo immediately prior to the Merger Effective Time shall be the manager of the Surviving Entity, and (ii) the officers of MergerCo immediately prior to the Merger Effective Time shall be the officers of the Surviving Entity, in each case, to hold such position in accordance with the Certificate of Formation and Limited Liability Company Agreement.

(b) The general partner of the Operating Partnership immediately after the Merger Effective Time shall be the Surviving Entity and the limited partner of the Operating Partnership immediately after the Merger Effective Time shall be Parent.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.1  Effects on Shares.  At the Merger Effective Time, by virtue of the Merger and without any action on the part of Parent, MergerCo, the Company or any of their respective shareholders or unitholders:

(a) Each common unit of MergerCo (the “MergerCo Common Units”), shall be converted into one validly issued, fully paid and nonassessable common unit of the Surviving Entity.

(b) Except for each share of Company Common Stock as of the Merger Effective Time held in the name of the Company, as trustee, for the benefit of the individual participants in the Winston Hotels, Inc. Executive Deferred Compensation Plan, each share of Company Common Stock and Company Series B Preferred Stock that is owned by any of the Acquired Companies or by Parent, MergerCo or any other Subsidiary of Parent immediately prior to the Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than shares to be canceled in accordance with Section 3.1(b)) shall automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to $15.00 without interest (the “Company Common Share Merger Consideration”).

(d) Not later than the earlier of the time at which the Company gives notice of the Contemplated Transactions to its shareholders and the date that is thirty (30) days prior to the Merger Effective Time, the Company shall notify each holder of the options granted pursuant to the Company Plan (“Options”), in writing, of the Contemplated Transactions in accordance with the Company Plan (the “Option Holder Notice”). Immediately prior to the Merger Effective Time, all such Options that remain unvested automatically shall become fully vested. The Option Holder Notice shall (i) apprise the holders of outstanding Options of their ability to exercise the Options in accordance with the Company Plan prior to the Merger Effective Time, (ii) disclose that, if not exercised, such Options will terminate at the Merger Effective Time and (iii) disclose that if any Options are not exercised prior to the Merger Effective Time and terminate as contemplated in clause (ii), the holders of such Options will be entitled to receive the Option Merger Consideration in respect of such Options. As of the Merger Effective Time, each outstanding Option shall be terminated by virtue of the Merger and each holder of an Option shall cease to have any rights with respect thereto, other than the right to receive, in respect of each such terminated Option, a single lump sum payment (without interest and subject to the deduction and withholding of such amounts as Parent, the Surviving Entity or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law) in cash an amount equal to the Company Common Share Merger Consideration, minus the exercise price for such Option (the “Option Merger Consideration”). Payment of the Option Merger Consideration to each of the holders of Options entitled thereto shall be made as soon as practicable after the Merger Effective Time, subject to the terms and conditions of this Agreement. Any amounts withheld and paid over to the appropriate taxing authority by Parent, the Surviving Entity or the Paying Agent will be treated for all purposes of this Agreement as having been paid to the holder of the Option in respect of whom such deduction and withholding was made. If the exercise price per share of any such Option is equal to or greater than the Company Common Share Merger Consideration, such Option shall be canceled without any cash payment being made in respect thereof. Prior to the Merger Effective Time, the Company shall take all actions required by the Company Plan under which such Options were granted to cause such Company Plan and all Options granted thereunder to terminate at the Merger Effective Time, including adopting any plan amendments and resolutions and obtaining any required Consents, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Entity.

(e) Immediately prior to the Merger Effective Time, all restricted share awards (“Restricted Shares”) granted pursuant to the Company Plan or otherwise that remain unvested automatically shall become fully vested and free of any forfeiture restrictions and each Restricted Share shall be considered an outstanding share of Company Common Stock for all purposes of this Agreement, including the right to receive the Company Common Share Merger Consideration. Prior to the Merger Effective Time, the Company will adopt such resolutions and will take such other actions, including adopting any plan amendments and obtaining any required Consents, as shall be required to effectuate the actions contemplated by this Section 3.1(e), without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Entity.

(f) If, subsequent to the date of this Agreement but prior to the Merger Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization, or any dividend or other distribution payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or other similar transaction, the Company Common Share Merger Consideration, the Option Merger Consideration and the Common Unit Consideration shall be appropriately adjusted so that the aggregate amount payable pursuant to this Agreement to effect the Merger Transactions shall not have increased as a result of such adjustment.

(g) Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Merger Effective Time (other than shares to be canceled in accordance with Section 3.1(b)) shall automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to the sum of (i) $25.44 per share (if the Merger Effective Time occurs on or prior to June 30, 2007) or $25.38 per share (if the Merger Effective Time occurs after June 30, 2007 and on or prior to September 30, 2007) plus (ii) any accrued and unpaid dividends as of the Merger Effective Time (the “Company Preferred Share Merger Consideration”).

Section 3.2  Effect on Partnership Units.

At the Merger Effective Time:

(a) Parent shall purchase one hundred (100) Common Units of the Operating Partnership for a cash purchase price of one hundred dollars ($100.00) and Parent shall be a limited partner of the Operating Partnership.

(b) Each Common Unit issued and outstanding immediately prior to the Merger Effective Time that is held by the Common Unit Holders shall automatically be converted into, and canceled in exchange for, the right to receive, at the Merger Effective Time, an amount in cash to be paid by Parent equal to the Company Common Share Merger Consideration, without interest, multiplied by the Conversion Factor (as defined in the Operating Partnership Agreement) for each Common Unit held by such Common Unit Holder (the “Common Unit Consideration”).

(c) Each Series B Preferred Unit outstanding under the Operating Partnership immediately prior to the Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

Section 3.3  Exchange Procedures; Stock Transfer Books.

(a) Prior to the Merger Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying and exchange agent hereunder (the “Paying Agent”). At the Merger Effective Time, Parent shall, or shall cause any of the Acquired Companies to, deposit with the Paying Agent cash in an amount necessary to pay all of the Company Common Share Merger Consideration, Company Preferred Share Merger Consideration, Option Merger Consideration and Common Unit Consideration. The amounts deposited pursuant to the prior sentence shall hereinafter be referred to as the “Exchange Fund.” Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Company Common Share Merger Consideration, Company Preferred Share Merger Consideration, Option Merger Consideration and Common Unit Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

(b) As soon as reasonably practicable, and in no event more than five (5) business days after the Merger Effective Time, Parent shall cause the Paying Agent to send (i) to each Person who was, immediately prior to the Merger Effective Time, a holder of record of certificates of Company Common Stock, Common Units and/or Company Series B Preferred Stock (A) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify including (1) a provision confirming that delivery of certificates shall be effected, and risk of loss and title to certificates shall pass to the Paying Agent, only upon delivery of such certificates to the Paying Agent, and (2) a form of certification by the Person executing such letter of transmittal to the effect that either (x) such Person is not “foreign” for purposes of Sections 897 and 1445 of the Code or (y) such Person has not owned, directly or indirectly, more than five percent (5%) of the outstanding Company Common Stock or Company Series B Preferred Stock at any time during the five (5) years preceding the Merger Effective Time, and (B), if applicable, instructions for use in effecting the surrender of certificates in exchange for either Company Common Share Merger Consideration, Company Preferred Share Merger Consideration or Common Unit Consideration to which the holder thereof is entitled, and (ii) to each holder of an Option, a check in an amount equal to the Option Merger Consideration due and payable to such holder pursuant to Section 3.1(d) in respect of such Option. Upon surrender of a certificate for cancellation to the Paying Agent, if applicable, together with a duly executed letter of transmittal (completed in accordance with the instructions thereto) and such other documents as may be reasonably required by the Paying Agent or Parent, (A) the holder shall be entitled to receive in exchange therefor the applicable Company Common Share Merger Consideration, Company Preferred Share Merger Consideration or Common Unit Consideration payable in respect of the shares of Company Common Stock, Company Series B Preferred Stock or Common Units, as applicable, pursuant to the provisions of this Article III and (B) the certificates (if any) so surrendered shall be canceled. Until surrendered as contemplated by this Section 3.3(b), each certificate shall be deemed from and after the Merger Effective Time to represent only the right to receive, upon such surrender, the applicable Company Common Share Merger Consideration, Company Preferred Share Merger Consideration or Common Unit Consideration as contemplated by this Section 3.3(b). No interest shall be paid or accrue on any of the Company Common Share Merger Consideration, Company Preferred Share Merger Consideration, Option Merger Consideration or Common Unit Consideration. In the event of a transfer of ownership of Company Common Stock, Company Series B Preferred Stock or Common Units that is not registered in the transfer records of the Company or the Operating Partnership, if applicable, payment may be made to a Person other than the Person in whose name the certificate (if any) so surrendered is registered, if such certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. If any certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any portion of the Exchange Fund, require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claims that may be made against the Paying Agent, Parent or the Surviving Entity with respect to such certificate.

(c) As of the Merger Effective Time, all shares of Company Common Stock (other than shares of Company Common Stock to be canceled and retired in accordance with Section 3.1(b)) and Company Series B Preferred Stock (other than shares of Company Series B Preferred Stock to be canceled and retired in accordance with Section 3.1(b)) issued and outstanding immediately prior to the Merger Effective Time shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares shall cease to be holders thereof and to have any rights with respect thereto, except the right to receive the Company Common Share Merger Consideration or Company Preferred Share Merger Consideration, as applicable, upon surrender of the certificate (if any) representing such shares in accordance with this Section 3.3. The Company Common Share Merger Consideration and Company Preferred Share Merger Consideration paid upon the surrender of certificates (if any) in accordance with the terms of this Section 3.3 shall be deemed to have been delivered (and paid) in full satisfaction of all rights and privileges pertaining to the Company Common Stock and Company Series B Preferred Stock exchanged therefor and, if applicable, represented by such certificates exchanged therefor. The Option Merger Consideration paid with respect to the Options in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Options, and on and after the Merger Effective Time the holder of an Option shall have no further rights with respect to any Option, other than the right to receive the Option Merger Consideration as provided in Section 3.1(d).

(d) As of the Merger Effective Time, all Common Units shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Common Unit Holder shall cease to be a holder thereof and to have any rights with respect thereto, except the right to receive Common Unit Consideration. The Common Unit Consideration paid upon the surrender of certificates (if any) in accordance with the terms of this Section 3.3 shall be deemed to have been delivered (and paid) in full satisfaction of all rights and privileges pertaining to the Common Units to be redeemed therefor and, if applicable, represented by such certificates exchanged therefor.

(e) At the Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of the Company Common Stock and Company Series B Preferred Stock on the records of the Company.

(f) The Paying Agent shall invest any cash included in the Exchange Fund in liquid debt securities rated AA or higher by at least two nationally-recognized rating agencies or as otherwise directed by Parent; provided, that no such investment or loss thereon shall affect the amounts payable to the Company’s shareholders and Option holders pursuant to this Section 3.3. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for any other reasons below the level required to make prompt payments of the Company Common Share Merger Consideration, Company Preferred Share Merger Consideration, Option Merger Consideration or Common Unit Consideration as contemplated hereby (other than as a result of the failure of the representation and warranty set forth in Section 4.3 to be true and correct), Parent shall promptly replace or restore the portion of the Exchange Fund lost though investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full. Any interest and other income resulting from such investments shall promptly be paid to Parent.

(g) Any portion of the Exchange Fund that remains undistributed to holders of shares of Company Common Stock, Company Series B Preferred Stock, Common Units or Options as of the date twelve (12) months after the Merger Effective Time shall be delivered to Parent or the Surviving Entity, and any holders of shares of Company Common Stock, Company Series B Preferred Stock, Common Units or Options prior to the Merger who have not theretofore complied with this Section 3.3 shall thereafter look only to the Surviving Entity or Parent for payment of any portion of the Company Common Share Merger Consideration, Company Preferred Share Merger Consideration, Option Merger Consideration or Common Unit Consideration, as applicable.

(h) None of the Buyer Parties, the Company Parties, the Paying Agent or the Surviving Entity, or any of their respective Representatives or Affiliates shall be liable to any holder or former holder of Company Common Stock, Company Series B Preferred Stock, Options, Common Units, or to any other Person, with respect to any portion of the Company Common Share Consideration, Company Preferred Share Merger Consideration, Common Unit Consideration or Option Merger Consideration, or for any cash amounts, if the Exchange Fund has properly been delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement. If any certificate has not been surrendered prior to three (3) years after the Merger Effective Time (or immediately prior to such earlier date on which any Company Common Share Merger Consideration, Company Preferred Share Merger Consideration, Common Unit Consideration or Option Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Body), any such shares, cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.4  Withholding Rights.  Parent, the Surviving Entity or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, the Surviving Entity or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of whom such deduction and withholding was made by Parent, the Surviving Entity or the Paying Agent, as applicable.

Section 3.5  Termination of DRIP.  The Company shall take all actions necessary to terminate its Dividend Reinvestment and Share Purchase Plan (the ‘‘DRIP”), effective as soon as possible after the date of this Agreement, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Entity or any other Company Party or Buyer Party as a result of such purchase or the exercise of such rights at or after such date.

Section 3.6  Further Actions.  If at any time after the Merger Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any of the Acquired Companies or MergerCo or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Entity and its proper officers and directors or its designees shall be authorized to execute and deliver, in the name and on behalf of the Company, MergerCo and the Operating Partnership, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, MergerCo and the Operating Partnership all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any of the Acquired Companies or MergerCo, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth in the Disclosure Letter, the Company and the Operating Partnership hereby (a) jointly and severally represent and warrant to the Buyer Parties as of the date hereof and (b) shall jointly and severally represent and warrant to the Buyer Parties as of the Closing Date (or, in each case, if made as of a specific date, as of such date), as follows:

Section 4.1  Organization and Good Standing.

(a) Each Acquired Company, and to the knowledge of the Acquired Companies, each Minority JV Entity, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with all requisite power and authority to conduct its business as now being conducted, to own or use the respective properties and assets that it purports to own or use, and to perform all of its obligations under all Material Contracts to which it is a party. Each Acquired Company, and to the knowledge of the Acquired Companies, each Minority JV Entity, is duly qualified to do business as a foreign corporation or other foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies.

(b) Section 4.1(b) of the Disclosure Letter lists all the Acquired Companies and indicates as to each its jurisdiction of organization, the percentage of its outstanding capital stock or other equity interests that is held by any Acquired Company, and, except in the case of the Company, its shareholders or unit holders. The Company has made available to Parent prior to the date hereof copies of the articles or certificate of incorporation, bylaws and other organizational documents, in each case, as amended to date and as currently in effect (collectively, the “Organizational Documents”), of each of the Acquired Companies.

(c) Section 4.1(c) of the Disclosure Letter sets forth a complete list of Persons, other than those set forth in Section 4.1(b) of the Disclosure Letter, in which any Acquired Company has a direct or indirect interest, together with (i) the jurisdiction of organization of each Person listed, (ii) the names of the other members and partners in each Person listed and (iii) the respective percentage interests of each such members or partners in each Person listed. The Company has made available to Parent prior to the date hereof copies of the Organizational Documents of each JV Entity listed in Section 4.1(c) of the Disclosure Letter.

(d) All Organizational Documents of the Acquired Companies and, to the knowledge of the Acquired Companies, the Minority JV Entities are in full force and effect. None of the Acquired Companies are in material violation of the Organizational Documents of any of the Acquired Companies.

(e) The Company has made available to Parent prior to the date hereof copies of the charters of each committee of the Company Board and any code of conduct or similar policy adopted by the Company.

Section 4.2  Authority; No Conflict.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and, subject to the approvals described in Section 4.2(b), to consummate the Merger Transactions. The Company Parties have taken all steps necessary to (i) cause the Merger Transactions to comply with or be exempted from any Organizational Document of any of the Acquired Companies that would otherwise prohibit, hinder or delay such transactions and (ii) render any and all limitations on ownership of (A) Company Common Stock and (B) Common Units, including the ownership limit set forth in the Organizational Documents of the Company and the Operating Partnership Agreement, inapplicable to the Merger Transactions.

(b) Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger Transactions have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the Merger

Transactions, other than (i) the affirmative approval of the Merger by at least a majority of all the votes entitled to be cast on the matter by the holders of all outstanding shares of Company Common Stock (the “Required Company Shareholder Vote”) and (ii) the execution, filing with, and the acceptance for record by the Secretary of State of the State of North Carolina of the Articles of Merger as required by the Secretary of State of the State of North Carolina. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the Buyer Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general applicability relating to or affecting creditors’ rights or by general equitable principles.

(c) The Operating Partnership (through the Company as its sole general partner) has all necessary partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger Transactions. The execution, delivery and performance by the Operating Partnership of this Agreement and the consummation by the Operating Partnership of the Merger Transactions, have been duly and validly authorized by all necessary partnership proceedings on behalf of the Operating Partnership, including by all necessary action of the general partner of the Operating Partnership, and no other partnership proceedings are necessary to authorize this Agreement or to consummate the Merger Transactions. Other than the approval of the general partner of the Operating Partnership, which approval has been obtained, and the Required Company Shareholder Vote, no other vote or approval of the holders of any class or series of the capital stock, partnership interests or other equity interest of any of the Acquired Companies are necessary to approve the Merger Transactions. This Agreement has been duly and validly executed and delivered by the Operating Partnership (and by the Company on behalf of the Operating Partnership) and, assuming the due authorization, execution and delivery by each of the Buyer Parties, constitutes a legal, valid and binding obligation of the Operating Partnership, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general applicability relating to or affecting creditors’ rights or by general equitable principles.

(d) Subject to the Required Company Shareholder Vote, except as set forth in Section 4.2(d) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of any of the Merger Transactions do or will, directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Companies or, to the knowledge of the Acquired Companies, the Organizational Documents of any of the Minority JV Entities, or (B) any resolution adopted by the board (or similar governing body) or the shareholders (or similar holders of equity therein) of any of the Acquired Companies or, to the knowledge of the Acquired Companies, such resolutions of any of the Minority JV Entities; (ii) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction or decree to which any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, or any of the assets owned or used by any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, is or may be subject; (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities; (iv) cause any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with or result in a violation or breach of any provision of, or result in the loss of any material right or benefit under, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance, other than any Permitted Encumbrance, upon or with respect to any of the assets owned or used by any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, except, in the case of clauses (iii), (iv), (v), (vi), (vii) and (viii) above, for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies or any of the Merger Transactions.

(e) The execution and delivery of this Agreement by the Company Parties does not, and the performance of this Agreement and the consummation of the Merger Transactions will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws, (B) the pre-merger notification requirements of the HSR Act, if any, (C) the filing with the SEC of the Proxy Statement relating to the Merger to be sent to the Company’s shareholders, (D) any filings required under any securities exchange or quotation service and (E) filing of the Articles of Merger as required by the DLLCA and the NCBCA, respectively, and appropriate corresponding documents with the appropriate authorities in other states in which the Company is qualified as a foreign corporation to transact business; and (ii) where the failure to obtain such Consents, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies or any of the Merger Transactions.

Section 4.3  Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, 3,000,000 shares of Company Series A Preferred Stock and 5,000,000 shares of Company Series B Preferred Stock. As of the date hereof, (i) 29,414,967 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of Company Series A Preferred Stock are issued and outstanding, (iii) 3,680,000 shares of Company Series B Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (iv) 10,000 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Options granted pursuant to the Company Plan, (v) 1,298,480 shares of Company Common Stock are reserved for issuance upon the conversion of Common Units into shares of Company Common Stock pursuant to the terms of the Operating Partnership Agreement, and (vi) no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding warrants. As of the date hereof, the Conversion Factor (as defined in the Operating Partnership Agreement) is equal to 1.0.

(b) There are no bonds, debentures, notes or other Debt or, other than the capital stock and options described in Section 4.3(a), securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

(c) Set forth in Schedule 4.3(c) of the Disclosure Letter is, with respect to each Option granted by the Company as of the date of this Agreement, information regarding the identity of the grantee, the number of Options subject to the grant, the exercise/conversion price and expiration date and the Company Plan under which it was issued. All shares of Company Common Stock subject to issuance as described in Section 4.3(a) will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, nonassessable and not subject to any preemptive rights. All Options, when issued, had an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock. As of the Merger Effective Time, all outstanding Options will be terminated by virtue of the Merger and each holder of an Option shall cease to have any rights with respect thereto, other than the right to receive, in respect of each such terminated Option, the Option Merger Consideration.

(d) Except as set forth in Section 4.3 of the Disclosure Letter, there are no outstanding contractual obligations of any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities to repurchase, redeem or otherwise acquire any shares of capital stock of any of the Acquired Companies.

(e) The Company does not have a “poison pill” or similar stockholder rights plan.

Section 4.4  SEC Reports.  The Company has filed all forms, reports, schedules, statements and other documents (including all exhibits) required to be filed by it with the SEC since January 1, 2002 (as amended to date, collectively, the “Company SEC Reports”). The Company SEC Reports at the time they were filed, or if amended or restated prior to the date hereof, at the time of such later amendment or restatement, (a) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which such statements were made, not misleading. No Subsidiary of the Company is, or has been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Body that performs a similar function to that of the SEC or any securities exchange or quotation service. The Company has made available to Parent prior to the date hereof copies of all material correspondence between the SEC, on the one hand, and the Acquired Companies, on the other hand, since January 1, 2004 through the date of this Agreement. As of the date of this Agreement, the Company has no outstanding and unresolved comments from the SEC with respect to any of the Company SEC Reports.

Section 4.5  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference into the Company SEC Reports (including, in each case, any notes thereto): (a) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (b) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC and (c) fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, as the case may be, as of the dates thereof and for the periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments). Except as set forth in Section 4.5 of the Disclosure Letter, all of the Subsidiaries of the Company are consolidated in accordance with GAAP.

Section 4.6  Intellectual Property.  Except as disclosed in Section 4.6 of the Disclosure Letter, (i) with respect to Intellectual Property used by, owned by or licensed to any of the Acquired Companies (“Company Intellectual Property”), the Acquired Companies own the entire right, title and interest in or have the valid right to use the Company Intellectual Property in the continued operation of its business as currently conducted, and (ii) all fees and filings required to maintain any registration of any Intellectual Property used by the Company have been paid or timely filed, are current and are not in default or in arrears. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies, to the knowledge of the Acquired Companies, (a) the conduct of the business of the Acquired Companies as currently conducted does not infringe or otherwise violate the Intellectual Property rights of any third party, and (b) no third party is infringing or otherwise violating the Company Intellectual Property rights.

Section 4.7  Personal Property.  Except as set forth in Section 4.7 of the Disclosure Letter, the Acquired Companies have good and marketable title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies. Except as set forth in Section 4.7 of the Disclosure Letter, none of the Acquired Company’s ownership of or leasehold interest in any such personal property is subject to any Encumbrances, except for (a) assets that, collectively, have a book value of less than $500,000, (b) Permitted Encumbrances or (c) Encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies.

Section 4.8  Real Property; Leaseholds.

(a) Section 4.8(a)(i) of the Disclosure Letter sets forth a true and complete list of the real property currently owned by any Acquired Company, or to the knowledge of the Acquired Companies, any Minority JV Entity, and sets forth the Acquired Company (or the Minority JV Entity, as applicable) owning such properties (collectively, the “Owned Real Properties”). Section 4.8(a)(ii) of the Disclosure Letter sets forth a true and complete list of the real property currently ground leased by any Acquired Company, and to the knowledge of the Acquired Companies, any Minority JV Entity (collectively, the ‘‘Ground Leased Properties” and, together with the Owned Real Properties, the “Properties”), and sets forth the Acquired Company (or the Minority JV Entity, as applicable) holding such leasehold interest, with the name of the lessor and the date of the lease, any subleases and assignments, any guarantees given and each amendment to any of the foregoing (collectively, the “Ground Leases”). The Acquired Company (or, to the knowledge of the Acquired Companies, the Minority JV Entity, as applicable) as set forth in Section 4.8(a)(i) of the Disclosure Letter owns good, valid and marketable fee simple title to the Owned Real Properties, and the Acquired Company (or, to the knowledge of the Acquired Companies, the Minority JV Entity, as applicable) set forth in Section 4.8(a)(ii) of the Disclosure Letter owns good, valid and subsisting leasehold title to the Ground Leased Properties, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances, except as would not have a Material Adverse Effect on the Acquired Companies. None of the Properties is (i) subject to any decree or order of any Governmental Body to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore or (ii) subject to any pending or, to the knowledge of the Acquired Companies, threatened rezoning proceedings, which would reasonably be expected to have a Material Adverse Effect on the Acquired Companies (or, to the knowledge of the Acquired Companies, the applicable Minority JV Entity). No Acquired Company or, to the knowledge of the Acquired Companies, any Minority JV Entity, as applicable, has received notice of any violation in any material respect of any covenants, conditions or restrictions affecting any Properties.

(b) Except as set forth in Section 4.8(b) of the Disclosure Letter, and except as would not have a Material Adverse Effect on the Acquired Companies, all Title Policies and surveys for the real property currently owned by any Acquired Company and, to the knowledge of the Acquired Companies, any Minority JV Entity have been provided or made available to Parent prior to the date hereof. No Acquired Company or, to the knowledge of the Acquired Companies, any Minority JV Entity, has received any written notice and is not otherwise aware that valid policies of title insurance or title commitments for which premiums have been paid (collectively, the “Title Policies”) insuring the Acquired Companies’ (or, to the knowledge of the Acquired Companies, the Minority JV Entities’, as applicable) fee simple or leasehold title to the Properties owned or ground leased by any Acquired Company (or, to the knowledge of the Acquired Companies, any Minority JV Entity, as applicable) are not in full force and effect.

(c) Except as set forth in Section 4.8(c) of the Disclosure Letter, and except as would not have a Material Adverse Effect on the Acquired Companies, each real property lease or sublease (other than the Ground Leases) to which any Acquired Company and, to the knowledge of the Acquired Companies, any Minority JV Entity, is a party or subject, as either a tenant, landlord, lessee, lessor, sublandlord or subtenant, has been provided or made available to Parent prior to the date hereof (collectively, the “Space Leases”).

(d) Except as would not have a Material Adverse Effect on the Acquired Companies, each of the Ground Leases and the Space Leases is valid, binding and in full force and effect as against the Acquired Companies (or, to the knowledge of the Acquired Companies, the Minority JV Entities, as applicable). No Acquired Company or, to the knowledge of the Acquired Companies, no Minority JV Entity, as applicable, has (i) received notice under any of the Ground Leases or the Space Leases of any default, and, to the knowledge of the Acquired Companies, no event has occurred which, with notice or lapse of time or both, would constitute a material default by any Acquired Company (or any Minority JV Entity, as applicable) thereunder or (ii) assigned its interest in any of the Ground Leases or Space Leases or sublet any part of the premises thereby or exercised any option or right thereunder except as, in each case, would not individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies. No penalties are accrued or unpaid under any Ground Lease or Space Lease, except for penalties that would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies.

(e) Except as set forth in Section 4.8(e) of the Disclosure Letter or as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies, and except for capital improvements in the ordinary course of business consistent with past practice and reflected on the capital expenditures budget of the Acquired Companies as made available to Parent prior to the date hereof and ongoing product improvement plan (PIP) obligations as set forth in Section 4.8(e) of the Disclosure Letter, to the knowledge of the Acquired Companies, (i) there is no Property whose building systems are not in working order, (ii) there is no physical damage to any Property, (iii) there is no pending and incomplete renovation or restoration to any Property, and (iv) there are no material structural defects relating to any Property.

(f) Section 4.8(f) of the Disclosure Letter sets forth (i) a true and complete list of the real property in respect of which any Acquired Company, or to the knowledge of the Acquired Companies, any Minority JV Entity, has the right, pursuant to a franchise, license, satellite agreement, franchise development agreement, area development agreement, development incentive agreement or other Contract (together with any amendment, guarantees and any ancillary documents and agreements related thereto, the “Franchise Agreements”) to utilize a brand name or other rights of a hotel chain or system from any Person and (ii) the applicable brand of such property. Each such Franchise Agreement has been provided or made available to Parent prior to the date hereof and is valid, binding and in full force and effect as against the Acquired Companies (or the Minority JV Entities, as applicable). Except as expressly and specifically disclosed in the Company’s filings under the Exchange Act filed prior to the date hereof or as otherwise disclosed on Section 4.8(f) of the Disclosure Letter, no Acquired Company (or, to the knowledge of the Acquired Companies, the Minority JV Entities, as applicable) has received or delivered written notice under any of the Franchise Agreements of any material default, including any failure to meet any inspection under any Franchise Agreement, and, to the knowledge of the Acquired Companies, no event has occurred which, with notice or lapse of time or both, would constitute a material default by any Acquired Company (or any Minority JV Entity, as applicable).

Section 4.9  Management Agreements.  Section 4.9 of the Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any Properties or Space Leases on behalf of any of the Acquired Companies (or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, as applicable), and describes the property that is subject to such management agreement, the Acquired Company that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on any Acquired Company and relating thereto (collectively, the “Management Agreement Documents”). True, correct and complete copies of all Management Agreement Documents have been made available to Parent prior to the date hereof. Each of the Management Agreement Documents is valid, binding and in full force and effect as against the Acquired Company that is a party thereto.

Section 4.10  Unexpired Option Agreements.  Except as set forth in Section 4.10 of the Disclosure Letter, as of the date of this Agreement neither the Acquired Companies nor, to the knowledge of the Acquired Companies, the Minority JV Entities have granted any unexpired option agreements or rights of first refusal with respect to the purchase of Properties or any portion thereof or any other unexpired rights in favor of any third party to purchase or otherwise acquire a Property which would be triggered by any of the Merger Transactions.

Section 4.11  Taxes.

(a) Each of the Acquired Companies (i) has timely filed (or had filed on their behalf) all material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Body) and (ii) has paid (or had paid on their behalf) or will timely pay Taxes (whether or not shown on such Tax Returns) that are required to be paid by it. Such Tax Returns are true, correct and complete in all material respects. The most recent financial statements contained in the Company SEC Reports filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Acquired Companies for all taxable periods and portions thereof through the date of such financial statements, and Taxes payable by the Acquired Companies on the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of any of the Acquired Companies in filing their Tax Returns. True and complete copies of all federal Tax Returns that have been filed with the IRS by the Company Parties with respect to the taxable years commencing on or after January 1, 2004, have been provided or made available to Representatives of Parent prior to the date hereof. None of the Acquired Companies has executed or filed with the IRS or any other Taxing Authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including any applicable statute of limitation), which waiver or extension is currently in effect, and, except as set forth in

Section 4.11(a) of the Disclosure Letter, no power of attorney with respect to any Tax matter is currently in force with respect to any of the Acquired Companies.

(b) The Company, (i) for each taxable year of its existence has been subject to taxation as a real estate investment trust (“REIT”) within the meaning of Section 856 of the Code and has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for such years, (ii) has operated to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) shall continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that includes the Closing Date (excluding, in the case of clause (iii), the distribution requirements). The Company has not taken any action or omitted to take any action that would reasonably be expected to result in a successful challenge by the IRS to its status as a REIT, and no challenge to the Company’s status as a REIT is pending or has been threatened in a writing delivered to the Company or, to the knowledge of the Acquired Companies, otherwise threatened. Excluding any Person in which the Company holds an equity interest of ten percent (10%) or less by both vote and value, within the meaning of Code Section 856(c)(4)(B)(iii), the Company does not own any interest (including through any Acquired Company) in any Person that is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code. The Company is not receiving or accruing any amount, directly or indirectly, that would be excluded from “rents from real property” pursuant to Section 856(d)(2)(B) of the Code.

(c) Each Subsidiary of the Company that is a partnership, joint venture, or limited liability company and that has not elected to be a “taxable REIT subsidiary” within the meaning of Code Section 856(1) (i) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not, since the later of its formation or the acquisition by the Company of a direct or indirect interest therein, owned any assets (including securities) that have caused the Company to violate Section 856(c)(4) of the Code or would cause the Company to violate Section 856(c)(4) of the Code on the last day of any calendar quarter after the date hereof.

(d) None of the Acquired Companies holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

(e) The Acquired Companies have not incurred any liability for material Taxes under sections 856(c), 856(g), 857(b), 860(c) or 4981 of the Code or any rules similar to Section 1374 of the Code and (ii) none of the Acquired Companies has incurred any liability for Taxes that have become due and that have not been previously paid other than in the ordinary course of business. To the knowledge of the Acquired Companies, no event has occurred, and no condition or circumstance exists, which would reasonably be expected to result in any Tax described in the preceding sentence being imposed on the Company. None of the Acquired Companies has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the knowledge of the Acquired Companies, none of the Acquired Companies has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code. To the knowledge of the Acquired Companies, no event has occurred, and no condition or circumstance exists, that presents a risk that any Tax described in the preceding two (2) sentences will be imposed on any of the Acquired Companies.

(f) All deficiencies asserted or assessments made with respect to any of the Acquired Companies by the IRS or any other Taxing Authority covering or including any of the Acquired Companies have been fully paid, and, to the knowledge of the Company, there are no other material audits, examinations or other proceedings relating to any Taxes of the Acquired Companies by any Taxing Authority in progress. Except as set forth in Section 4.11(f) of the Disclosure Letter, none of the Acquired Companies has received any written notice from any Taxing Authority that it intends to conduct such an audit, examination or other proceeding in respect of Taxes or make any assessment for Taxes. To the knowledge of the Acquired Companies, no audit, examination, or other proceeding is threatened. None of the Acquired Companies is a party to any litigation or pending litigation or administrative proceeding relating to Taxes.

(g) The Acquired Companies have complied, in all material respects, with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign Legal Requirements) and have duly and timely withheld and have paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Legal Requirements.

(h) No claim has been made in a writing delivered to the Company or applicable Acquired Company by a Taxing Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that any of the Acquired Companies is or may be subject to taxation by that jurisdiction, and to the knowledge of the Acquired Companies, no such claim is threatened.

(i) Except as set forth in Section 4.11(i) of the Disclosure Letter, none of the Acquired Companies has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

(j) None of the Acquired Companies is a party to any Tax sharing or similar agreement or arrangement pursuant to which it could have any obligations after the Closing.

(k) None of the Acquired Companies has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(l) None of the Acquired Companies (other than an Acquired Company that is a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code) (i) is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement), as a transferee or successor or by Contract or otherwise.

(m) Other than Permitted Encumbrances, there are no Encumbrances for Taxes (other than Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP) upon any of the assets of any of the Acquired Companies.

(n) There is no Tax Protection Agreement currently in force and, as of the date of this Agreement, no Person has raised in writing, or to the knowledge of the Acquired Companies, threatened to raise, a claim against any of the Acquired Companies for any breach of any Tax Protection Agreement.

(o) None of the Acquired Companies is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(p) None of the Acquired Companies has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(q) Subject to the necessary conditions set forth in Section 4.11(q) of the Disclosure Letter, the Company has the right to make or to require, and, after the Merger Effective Time will continue to have the right to make or to require, each entity in which any Acquired Company owns an equity interest in and that is subject to federal income tax as a partnership to make an election under Section 754 of the Code (and any corresponding elections under state or local tax law) to adjust the basis of its property as provided in Sections 734(b) and 743(b) of the Code.

(r) Section 4.11(r) of the Disclosure Letter sets forth each entity in which any of the Acquired Companies owns an equity interest and states whether such entity is classified as a partnership, disregarded entity, or a corporation for federal income tax purposes. In the case of an entity classified as a corporation for federal income tax purposes, such schedule states whether an effective election has been made to treat such entity as a “taxable REIT subsidiary” under Section 856(l) of the Code.

(s) To the knowledge of the Acquired Companies, as of the date hereof, the Company is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(t) As used herein, “Tax Protection Agreement” means any written or oral agreement to which any of the Acquired Companies is a party or otherwise subject pursuant to which: (a) any liability to holders of partnership interests in any Subsidiary of the Company relating to Taxes may arise, whether or not as a result of the consummation of any of the Merger Transactions; (b) in connection with the deferral of income Taxes of a holder of partnership interests of any Subsidiary of the Company, any of the Acquired Companies has agreed to (i) maintain a minimum level of debt or continue a particular debt or allocate a certain amount of debt to a particular partner, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections and/or (iv) only dispose of assets in a particular manner; and/or (c) limited partners of the Operating Partnership (i) have guaranteed Debt of the Operating Partnership or any Subsidiary thereof or (ii) agreed to indemnify another Person with respect to such Person’s liability for Debt of the Operating Partnership or any Subsidiary thereof.

Section 4.12  Employee Benefits.

(a) Section 4.12(a) of the Disclosure Letter lists, and the Company has made available to Parent prior to the date hereof a copy of (or if there is no written document, a written summary of), all employee benefit plans, programs, policies, practices and other arrangements currently providing benefits to any current or former employee, officer or director of any of the Acquired Companies or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by any such Acquired Company, any of its Subsidiaries or an ERISA Affiliate or to which any such Acquired Company contributes or is obligated to contribute (“Employee Benefit Plans”). Without limiting the generality of the foregoing, the term “Employee Benefit Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee bonus, incentive, deferred compensation, stock purchase, stock option, severance, stock-based, stock appreciation right or other equity-based incentive, profit sharing, termination, retention, hospitalization or other medical, death benefit, other welfare, supplemental unemployment benefits, workers’ compensation, short term disability, life insurance, employee loan, change of control and material fringe benefit plans, programs or agreements, and the related option agreements of the Company.

(b) Except as expressly and specifically disclosed in the Company’s filings under the Exchange Act filed prior to the date hereof, as required under this Agreement or as set forth in Section 4.12(b) of the Disclosure Letter, since January 1, 2007, there has not been (i) any adoption or material amendment by any of the Acquired Companies of any Employee Benefit Plans (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of any of the Acquired Companies or any beneficiary thereof, or entered into, maintained or contributed to, as the case may be, by any of the Acquired Companies which would provide for a modification of benefits or consideration due thereunder which would exceed $1,000,000 in the aggregate under all Employee Benefit Plans (excluding any employment agreements or amendments thereto listed in Section 4.12(b) of the Disclosure Letter), or (ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Employee Benefit Plan which would, in either case, increase materially the expense of maintaining such Employee Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 2006. Except as expressly contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of any of the Merger Transactions will (either alone or in conjunction with any other event) limit in any way, the Surviving Entity’s ability to amend or terminate any Employee Benefit Plan, or result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any obligation to fund any trust or other arrangement with respect to compensation or benefits under an Employee Benefit Plan or any payment or benefit to any current or former employee, officer, consultant or director of the Acquired Companies, any of its Subsidiaries or an ERISA Affiliate, except for the accelerated vesting of Company Stock Options and Restricted Shares in accordance with their terms as in effect on the date hereof.

(c) With respect to each Employee Benefit Plan, the Company has made available to Parent prior to the date hereof a copy of: (i) each writing constituting a part of such Employee Benefit Plan, including all plan documents, benefit schedules, trust agreements and insurance contracts and other funding vehicles; (ii) the three (3) most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any.

(d) Section 4.12(d) of the Disclosure Letter identifies each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). With respect to each such Qualified Plan all related trusts are exempt from U.S. federal income taxation under Section 501(a) of the Code, and either the IRS has issued a favorable determination letter that has not been revoked, or it is in a prototype, master or volume submitter plan document that has been pre-approved by the IRS and, to the knowledge of the Acquired Companies, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

(e) All contributions required to be made to any Employee Benefit Plan by applicable Legal Requirements or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company SEC Reports to the extent required by GAAP.

(f) To the knowledge of the Acquired Companies, each of the Acquired Companies has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all Legal Requirements applicable to the Employee Benefit Plans. There is not now, nor do any circumstances exist that, to the knowledge of the Acquired Companies, would reasonably be expected to give rise to, any requirement for the posting of security with respect to an Employee Benefit Plan or the imposition of any Encumbrance, except for Permitted Encumbrances, on the assets of the Company under ERISA or the Code. To the knowledge of the Acquired Companies, no prohibited transaction has occurred with respect to any Employee Benefit Plan which could result in material liability to the Company.

(g) The Acquired Companies or any ERISA Affiliate do not now maintain, and have at no time maintained, (i) an Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer pension plan,” as defined in Section 3(37) of ERISA (a ‘‘Multiemployer Plan”) or (iii) a funded welfare benefit plan as defined in Section 419 of the Code.

(h) To the knowledge of the Acquired Companies, all group health plans maintained by any of the Acquired Companies or any ERISA Affiliate have been operated in material compliance with the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, the provisions of law enacted by the Health Insurance Portability and Accountability Act of 1996, and any similar Legal Requirement.

(i) Section 4.12(i) of the Disclosure Letter identifies any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents of any of the Acquired Companies or any ERISA Affiliate, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable Legal Requirements and at no expense to any Acquired Company.

(j) To the knowledge of the Acquired Companies, no labor organization or group of employees of the Acquired Companies has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending, or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Acquired Companies has complied and will comply with the Worker Adjustment and Retraining Notification Act and all Legal Requirements relating to the employment of all personnel, including employment discrimination.

(k) There are no material pending or, to the knowledge of the Acquired Companies, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Employee Benefit Plans which would reasonably be expected to result in any material liability of any Acquired Company.

(l) Section 4.12(l) of the Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all material loans and advances made by any of the Acquired Companies to any employee, director, consultant or independent contractor, other than routine travel and expense advances made to employees in the ordinary course of business. The Acquired Companies have not, since January 1, 2006, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. Section 4.12(l) of the Disclosure Letter identifies any extension of credit maintained by the Acquired Companies to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

(m) None of the Acquired Companies, nor, to the knowledge of the Acquired Companies, any other Person, has any express commitment, whether legally enforceable or not, to modify, change or terminate any Employee Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or any other applicable Legal Requirements or administrative changes that do not increase the liabilities or obligations under any such plans.

(n) Except as set forth on Section 4.12(n) of the Disclosure Letter, no amounts payable under any of the Employee Benefits Plans or any other Contract with respect to which any of the Acquired Companies may have any liability that could fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code as a result of the consummation of any of the Merger Transactions or otherwise.

Section 4.13  Compliance with Legal Requirements; Governmental Authorizations; Permits.

(a) Except as would not have a Material Adverse Effect on the Acquired Companies, the Acquired Companies and, to the knowledge of the Acquired Companies, the Minority JV Entities are in compliance in all respects with each Legal Requirement that is or was applicable to any of the Acquired Companies, or to the conduct or operation of their respective businesses, or to the ownership or use of any of their respective assets, including liquor licenses and restaurant permits or licenses, and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a violation by any of the Acquired Companies and, to the knowledge of the Acquired Companies, the Minority JV Entities of, or a failure on the part of any of the Acquired Companies and, to the knowledge of the Acquired Companies, the Minority JV Entities to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of any of the Acquired Companies and, to the knowledge of the Acquired Companies, the Minority JV Entities to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Except as expressly and specifically disclosed in the Company’s filings under the Exchange Act filed prior to the date hereof, and except as would not have a Material Adverse Effect on the Acquired Companies, none of the Acquired Companies or, to the knowledge of the Acquired Companies, none of the Minority JV Entities has received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Except as set forth in Section 4.13(b) of the Disclosure Letter, each of the Acquired Companies and, to the knowledge of the Acquired Companies, the Minority JV Entities, is in possession of all franchises (it being understood that, for this purpose, the term “franchise” refers only to Governmental Authorizations and not to commercial authorizations obtained under franchise agreements with nongovernmental business entities), grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Body necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the ‘‘Permits”), and all such Permits are valid and in full force and effect, except where the failure to possess the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies. No suspension or cancellation of any Permits is pending or, to the knowledge of the Acquired Companies, threatened, and no such suspension or cancellation will result from the consummation of any of the Merger Transactions, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies. Except as set forth in Section 4.13(b) of the Disclosure Letter, none of the Acquired Companies or, to the knowledge of the Acquired Companies, the Minority JV Entities are in conflict with, or in default, breach or violation of any Permit, except for any such conflicts, defaults, breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies.

Section 4.14  Internal Controls.

(a) The Acquired Companies, and to the knowledge of the Acquired Companies, the Minority JV Entities and each of their officers and directors are in compliance with, and have complied since the enactment thereof, in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the ‘‘Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of any securities exchange or quotation service to which the Company is subject. The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors, the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, known to management that involves management or other employees who, in each case, have a significant role in the Company’s internal control over financial reporting.

(c) Except as set forth in Section 4.14(c) of the Disclosure Letter, there are no outstanding loans made by any of the Acquired Companies to any executive officer (within the meaning of Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, none of the Acquired Companies have made any such loans to any such executive officers or directors.

Section 4.15  Absence of Certain Changes and Events.  Except as expressly and specifically disclosed in the Company’s filings under the Exchange Act filed prior to March 29, 2007 and Section 4.15 of the Disclosure Letter, since the Balance Sheet Date, there has not been (i) (A) except as permitted by this Agreement, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Company’s capital stock, (B) any amendment of any term of any outstanding equity security of the Acquired Companies or, to the knowledge of the Acquired Companies, of the Minority JV Entities, (C) any repurchase, redemption or other acquisition by the Acquired Companies or, to the knowledge of the Acquired Companies, by the Minority JV Entities of any outstanding shares of capital stock or other equity securities of, or other ownership interest in the Acquired Companies or, to the knowledge of the Acquired Companies, the Minority JV Entities, (D) any change in any method of accounting or accounting practice or any tax method, practice or election by the Acquired Companies or, to the knowledge of the Acquired Companies, by the Minority JV Entities, or (E) any agreement to take any action described in clauses (A) through (D) above, or (ii) any split, combination or reclassification of any of Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of any ownership interest in, any Acquired Company. Except as expressly and specifically disclosed in the Company SEC Reports filed prior to March 29, 2007, or as disclosed in Section 4.15 of the Disclosure Letter, from January 1, 2007, (i) each of the Acquired Companies and, to the knowledge of the Acquired Companies, each of the Minority JV Entities has conducted its businesses in the ordinary course consistent with past practice, (ii) there has not been, individually or in the aggregate, any Material Adverse Effect on the Acquired Companies, nor has there been any event, occurrence or development that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies and (iii) except as expressly and specifically disclosed in the Company SEC Reports filed prior to March 29, 2007, or except as disclosed in Section 4.15 of the Disclosure Letter, since the Balance Sheet Date, none of the Acquired Companies has taken any action which, if taken after the date of this Agreement, would be prohibited by Section 6.2(b).

Section 4.16  Contracts; No Defaults.

(a) Section 4.16(a) of the Disclosure Letter lists and, except to the extent filed in full without redaction as an exhibit to a Company SEC Report, the Company made available to Parent prior to the date hereof copies of each of the following Contracts (and all amendments, modifications and supplements thereto) to which any Acquired Company or, to the knowledge of the Acquired Companies, any Minority JV Entity, is a party or by which any of their respective properties or assets are bound (notwithstanding anything herein, ‘‘Material Contract” shall not include any Contract that (1) will be fully performed and satisfied on or prior to the Closing, (2) is a Ground Lease, or (3) any confidentiality, “standstill” or other similar agreement entered between the Company and any potential acquiror of the Company):

(i) any Contracts with any director or officer or Affiliate of the Company or, to the knowledge of the Acquired Companies, any of the Minority JV Entities;

(ii) any Contracts evidencing, governing or relating to Debt or any guarantee by any Acquired Company or, to the knowledge of the Acquired Companies, any Minority JV Entity of Debt of any other Person in excess of $750,000;

(iii) any Contracts that reflect transactions, other than in the ordinary course of business, that involve expenditures, in cash or any other form of consideration, in excess of $1,000,000;

(iv) any Contracts that in any way purports to restrict the business activity of any Acquired Company or any of their Affiliates or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, or to limit the freedom of any Acquired Company or any of their Affiliates or, to the knowledge of the Acquired Companies, any of the Minority JV Entities to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person, except for customary restrictions imposed by localities as a condition to approval of the Acquired Companies’ or, to the knowledge of the Acquired Companies, any of the Minority JV Entities’ development projects;

(v) any Contracts that provide an obligation to fund or make any investment in (whether in the form of a loan, capital contribution or otherwise) any Subsidiary of any of the Acquired Companies, JV Entity or other Person (other than any Organizational Document);

(vi) any Contracts providing for any indemnification obligations in effect for any current or former officer, director, trustee or employee;

(vii) any Contracts evidencing any employment agreements, severance, change in control or termination agreements with any officer, director, trustee or employee;

(viii) any Contracts (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities or (C) providing any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing Company Stock Options and Restricted Shares;

(ix) any Contracts providing for or relating to any warranty or similar obligation;

(x) any Contracts relating to any currency hedging;

(xi) any Contracts containing “standstill” or similar provisions;

(xii) any Contracts (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body,

except for those instruments or documents entered into by the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities in the ordinary course of their respective businesses, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies;

(xiii) any Contracts requiring that any of the Acquired Companies give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xiv) relating to collective bargaining or other agreement or understanding with a labor union or labor organization;

(xv) any Contracts relating to the sale or exchange of, or option to sell or exchange, any real property, or to the purchase or exchange of, or option to purchase or exchange, any real property in respect of future or existing transactions (including transactions that have not been consummated), in each case, having value of more than $500,000;

(xvi) any Contracts relating to the development or construction of, or additions or expansions to, any real property that would involve the expenditure by any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities in excess of $500,000;

(xvii) any Loan Documents;

(xviii) any Contracts for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of $1,000,000;

(xix) any Contracts relating to the operations of the Properties, including the Franchise Agreements, all material advertising and marketing agreements, and credit card agreements, that involve annual expenditures in excess of $250,000 per Property location;

(xx) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture which is not a wholly-owned Subsidiary of the Company;

(xxi) any Contracts currently required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(xxii) any Contracts under which any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities has continuing indemnification obligations (other than Contracts entered into in the ordinary course of business) or potential liability of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities under any purchase price adjustment that, in each case, would reasonably be expected to result in future payments of more than $500,000;

(xxiii) any Contract relating to the settlement or proposed settlement of any Legal Proceeding, which involves the issuance of equity securities or the payment of an amount, in any such case, having a value of more than $500,000;

(xxiv) any license, royalty or other Contract concerning material Intellectual Property; and

(xxv) any Contract (other than Contracts referenced in clauses (i) through (xxiv) of this Section 4.16(a)) which by its terms calls for payments in excess of $500,000.

Each of the foregoing is a “Material Contract.”

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies, (i) none of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities is and, to the knowledge of the Acquired Companies, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Acquired Companies or, to the knowledge of the Acquired Companies, none of the Minority JV Entities has received any written claim of default under any such Material Contract, (iii) no event has occurred which would result in a breach or violation of, or a default by the Acquired Companies, or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, if applicable, or any other party thereto, under, any Material Contract (in each case, with or without notice or lapse of time or both) and (iv) each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Acquired Companies, and, to the knowledge of the Acquired Companies, with respect to the Minority JV Entities, if applicable, and to the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general applicability relating to or affecting creditors’ rights or by general equitable principles.

Section 4.17  Insurance.  Section 4.17 of the Disclosure Letter sets forth a correct and complete list of each material insurance policy held by, or for the benefit of, the Acquired Companies, including the underwriter of such policies and the amount of coverage thereunder. All such policies are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by any and all Legal Requirements. All premiums due thereon have been paid, the Acquired Companies have complied in all material respects with the provisions of such policies and, except as set forth in Section 4.17 of the Disclosure Letter, such policies will remain in full force and effect after consummation of the Merger Transactions. None of the Acquired Companies (i) have received written notice that they are in default with respect to any obligations under any of such policies, (ii) have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any of such policies, (iii) have been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Acquired Companies under or in connection with any of such policies and (iv) have received any written notice from or on behalf of any insurance carrier issuing such policies or binders relating to or covering any of the Acquired Companies that there will be a cancellation or non-renewal of such policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Acquired Companies, purchase of additional equipment or material modification of any of the methods of doing business, will be required. To the knowledge of the Acquired Companies, as of the date hereof no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18  Labor Matters.  Except as set forth in Section 4.18 of the Disclosure Letter: (a) none of the Acquired Companies or, to the knowledge of the Acquired Companies, the Minority JV Entities or any third party which manages or operates any of the Properties or Space Leases with respect to the employees at such Properties or Space Leases, are party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; nor is any application for certification with respect to a union-organizing campaign outstanding; nor has any request for recognition by a labor union or labor organization been made to any of the Acquired Companies or, to the knowledge of the Acquired Companies, to the Minority JV Entities or to any third party which manages or operates any of the Properties or Space Leases with respect to the employees at such Properties or Space Leases; (b) none of the Acquired Companies and, to the knowledge of the Acquired Companies, the Minority JV Entities or any third party which manages or operates any of the Properties or Space Leases with respect to the employees at such Properties or Space Leases is the subject of any Legal Proceeding asserting that any of the Acquired Companies, the Minority JV Entities or such third parties has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (c) there is no strike, work stoppage or other labor dispute involving any of the Acquired Companies, affecting any of the Properties or Space Leases or, to the knowledge of the Acquired Companies, involving any of the Minority JV Entities, pending or, to the knowledge of the Acquired Companies, threatened; (d) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or threatened against any of the Acquired Companies or, to the knowledge of the Acquired Companies, against the Minority JV Entities or any third party which manages or operates any of the Properties or Space Leases with respect to the employees at such Properties or Space Leases; (e) no grievance is pending or, to the knowledge of the Acquired Companies, threatened against any of the Acquired Companies or, to the knowledge of the Acquired Companies, the Minority JV Entities or any third party which manages or operates any of the Properties or Space Leases with respect to the employees at such Properties or Space Leases; and (f) none of the Acquired Companies or, to the knowledge of the Acquired Companies, the Minority JV Entities or any third party which manages or operates any of the Properties or Space Leases with respect to the employees at such Properties or Space Leases, are a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices. Except as set forth in Section 4.18 of the Disclosure Letter, there are no grants or subsidies from any Governmental Body to any Acquired Company or, to the knowledge of the Acquired Companies, any Minority JV Entity, related to employment, employee training and/or employment practices that are subject to any repayment obligation on the part of any Acquired Company.

Section 4.19  Environmental Laws and Regulations.  Section 4.19 of the Disclosure Letter sets forth a list of all the reports related to the environmental condition of the Properties that have been provided by the Company to Parent. Except as disclosed in such reports provided by the Company to Parent prior to the date hereof or otherwise disclosed in Section 4.19 of the Disclosure Letter and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies:

(a) each of the Acquired Companies and, to the knowledge of the Acquired Companies, the Minority JV Entities (i) is in compliance with all, and has not violated any, Environmental Laws, (ii) holds all Permits and identification numbers required under any Environmental Law to own or operate its assets as currently owned and operated and to carry on its business as it is now being conducted (“Environmental Permits”) and (iii) is in compliance with all of, and has not violated any of, its respective Environmental Permits;

(b) none of the Acquired Companies have released, and to the knowledge of the Acquired Companies, no other Person has released, Hazardous Substances on any real property currently or formerly owned, leased or operated by the Acquired Companies or the JV Entities during the time that the property was owned, leased or operated by any of the Acquired Companies or the JV Entities, and, to the knowledge of the Acquired Companies, no Hazardous Substances or other conditions are present at any other location that would reasonably be expected to result in Liability of or an adverse effect on any of the Acquired Companies or the JV Entities under or related to any Environmental Law;

(c) neither the Acquired Companies nor, to the knowledge of the Acquired Companies, any Minority JV Entities, have received any written notice or claim alleging that any of the Acquired Companies are or may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law;

(d) none of the Acquired Companies or, to the knowledge of the Acquired Companies, the Minority JV Entities (i) have entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, and to the knowledge of the Acquired Companies, no investigation, litigation or other proceeding is pending or, threatened with respect to any of the foregoing or (ii) has assumed, by Contract or operation of law, any Liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any Liability under any Environmental Law or relating to any Hazardous Substances; and

(e) to the knowledge of the Acquired Companies, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Substance, that would reasonably be expected to form the basis of any Environmental Claim against any of the Acquired Companies or the JV Entities.

Section 4.20  Opinion of Financial Advisor.  The Special Committee has received the opinion of Lehman Brothers Inc., dated March 29, 2007 to the effect that, as of such date, the Company Common Share Merger Consideration to be received by the shareholders of the Company Common Stock is fair to such shareholders from a financial point of view. A copy of that opinion has been delivered to Parent.

Section 4.21  Brokers.  No broker, finder, investment banker or other Person (other than Lehman Brothers Inc. and JF Capital Advisors, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger Transactions based upon arrangements made by or on behalf of any Acquired Company. The Company has heretofore furnished to Parent a copy of all Contracts between the Company and Lehman Brothers and/or JF Capital Advisors, LLC pursuant to which such firms would be entitled to any payment relating to the Merger Transactions.

Section 4.22  Special Committee Approval; Board Recommendation.

(a) The Special Committee, at a meeting duly called and held, unanimously (i) determined that this Agreement, the Merger and the Contemplated Transactions are advisable and fair to, and in the best interests of, the Company and its shareholders and (ii) recommended the approval and adoption of this Agreement, the Merger and the Contemplated Transactions by the Company Board.

(b) The Company Board, at a meeting duly called and held and acting on the unanimous recommendation of the Special Committee, has by vote of all of the directors then in office (i) approved this Agreement, the Merger and the Contemplated Transactions, (ii) determined that this Agreement, the Merger and the Contemplated Transactions are advisable, fair to, and in the best interests of the Company and its shareholders on the terms and subject to the conditions set forth herein, (iii) directed that this Agreement, the Merger and the Contemplated Transactions be submitted for consideration at the duly called and held Company Shareholders Meeting and (iv) recommended the adoption and approval of this Agreement, the Merger and the Contemplated Transactions by the Company’s shareholders.

Section 4.23  Proxy Statement.  The definitive proxy statement of the Company (as amended or supplemented, the “Proxy Statement”) to be filed with the SEC in connection with the Merger Transactions and any amendments or supplements thereto will, when filed, comply in all material respects with the applicable requirements of the Securities Act and Exchange Act. At the time of the filing of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time such shareholders vote on the adoption of this Agreement and approval of the Merger, and at the Merger Effective Time, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Merger Effective Time, any event or circumstance relating to any of the Acquired Companies or any of the Minority JV Entities, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that any of the Acquired Companies is responsible for filing with the SEC in connection with the Merger Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.24  Related Party Transactions.

(a) Except as expressly and specifically disclosed in Company SEC Reports filed prior to the date hereof and except for compensation, benefits and advances received in the ordinary course of business by employees, directors or consultants of any of the Acquired Companies, set forth in Section 4.24(a) of the Disclosure Letter is a description of all Contracts entered into by any of the Acquired Companies under which continuing obligations exist with any Person who is an officer, director or Affiliate of any of the Acquired Companies, any member of the “immediate family” (as such term is defined in Item 404 of Regulations S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate. True and complete copies of all such documents have been made available to Parent prior to the date hereof.

(b) Except as set forth on Section 4.24(b) of the Disclosure Letter or as expressly and specifically disclosed in the Company SEC Reports filed prior to the date of this Agreement, between the date of the Company’s last annual meeting proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.25  Investment Company Act of 1940.   None of Acquired Companies is, or at the Merger Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.26  State Takeover Statutes.  The Company has taken all actions necessary to ensure that Articles 9 and 9A of the NCBCA are not applicable to the Merger Transactions and, to the knowledge of the Acquired Companies, no other “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirements applicable to the Company are applicable to the Merger Transactions.

Section 4.27  Absence of Litigation.  Except (a) as listed in Section 4.27 of the Disclosure Letter or (b) as expressly and specifically disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Acquired Companies, threatened against any of the Acquired Companies or any of its or their respective properties or assets or any director, officer or employee of any of the Acquired Companies or other Person, in each case, for whom any of the Acquired Companies may be liable, except as would not, individually or in the aggregate, (i) prevent or materially impair or delay the ability of any Acquired Company to perform its obligations under this Agreement or the consummation of any of the Merger Transactions or (ii) have a Material Adverse Effect on the Acquired Companies. None of the Acquired Companies are subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies or the Merger Transactions.

Section 4.28  No Undisclosed Liabilities.  There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Acquired Companies which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP, other than (a) Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2006 or the footnotes thereto set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, (b) Liabilities incurred since December 31, 2006 in the ordinary course of business consistent with past practice that would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies and (c) Liabilities set forth in Section 4.28 of the Disclosure Letter.

Section 4.29  Third Party Loans.  Section 4.29 of the Disclosure Letter lists each loan document (together with any amendments, guarantees and any ancillary documents and agreements related thereto, the “Loan Documents”) with respect to any loans made by any of the Acquired Companies to any Person (other than any of the Acquired Companies) which as of the date of this Agreement has an outstanding balance that is payable by such Person to any of the Acquired Companies or pursuant to which Debt to any of the Acquired Companies may be incurred by such Person (collectively, the ‘‘Loans”). As of the date of this Agreement, the outstanding principal amount of each Loan or the amount of Debt that may be borrowed under each Loan Document is not less than the amount set forth on Section 4.29 of the Disclosure Letter. Except as set forth in Section 4.29 of the Disclosure Letter, none of the Acquired Companies (a) has delivered any written notice of default under any of the Loan Documents or (b) executed any written waiver of any rights of the Acquired Companies under any of the Loan Documents.

Section 4.30  Ownership Limitation.  The Company has taken all corporate actions necessary to ensure that, as of the Merger Effective Time, the Ownership Limitation shall not apply to the Buyer Parties or their respective Affiliates.

Section 4.31  Disclaimer of Other Representations and Warranties.  Except as otherwise specifically set forth herein, neither the Acquired Companies nor any other Person acting on their behalf makes any other representations or warranties with respect to this Agreement or the Acquired Companies to the Buyer Parties, and any such other representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

The Buyer Parties hereby (a) jointly and severally represent and warrant to the Company Parties as of the date hereof and (b) shall jointly and severally represent and warrant to the Company Parties as of the Closing Date (or, in each case, if made as of a specific date, as of such date), as follows:

Section 5.1  Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite power as a corporation and authority to conduct its business as now being conducted, to own or use the respective properties and assets that it purports to own or use, and to perform all of its obligations under all material contracts to which it is a party. Parent is duly qualified or licensed and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b) MergerCo is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. The Organizational Documents of MergerCo are in effect and no dissolution, revocation or forfeiture proceedings regarding MergerCo have been commenced. MergerCo is duly qualified or licensed and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. MergerCo has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted.

Section 5.2  Ownership of MergerCo; No Prior Activities.  MergerCo is a wholly-owned Subsidiary of Parent. MergerCo was formed solely for the purpose of engaging in the Merger Transactions. MergerCo has not conducted (nor will it conduct prior to the Merger) any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the Merger Transactions. MergerCo owns no equity or ownership interest in or other security issued by any other Person.

Section 5.3  Authority.

(a) Each of the Buyer Parties has all necessary corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the Contemplated Transactions. No other proceedings on the part of Parent or MergerCo are necessary to authorize this Agreement or to consummate the Merger and the Contemplated Transactions, except as contemplated by the immediately succeeding sentence. Immediately following execution of this Agreement by the parties hereto, Parent shall execute and deliver to MergerCo a written consent approving this Agreement, the Merger and the Contemplated Transactions in its capacity as sole member of MergerCo. This Agreement has been duly and validly executed and delivered by each of the Buyer Parties and, assuming the due authorization, execution and delivery by each of the Company Parties constitutes a legal, valid and binding obligation of each of the Buyer Parties, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) Parent has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger (to the extent that it is a party thereto), and taken all corporate actions required to be taken by Parent for the consummation of the Merger (to the extent that it is a party thereto).

(c) MergerCo has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger and the Contemplated Transactions, and MergerCo has taken all action required to be taken for the consummation of the Merger and the Contemplated Transactions (to the extent that it is a party thereto).

Section 5.4  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Buyer Parties do not, and the performance of the Buyer Parties’ obligations hereunder will not, (i) conflict with or violate the Organizational Documents of either Parent or MergerCo assuming that all Consents and other actions described in Section 5.4(b) have been obtained and all filings and obligations described in Section 5.4(b) have been made, (ii) conflict with or violate any Legal Requirement applicable to Parent or MergerCo, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by the Buyer Parties does not, and the performance of this Agreement and the consummation of the Merger and the Contemplated Transactions by the Buyer Parties, will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws, (B) the pre-merger notification requirements of the HSR Act, if any, (C) the filing with the SEC of the Proxy Statement, (D) any filings required under any securities exchange or quotation service, (E) filing of the Articles of Merger as required by the DLLCA and the NCBCA, respectively, and appropriate corresponding documents with the appropriate authorities in other states in which the Company is qualified as a foreign corporation to transact business, (F) filings as may be required in connection with the payment of any transfer and gain Taxes and (G) filings required by federal, state or local Environmental Laws, or (ii) where the failure to obtain such Consents, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect on Parent or the Merger Transactions.

Section 5.5  Information Supplied for Proxy Statement.  None of the information furnished to the Company by or on behalf of Parent expressly for use in the Proxy Statement will, as of the date the Proxy Statement is mailed to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement, or necessary in order to make the statements made in the Proxy Statement, in light of the circumstances under which they are made, not misleading.

Section 5.6  Financing.

At the Merger Effective Time, Parent will have sufficient funds, in cash, to pay the Company Common Share Merger Consideration, Company Preferred Share Merger Consideration, Option Merger Consideration and Common Unit Consideration, and any other amounts payable by Parent under this Agreement, together with all fees and expenses of Parent incurred in connection with any of the Merger Transactions and to effect the Merger and the Contemplated Transactions.

Section 5.7  Brokers.  No broker, finder, investment banker or other Person (other than Raymond James & Co., Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger Transactions based upon arrangements made by or on behalf of either of the Buyer Parties.

Section 5.8  Disclaimer of Other Representations and Warranties.  Except as otherwise specifically set forth herein, neither the Buyer Parties nor any other Person acting on their behalf makes any other representations or warranties with respect to this Agreement or the Buyer Parties to the Company Parties, and any such other representations or warranties are expressly disclaimed.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1  Access to Information.

(a) Subject to applicable Legal Requirements, from the date hereof until the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 11.1 (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries and, to the extent permitted by their respective Organizational Documents, the JV Entities to, and shall cause the Representatives of any of the Acquired Companies to, (a) afford the Buyer Parties and their respective Representatives, following reasonable advance notice from Parent to the Company, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other Facilities, Contracts, books and records of any of the Acquired Companies and the JV Entities, and all other financial, operating and other data and information relating to any of the Acquired Companies and the JV Entities as Parent may reasonably request, (b) assist in providing the Buyer Parties and their respective Representatives with access to, and facilitate discussions with, the managers of the Properties, the franchisors under the Franchise Agreements, the members, partners, officers, employees and agents of the Acquired Companies and the JV Entities and the lenders of each of the Acquired Companies and the JV Entities as Parent may reasonably request during normal business hours upon reasonable notice, (c) permit the Buyer Parties and their respective Representatives to make copies and inspections thereof as Parent may reasonably request, (d) with respect to fiscal months ending after the date of this Agreement, furnish to Parent promptly, unaudited monthly consolidated balance sheets of the Acquired Companies and the JV Entities for each fiscal month then ended and related consolidated statements of earnings and cash flows and (e) furnish promptly to the Buyer Parties and their respective Representatives all information concerning the business, properties Contracts, assets, liabilities, personnel and other aspects of the Acquired Companies and the JV Entities as Parent and its Representatives may reasonably request. Without limiting the foregoing, the Buyer Parties and their respective Representatives shall have the right to conduct appraisal and environmental and engineering inspections of each of the Properties; provided, however, that neither the Buyer Parties nor their respective Representatives shall have the right to perform any invasive testing procedure on any building or property, except as agreed to in writing by the Company, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, neither the Buyer Parties nor any of their respective Representatives shall (i) contact or have any discussions with any Representatives of any of the Acquired Companies or the JV Entities, unless in each case Parent obtains the prior consent of the Company, which shall not be unreasonably withheld or delayed, (ii) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, licensees or franchisees of any of the Acquired Companies or the JV Entities, unless in each case Parent obtains the prior consent of the Company, which shall not be unreasonably withheld or delayed; provided, that clauses (i) and (ii) shall not be applicable to contacts or discussions not related to the Merger Transactions and shall not be applicable to contacts and discussions with the Company’s executive officers or its financial advisors, or (iii) damage any such property or any portion thereof. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) business days’ prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct. The Company shall be entitled to have Representatives present at all times during any inspection. Notwithstanding the foregoing, none of the Acquired Companies or the JV Entities shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of any of the Acquired Companies or the JV Entities, as applicable, so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not jeopardize such attorney-client privilege, or contravene any Legal Requirement or the terms of any binding agreement entered into prior to the date of this Agreement (provided, that upon the request of Parent, each of the Acquired Companies and the JV Entities, as applicable, shall use its reasonable best efforts to obtain consent from the applicable third party or enter into a customary joint defense agreement, if applicable, to enable the disclosure of such information). No investigation conducted under this Section 6.1, however, shall affect or be deemed to modify any representation or warranty made in this Agreement.

(b) During the Pre-Closing Period, all information obtained by Parent pursuant to this Section 6.1 shall be kept confidential in accordance with the Confidentiality Agreement dated March 13, 2007, by and between the Company and Parent (the “Confidentiality Agreement”). Notwithstanding the foregoing, subject to the prior written consent of the Company, which shall not be unreasonably withheld or delayed, Parent and its Representatives may furnish such information to any Person (including financing sources) and its Representatives in connection with such Person’s potential investment in Parent or its Affiliates, or evaluation of the acquisition of assets of the Company in connection with or following the Closing, in each case so long as any such Person has entered into a confidentiality agreement with the Company in form and substance reasonably satisfactory to the Company.

Section 6.2  Operation of the Business; Certain Notices; Tax Returns.

(a) During the Pre-Closing Period, except as expressly permitted by this Agreement, or as consented to in writing by Parent, the Company shall, and shall cause each of the Acquired Companies to, (i) conduct its business and operations only (A) in the ordinary course of business and in accordance with past practices in all material respects and (B) in compliance in all material respects with all applicable Legal Requirements and the requirements of all Material Contracts and Ground Leases (which for purposes of this Section 6.2 shall include any Contract that would be a Material Contract or Ground Lease if existing on the date of this Agreement), (ii) to the extent consistent with clause (i) hereof, use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and key employees, preserve its properties and assets in good repair and condition and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, tenants, management companies and other Persons having business relationships with any of the Acquired Companies that are material to their businesses as presently conducted, (iii) keep in full force all insurance policies referred to in Section 4.17, (iv) promptly keep the Buyer Parties informed with respect to all material matters relating to the Legal Proceeding of the Company Parties related to the Tribeca Contract and (v) promptly notify Parent of (A) any notice from any Person, or other communication or information of which any of the Acquired Companies has knowledge, alleging that the Consent of such Person is or may be required in connection with the Merger Transactions and (B) any Legal Proceeding commenced or threatened against, relating to or involving or otherwise affecting any of the Acquired Companies and having, to the knowledge of the Acquired Companies, potential liability to the Acquired Companies in excess of $1,000,000.

(b) During the Pre-Closing Period, except expressly permitted by this Agreement, including those actions set forth on Section 6.2(b) of the Disclosure Letter, or as consented to in writing by Parent, which consent will not be unreasonably withheld (provided, however, that it shall be deemed automatically reasonable for Parent to withhold its consent with respect to the sale or disposition of any of the Properties or hotels of any of the Acquired Companies), the Company shall not, and shall not permit any of the other Acquired Companies to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution, payable in cash, stock, property or otherwise, in respect of any shares of capital stock or other equity or voting securities, except the authorization and payment of required quarterly dividends with respect to outstanding shares of the Company Series B Preferred Stock in accordance with the terms thereof as in effect on the date hereof;

(ii) split, combine or reclassify any of its capital stock or other equity or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting securities, or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock or other securities of any Acquired Company (except for the redemption of Common Units pursuant to, and in accordance with, the terms of the Operating Partnership Agreement as in effect on the date hereof) or any options, warrants, calls or rights to acquire any such shares or other securities or shares of restricted stock (except pursuant to forfeiture conditions of such restricted stock), or take any action that would result in any amendment, modification or change of any term of any security of any Acquired Company;

(iii) issue, deliver, sell, dispose, grant, pledge or otherwise encumber any shares of any Acquired Company’s capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company capital stock or the value of the Company or any part thereof, except in connection with (A) the exercise of outstanding Options (B) the issuance of additional shares to its shareholders pursuant to a preexisting dividend reinvestment or similar plan (subject to Section 3.5) or (C) the issuance of shares in connection with the redemption of Common Units pursuant to, and in accordance with, the terms of the Operating Partnership Agreement as in effect on the date hereof;

(iv) amend or permit the adoption of any amendment to its Organizational Documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) acquire, or agree to acquire, by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, in a single transaction or in a series of related transactions, any Person, business, entity or division thereof or otherwise acquire or agree to acquire any properties or assets outside the ordinary course consistent with past practice having a purchase price in excess of $500,000 in the aggregate;

(vi) form any Subsidiary or enter into any Minority JV Entity;

(vii) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), other than renewals of existing Ground Leases or Space Leases in the ordinary course of business consistent with past practice, or change, terminate or fail to exercise any right to renew any Ground Lease or Space Lease;

(viii) sell, lease, grant a license in, transfer, exchange or swap, mortgage or otherwise encumber or subject to any Encumbrance, except for Permitted Encumbrances, or otherwise dispose of any of the Properties, hotels or other properties or assets (including material personal and intangible assets), other than the sale of inventory and the granting of licenses in the ordinary course of business consistent with past practice;

(ix) acquire, enter into or extend any option, commitment or agreement to acquire, or exercise an option, commitment or agreement to acquire, any real property or commence any development activity on any of the Properties;

(x) authorize, enter into, make or agree to make any commitment with respect to any capital expenditure individually in excess of $250,000 or in the aggregate in excess of $500,000, other than in accordance with the budget of the Acquired Companies therefor, as made available to Parent prior to the date hereof, in the ordinary course of business consistent with past practice;

(xi) make any payments in respect of their Debt other than scheduled interest and amortization payments, if any, required to be made under the agreements evidencing Debt of the Acquired Companies or repurchase, accelerate, prepay, create, assume or incur any Debt or guarantee, endorse or otherwise become responsible for any Debt of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any of the Acquired Companies, guarantee, endorse or otherwise become responsible for any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(xii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company;

(xiii) enter into or become bound by any new Ground Lease or new Contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.16(a) of the Disclosure Letter as a Material Contract;

(xiv) modify, amend, change or terminate any Material Contract or Ground Lease, or waive, release, assign or terminate any rights, remedies or claims thereunder;

(xv) enter into any Contract that would limit or otherwise restrict the Acquired Companies or any of their successors, or that would, after the Merger Effective Time, limit or otherwise restrict any of the

Buyer Parties or any of their respective Subsidiaries or any of their respective successors, from engaging or competing in any material line of business or in any geographic area in any material respect;

(xvi) modify or amend in any material respect or terminate any Contract with an Affiliate or modify in any material respect any material relationship between the Acquired Companies and their respective Affiliates, including the manner in which the Acquired Companies and their respective Affiliates own or hold their respective assets;

(xvii) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director or independent contractor of any Acquired Companies, except for increases in the ordinary course of business consistent with past practices in base compensation for any non-officer employee;

(xviii) establish, adopt, amend or terminate any Employee Benefit Plan or amend the terms of any outstanding equity-based awards or take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Employee Benefit Plan, to the extent not already provided in any such Employee Benefit Plan;

(xix) change in any material respect any of its methods of accounting or accounting policies in any respect except as may be required by GAAP or any Legal Requirement;

(xx) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment (other than real estate assessment settlements negotiated in the ordinary course of business), surrender any right to claim a material Tax refund, or consent to the extension or waiver of the limitations period applicable to any material Tax claim or assessment; provided, that nothing in this Agreement shall preclude the Company from designating dividends paid by it prior to the date of this Agreement as “capital gain dividends” within the meaning of Section 857 of the Code or electing to treat any entity as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code;

(xxi) (a) pay, discharge, settle, compromise or satisfy any material Legal Proceedings, claims (including claims of shareholders or limited partners and any shareholder or limited partner litigation relating to this Agreement or any of the Merger Transactions or otherwise), Liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of Legal Proceedings, claims, Liabilities or obligations reflected or reserved against in the Balance Sheet (or the notes thereto) or incurred since the Balance Sheet Date in the ordinary course of business (which, for the sake of clarity, shall not include any material claims of shareholders or limited partners or any material shareholder or limited partner litigation relating to this Agreement or any of the Merger Transactions); provided, that this provision shall not restrict the Company from incurring and paying any fees or expenses of litigation relating to this Agreement or any of the Merger Transactions, (b) waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice or (c) commence any Legal Proceeding;

(xxii) enter into, amend or modify any Tax Protection Agreement, or take any action that would, or would reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability of any of the Acquired Companies with respect thereto;

(xxiii) initiate or consent to any material zoning reclassification of any owned or material Properties or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any owned or leased Properties except to the extent any of the foregoing would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies;

(xxiv) commence construction of, or enter into any Contract to develop or construct, any real estate projects, other than in connection with the continued development of sites by the Acquired Companies pursuant to definitive Contracts existing prior to the execution of this Agreement;

(xxv) fail to comply in all material respects with the requirements of the Sarbanes-Oxley Act applicable to it;

(xxvi) take any action that would be reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies;

(xxvii) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Acquired Companies (other than the Merger Transactions);

(xxviii) adopt a “poison pill” or similar stockholder rights plan;

(xxix) take any action or omit to take any action that would reasonably be likely to cause the representations or warranties set forth in Article IV not to be true at the Closing, such that the condition set forth in Section 9.1 would not be satisfied at the Closing; or

(xxx) agree or commit to take any of the actions prohibited by this Section 6.2(b).

Nothing contained in this Agreement shall give Parent or MergerCo, directly or indirectly, the right to control or direct the Company’s operations prior to the Merger Effective Time. Prior to the Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

(c) In connection with the continued operation of the Acquired Companies, during the Pre-Closing Period, the Company will confer in good faith on a regular and frequent basis with one or more Representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operation. The Company acknowledges that such consultation with Parent will not, in the absence of Parent’s written consent or waiver, constitute a consent or waiver of any rights Parent may have under this Agreement. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement, (ii) any material breach of any covenant or obligation of the Company, (iii) any Legal Proceeding pending against or with respect to the Acquired Companies in respect of any Tax matter, (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VIII or IX impossible or unlikely or that has had or is reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies and (v) (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Merger Transactions and (B) any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Companies or the Merger Transactions.

(d) During the period from the date of this Agreement to the Merger Effective Time, each of the Acquired Companies shall continue to operate in such a manner as to permit the Company to continue to qualify as a REIT throughout the period from the date hereof to the Merger Effective Time (excluding the distribution requirements). The Company agrees that all Tax Returns with respect to the Company and each other Acquired Company that are not required to be filed on or before the date hereof, to the extent required to be filed on or before the Closing Date, (i) will be filed when due in accordance with all applicable Legal Requirements, and (ii) as of the time of filing, will be true, complete and correct in all material respects. The Company and each other Acquired Company will pay all Taxes shown as due on such Tax Returns and all other Taxes which the Company or any other Acquired Company is required to pay on or before the Closing Date (other than Taxes it is contesting in good faith).

Section 6.3  No Solicitation.

(a) During the Pre-Closing Period, the Company shall not, directly or indirectly, and shall cause the other Acquired Companies, its Representatives and the Representatives of the other Acquired Companies not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate any inquiries regarding, or the making, submission, reaffirmation or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding any of the Acquired Companies, or provide any access to the books, records or personnel of any of the Acquired Companies, to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in, continue or otherwise participate in any discussions or negotiations with any Person in respect of, or otherwise cooperate with respect to, any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent, arrangement, understanding, agreement, agreement in principle or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.3(a) by any Representative of any of the Acquired Companies, whether or not such Person is purporting to act on behalf of any of the Acquired Companies or otherwise, shall be deemed to be a breach of this Section 6.3(a) by the Company. Notwithstanding the foregoing, from the date hereof and prior to the adoption of this Agreement by the Required Company Shareholder Vote, nothing in this Agreement (including this Section 6.3(a)) shall, subject to Section 6.3(b), prohibit the Company from furnishing nonpublic information regarding the Acquired Companies to, or entering into or conducting discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal that is submitted to the Company by such Person during such period (and not withdrawn) which is reasonably likely to result in a Superior Proposal if (A) neither the Company nor any Representative of any of the Acquired Companies shall have breached or violated this Section 6.3(a) in any respect that results in such Acquisition Proposal, (B) the Company Board or its Special Committee concludes in good faith, after consultation with the Company’s or the Special Committee’s outside legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of the Company Board to the Company’s shareholders under applicable Legal Requirements, (C) the Company Board or its Special Committee concludes in good faith, after consultation with its legal counsel and an independent financial advisor of nationally recognized reputation, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal and (D) prior to furnishing any such nonpublic information to such Person, the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and customary “standstill” provisions. As promptly as reasonably practicable following the furnishing of nonpublic information pursuant to this Section 6.3(a), the Company shall provide to Parent any nonpublic information concerning any of the Acquired Companies that is furnished to any third Person or its Representatives which was not previously provided to Parent.

(b) From and after the execution of this Agreement, except to the extent that doing so would result in a breach of its fiduciary duties, each of the Company Parties shall promptly, and in any event within forty-eight (48) hours following the initial receipt by any Acquired Company of any Acquisition Proposal, any indication by any Person considering making an Acquisition Proposal, any request for information relating to any of the Acquired Companies (other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal) or any inquiry or request for discussions or negotiations regarding any Acquisition Proposal which any of the Acquired Companies or any of their respective Representatives may receive after the date hereof, advise Parent orally and in writing of (i) the receipt, directly or indirectly, of any such inquiries, negotiations or proposals relating to any Acquisition Proposal by the Company, (ii) the material terms and conditions of such Acquisition Proposal, indication, inquiry or request, together with a copy thereof (if available) or if not in writing, a written description thereof, (iii) the identity of the Person making such Acquisition Proposal and (iv) the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person. The Company shall keep Parent reasonably informed on a prompt basis as to any material developments regarding any such Acquisition Proposal, indication, inquiry or request. None of the Acquired Companies shall, after the date hereof, enter into any confidentiality agreement that would prohibit them from providing such information to Parent.

(c) The Company Board and the Special Committee may not (i) withdraw, qualify or modify, in a manner adverse to the Buyer Parties, or fail to make, the Company Board Recommendation, (ii) approve, authorize or recommend, or propose publicly or approve, authorize or recommend, an Acquisition Proposal, (iii) authorize or permit the Company to enter into any agreement (an “Acquisition Agreement”) contemplating an Acquisition Proposal or (iv) permit the Acquired Companies to take any action to exempt or make not subject to any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirements or any “excess share” or similar ownership limitation provisions (including the Ownership Limitation) applicable to the Company, any Person (other than the Buyer Parties and their respective Affiliates) or any action taken by any such Person, which Person or action would have otherwise have been subject to the restrictive provisions thereof and/or not exempt therefrom. Notwithstanding anything to the contrary herein, at any time prior to the earlier of the Required Company Stockholder Vote and the termination of this Agreement pursuant to Article XI, the Company Board or its Special Committee may take one or more of the actions described in the preceding clauses (i) — (iv) in response to a Superior Proposal if the Company Board or its Special Committee concludes in good faith, after consultation with the Company’s (or the Special Committee’s, as applicable) outside legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of the Company Board to the Company’s shareholders under applicable Legal Requirements, but only after following the Superior Proposal Termination Procedures.

(d) Until the earlier of the Merger Effective Time and the termination of this Agreement pursuant to Article XI, the Company shall immediately (i) cease and cause to be terminated any existing solicitation, discussion, negotiation or other action conducted by any of the Acquired Companies or any of their respective Representatives with respect to any Acquisition Proposal effective as of the date hereof, (ii) request that all confidential information previously furnished to any third party be returned promptly and (iii) deny access to any data room containing any such information to any third party (other than the Buyer Parties and their respective Representatives), in each case, subject to the Company’s rights and obligations in Section 6.3(a).

(e) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Acquired Companies is a party, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent.

Section 6.4  Options.  No later than the earlier of the time at which the Company gives notice of the Merger Transactions to its shareholders and the date that is thirty (30) days prior to the Merger Effective Time, the Company shall deliver the Option Holder Notice. The Company shall provide Parent with a copy of the Option Holder Notice, for Parent’s review and comment, prior to its delivery to the holders of Options. The Company shall take all actions required under the Company Plan to cause such Company Plan and all Options granted thereunder to terminate at the Merger Effective Time.

Section 6.5  Common Units.  Subject to the terms and conditions of this Agreement, the Company, as general partner of the Operating Partnership, shall take all actions necessary to cause the cancellation of all of the outstanding Common Units at the Merger Effective Time in exchange for the Common Unit Consideration.

Section 6.6  Mailing Notice.  Not later than ten (10) days prior to the date on which the Company intends to mail the Proxy Statement to its shareholders, which Proxy Statement is contemplated to include the Company Board Recommendation or a statement to the effect that the Company Board has determined and believes that the Merger Transactions are in the best interests of the Company’s shareholders, the Company may provide written notice of such intention (the “Mailing Notice”) to Parent, which Mailing Notice, if given, shall constitute a covenant of the Company to commence mailing such Proxy Statement to its shareholders on or about the date specified in the Mailing Notice. Notwithstanding the foregoing, if the Company reasonably believes the Proxy Statement is, in all material respects, in definitive form but for information to be provided by, or regarding, Parent, then the Company may notify Parent of such deficiency and its intent to commence mailing of the Proxy Statement once it receives the requisite information from Parent, in which case, such notice shall constitute a “Mailing Notice” for purposes of this Agreement.

ARTICLE VII

ADDITIONAL COVENANTS OF THE PARTIES HERETO

Section 7.1  Proxy Statement.  As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement with respect to the Company Shareholders Meeting. The Company will mail the Proxy Statement to the Company’s shareholders as of the record date established for the Company Shareholders Meeting as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall include, except to the extent provided in Section 6.3, the text of this Agreement and the Company Board Recommendation in the Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions similar to the Merger Transactions. The Company shall provide Parent with a copy of the preliminary Proxy Statement and all modifications thereto prior to filing or delivery to the SEC and will consult with Parent in connection therewith. The Company will inform Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments (written or oral) thereon or requests by the SEC for additional information, will consult with Parent prior to responding (in writing or orally) to any such comments or request or filing any amendment or supplement to the Proxy Statement and will furnish to Parent copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Merger Transactions or any other filings in connection herewith or therewith and will consult with Parent in connection therewith. If at any time prior to the Merger Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or supplement to the Proxy Statement, so that any of the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by any applicable Legal Requirements, disseminated to the shareholders of the Company. All documents that each of the Company and Parent is responsible for filing with the SEC in connection with the Merger Transactions will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the New York Stock Exchange (the “NYSE”).

Section 7.2  Company Shareholders Meeting.

(a) As promptly as practicable following the date of this Agreement, the Company shall (i) take all action necessary under all applicable Legal Requirements to duly call, give notice of, convene and hold a Company Shareholders Meeting to vote on a proposal to adopt this Agreement and approve the Merger and the Contemplated Transactions and (ii) submit such proposal to the Company’s shareholders entitled to vote thereon at the Company Shareholders Meeting. The Company (in consultation with Parent) shall, in accordance with the NCBCA, as promptly as practicable following the date of this Agreement, set a record date for Persons entitled to notice of, and to vote at, the Company Shareholders Meeting. The Company Shareholders Meeting shall be held on a date selected by the Company in consultation with Parent. The Company shall ensure that all proxies solicited in connection with the Company Shareholders Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 6.3(c), (i) the Proxy Statement shall include a statement to the effect that the Company Board and the Special Committee approves this Agreement and the Merger Transactions and recommends that the Company’s shareholders vote to adopt and approve this Agreement, the Merger and the Contemplated Transactions at the Company Shareholders Meeting (such recommendation, the “Company Board Recommendation”), and (ii) except in accordance with Section 6.3(c), none of the Company Board, the Special Committee nor any committee thereof shall (A) withdraw, qualify or modify in a manner adverse to the Buyer Parties, or publicly propose to withdraw the Company Board Recommendation (B) authorize, adopt or propose any resolution to withdraw, qualify or modify the Company Board Recommendation in a manner adverse to the Buyer Parties, (C) fail to include the Company Board Recommendation in the Proxy Statement or (D) knowingly take any other action or knowingly make any other public statement that is knowingly inconsistent in any material respect with such Company Board Recommendation (any action described in clauses (A) through (D) above, a “Recommendation Withdrawal”). Subject to Section 6.3(c), the Company will use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement, the Merger and the Contemplated Transactions and will take all other action reasonably necessary or advisable to secure the vote or consent of its shareholders required by the rules of the NYSE or applicable Legal Requirements to obtain such approval. The Company shall keep the Buyer Parties updated with respect to proxy solicitation results as reasonably requested by Parent.

Section 7.3  Regulatory Approvals; Consents.

(a) Subject to Section 7.3(b), Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to cause the conditions set forth in Articles VIII, IX and X to be satisfied and to consummate and make effective the Merger Transactions as promptly as practicable. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, the Buyer Parties and the Company Parties (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party hereto in connection with the Merger Transactions and shall submit promptly any additional information requested in connection with such filings and notices, (ii) shall use their respective reasonable best efforts to obtain or cause to be obtained each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirements or Contract, or otherwise) by such party hereto in connection with the execution and delivery of this Agreement and the consummation of the Merger Transactions and (iii) shall use their respective reasonable best efforts to oppose or lift any restraint, injunction or other legal bar to the Merger Transactions. Each of the Company and Parent shall promptly deliver to the other a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period.

(b) Without limiting the generality of Section 7.3(a), the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications, if any, required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with any of the Merger Transactions. The Company Parties and the Buyer Parties shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust laws or related matters. The Company Parties and the Buyer Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing and in seeking the earliest possible termination of any applicable waiting periods or suspension effects imposed by any Legal Requirements. Each of the Company and Parent shall (i) give the other parties hereto prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to this Agreement or any of the Merger Transactions, (ii) keep the other party informed as to the status of any such Legal Proceeding or threat and (iii) promptly inform the other parties hereto of any communication concerning antitrust laws to or from any Governmental Body regarding this Agreement or any of the Merger Transactions. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other antitrust law. Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with any Governmental Body concerning the effect of applicable antitrust laws on this Agreement and any of the Merger Transactions. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust law or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(c) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause any of the Acquired Companies to dispose of any assets, (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Companies to discontinue offering any product or service or (iii) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies.

(d) The Company shall use its reasonable best efforts to obtain the Consents and waivers required to satisfy Parent’s and MergerCo’s conditions to Closing set forth in this Agreement.

Section 7.4  Employee Benefits.  If any employee of the Acquired Companies who continues employment with Parent, the Surviving Entity or any Subsidiary thereof following the Merger Effective Time (the “Continuing Employees”) begins participating in any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by Parent or any Subsidiary thereof (the “New Employee Benefit Plans”), each such Continuing Employee shall be credited under any such New Employee Benefit Plan with his or her periods of service with any Acquired Company before the Closing for purposes of participation, vesting and benefits levels where length of service is relevant to benefit levels, but not for benefit accrual under any plan or any accrual that would result in any duplication of benefits.

Section 7.5  Indemnification of Officers and Directors.

(a) From the Merger Effective Time through the sixth anniversary of the date on which the Merger Effective Time occurs, each of Parent and the Surviving Entity shall, jointly and severally, indemnify and hold harmless, to the fullest extent not prohibited by applicable Legal Requirements, each Covered Party who was, is or becomes, or is threatened to be made, a party to or witness or other participant in, or was or is or becomes obligated to furnish or furnishes documents in response to a subpoena or otherwise in connection with any threatened, pending or completed claim, action, suit, proceeding, arbitration or alternative dispute resolution mechanism, investigation, inquiry, administrative hearing, appeal or any other actual, threatened or completed proceeding, whether brought in the right of a Covered Party or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative, arbitrative or investigative nature (each, an “Indemnification Event”) by reason of the fact that such Person is now, has been at any time prior to the date hereof or who becomes prior to the Merger Effective Time, a director or officer of any of the Acquired Companies (the “Covered Parties”), from (i) any and all direct and indirect fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating, printing and binding costs, telephone charges, postage and delivery service fees and all other disbursements or expenses of any type or nature whatsoever reasonably incurred by a Covered Party (including reasonable attorneys’ fees) and (ii) any and all losses, claims, damages, liabilities, judgments, fines, penalties, settlement payments, awards and amounts of any type whatsoever incurred by such Covered Party in connection with or arising from any Indemnification Event (A) arising out of or, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Merger Effective Time or (B) arising out of or pertaining to the fact that the Covered Party is or was an officer or director of any of the Acquired Companies (in each case, including the taking of any action or the failure to take any action as a director or officer of any Acquired Company in connection with the Merger Transactions), whether asserted or claimed prior to, at or after the Merger Effective Time. Each Covered Party will be entitled, subject to applicable Legal Requirements, to advancement of expenses incurred in the defense of or other participation in any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Entity within ten (10) business days of receipt by Parent or the Surviving Entity from the Covered Party of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking, to the extent required by applicable Legal Requirements, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) The Organizational Documents of the Surviving Entity shall contain, and Parent shall cause the organizational documents of the Surviving Entity to so contain, provisions no less favorable to the Covered Parties with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Acquired Companies than are presently set forth in the Organizational Documents of the Acquired Companies.

(c) At the Company’s election, in consultation with Parent, (i) the Company shall purchase prior to the Closing, and the Surviving Entity shall maintain following the Closing, “tail” or “run-off” insurance policies with a claims period of six (6) years from the Closing Date with respect to the current directors’ and officers’ liability insurance of the Company with substantially the same coverage and in amount and scope no less favorable, in the aggregate, than the existing directors’ and officers’ liability insurance policy of the Company (the “Current Policy”) for claims arising from facts or events that existed or occurred on or prior to the Closing Date or (ii) if the Company shall not have obtained such policies, Parent will provide, or cause the Company to provide, for a period of not less than six (6) years after the Closing Date, the Covered Parties who are insured under the Current Policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Closing that is no less favorable, taken as a whole, than the Current Policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that in no event shall the Surviving Entity be required to expend annually in excess of two hundred and fifty percent (250%) of the annual premium currently paid by the Company under the Current Policy (the ‘‘Insurance Amount”); provided, further, however, that if the premium of such insurance coverage exceeds the Insurance Amount, the Company shall be obligated to obtain, and the Surviving Corporation shall be obligated to maintain, a policy with the greatest coverage available for a cost not exceeding the Insurance Amount. Parent shall pay or cause Company to pay for all premiums under the tail or run-off insurance policies and directors’ and officers’ insurance and indemnification policies contemplated by this Section 7.5(c) not exceeding the Insurance Amount.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.5 shall survive the consummation of the Merger Transactions indefinitely, shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Entity and its Subsidiaries, and shall be enforceable by the Covered Parties and their successors, assigns, heirs or Representatives. In the event that Parent or the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its stock, properties or assets to any Person, then, in each case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 7.5. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to applicable Legal Requirements, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any of the Acquired Companies, including the Current Policy, or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.5 is not prior to or in substitution for any such claims under any such policies.

Section 7.6  Public Announcements.  Except as otherwise may be required by Legal Requirements or by stock exchange rule, regulation or listing agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to any of the Merger Transactions. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and shall not permit any of their respective Representatives to, make any disclosure regarding this Agreement or any of the Merger Transactions unless (a) the other shall have approved such disclosure or (b) such party hereto shall have determined in good faith, after taking into account the advice of its outside legal counsel, that such disclosure is required by applicable Legal Requirements.

Section 7.7  Transfer Taxes.  Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the Merger Transactions (together with any related interests, penalties or additions to Tax, “Transfer Taxes”) and shall cooperate in attempting to minimize the amount of Transfer Taxes.

Section 7.8  Intentionally Omitted.

Section 7.9  Takeover Statutes.  If any takeover statute is or becomes applicable to this Agreement or any of the Merger Transactions, each of the parties hereto and their respective boards of directors (or similar governing bodies) shall (a) take all necessary action to ensure that the Merger Transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize any adverse effects of such takeover statutes.

Section 7.10  Delisting and Deregistering of Securities.  Parent and the Company shall use their respective reasonable best efforts to cause the shares of Company Common Stock and the shares of Company Series B Preferred Stock to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the Merger Effective Time.

Section 7.11  Shareholder and Limited Partner Litigation.  In case of any shareholder litigation against the Company and/or its directors or limited partner litigation against the Operating Partnership and/or the Company, as its general partner, in each case, relating to any of the Merger Transactions, the Company Parties and/or counsel(s) selected by such directors or the Company will control the defense of any such litigation; provided that the Company Parties shall (a) promptly notify (and thereafter keep apprised of any development relating thereto) the Buyer Parties of any such shareholder or limited partner litigation, (b) provide the Buyer Parties and their outside counsel with the opportunity to participate in the defense of any such shareholder or limited partner litigation, including by providing copies of any pleadings or motions to be filed by the Company Parties and/or the directors of the Company reasonably in advance of any planned filing thereof, and considering in good faith any comments or recommendations with respect thereto by the Buyer Parties and their outside counsel and by otherwise consulting with and considering in good faith any comments or recommendations of the Buyer Parties and their outside counsel in connection therewith, and (c) not settle, compromise or otherwise resolve any such shareholder or limited partner litigation brought during the Pre-Closing Period, without the consent of Parent (which consent shall not be unreasonably withheld or delayed; provided, that it shall not be unreasonable for Parent to withhold such consent if such settlement, compromise or resolution (i) does not include a release of the Company Parties and the Buyer Parties and their respective Representatives and Affiliates, in a form reasonably satisfactory to Parent, or (ii) includes a payment of more than a de minimus amount); provided, however, that no Person shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege of any such Person.

Section 7.12  Third Party Consents.  Each of the Buyer Parties on one hand, and the Company Parties, on the other hand, shall use their respective reasonable best efforts to obtain any third party Consents, including any Consents from Governmental Bodies, (a) necessary, proper or advisable to consummate any of the Merger Transactions, or (b) disclosed in Section 4.2(d) of the Disclosure Letter, or (c) required to prevent, individually or in the aggregate, a Material Adverse Effect of the Acquired Companies from occurring prior to the Merger Effective Time. In the event that the Company Parties shall fail to obtain any third party Consent described in this Section 7.12, the Company Parties shall use their respective reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and the Buyer Parties and their respective businesses resulting, or which would reasonably be expected to result, after the Merger Effective Time, from the failure to obtain such Consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any Consent from any Person with respect to any of the Merger Transactions, (a) without the prior written consent of Parent, none of the Acquired Companies shall pay or commit to pay to such Person whose Consent is being solicited any material amounts of cash or other consideration, make any material commitment or incur any material Liability or other obligation due to such Person, and (b) none of the Buyer Parties or their respective Affiliates shall be required to pay or commit to pay to such Person whose Consent is being solicited any material amounts of cash or other consideration, make any material commitment or incur any material Liability or other obligation.

Section 7.13  Alternative Structure.  Notwithstanding anything to the contrary herein, the Buyer Parties and the Company acknowledge and agree that, to the extent an alternative structure for any of the Merger Transactions will provide incremental Tax benefits to the Buyer Parties or the investors therein, which alternative structure (a) would not reasonably be expected to have a Material Adverse Effect on Parent or any of the Merger Transactions and (b) would not adversely affect, in any respect, the Company Common Share Merger Consideration, the Option Merger Consideration or Common Unit Consideration, the Buyer Parties and the Company Parties will reasonably cooperate in amending this Agreement to effect such alternative structure.

Section 7.14  2005 GE Loan Agreement.  At or prior to the Merger Effective Time, the Company Parties shall, and shall cause each of the Acquired Companies to, as applicable, obtain a “payoff” letter acknowledging that, subject to repayment or redemption of any and all Debt of the Acquired Companies, including all outstanding principal amounts, any interest accrued thereon and any other fees or expenses payable thereunder, under the Loan Agreement, dated as of March 11, 2005 and as amended on June 8, 2005 and October 31, 2005 (the “2005 GE Loan Agreement”), by and between Winston SPE II LLC and General Electric Capital Corporation, (a) any and all Encumbrances relating thereto shall be released and discharged, and (b) the Company Parties shall be released from any and all material liabilities and obligations thereunder.

Section 7.15  Wilbur Break-up Fee.  Concurrently with the execution hereof by the Company, Parent shall pay the Company an amount in cash equal to the Wilbur Break-up Fee.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY HERETO

The respective obligations of each party hereto to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction or waiver, as of or prior to the Closing, of each of the following conditions:

Section 8.1  Shareholder Approval.  This Agreement shall have been duly adopted and the Merger and the Contemplated Transactions shall have been duly approved by the Required Company Shareholder Vote.

Section 8.2  HSR Act.  The waiting periods applicable to the consummation of the Merger Transactions specified under the HSR Act, if applicable, shall have lapsed, expired or been terminated.

Section 8.3  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order or decree of any nature preventing, restraining or prohibiting the consummation of any of the Merger Transactions shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Legal Requirement enacted, adopted or deemed applicable to any of the Merger Transactions that makes consummation of any of the Merger Transactions illegal or otherwise prohibits consummation of any of the Merger Transactions.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER PARTIES

The respective obligations of the Buyer Parties to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or waiver by the Buyer Parties, as of or prior to the Closing, of each of the following conditions:

Section 9.1  Accuracy of Representations.  (a) Other than with respect to Sections 4.2(a), 4.2(c), 4.3 and 4.22, the representations and warranties of the Company Parties set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Material Adverse Effect,” “material,” “in all material respects” or like words) as of the date of this Agreement and as of the Closing Date as though made at such time (except to the extent that any such representation or warranty relates to any earlier date, in which case such representation or warranty shall be true and correct as of such date), except where the failure, individually or in the aggregate, of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Material Adverse Effect,” “material,” “in all material respects” or like words) would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies and (b) the representations and warranties set forth in Sections 4.2(a), 4.2(c), 4.3 and 4.22 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent that any such representation or warranty relates to any earlier date, in which case such representation or warranty shall be true and correct as of such date).

Section 9.2  Performance of Covenants.  The Company Parties shall have performed, in all material respects, all obligations and complied with, in all material respects, their agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Merger Effective Time.

Section 9.3  Company Officer’s Certificate.  The Company shall have delivered to Parent a certificate, dated as of the date of the Merger Effective Time, executed on behalf of the Company by an executive officer of the Company, certifying as that the conditions set forth in Sections 9.1 and 9.2 have been duly satisfied.

Section 9.4  Tax Opinion.  Parent shall have received a tax opinion of Hunton & Williams LLP (“H&W”), or other counsel to the Company satisfactory to Parent, dated as of the date of the Closing Date, prior to the Merger Effective Time, in the form of Exhibit B attached hereto (such opinion shall be based upon customary assumptions and customary representations made by any of the Acquired Companies, and such opinion shall be subject to such changes or modifications from the language set forth on such exhibits as may be deemed necessary or appropriate by H&W (or such other counsel rendering the opinion) and as shall be reasonably satisfactory to Parent).

Section 9.5  Options.  The Company shall have performed in all respects its obligations under Sections 3.1(d) and 6.4.

Section 9.6  Limited Partners of Operating Partnership.  The Company and all other required parties to the Operating Partnership Agreement shall have amended the Operating Partnership Agreement at the Merger Effective Time such that Parent may purchase one hundred (100) Common Units of the Operating Partnership for a cash purchase price of one hundred dollars ($100.00) and become a limited partner of the Operating Partnership.

Section 9.7  Common Units.  The Company shall have performed in all respects its obligations under Section 6.5, and, as of the Merger Effective Time, the Common Unit Holders shall no longer be limited partners of the Operating Partnership.

Section 9.8  Third Party Consents.  Except to the extent that the absence of any such Consent or waiver would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies, all Consents (or in lieu thereof, waivers) set forth on Section 4.2(d) of the Disclosure Letter (a) shall have been obtained, and a true, correct and complete copy of each Consent shall have been delivered to Parent at or prior to the Merger Effective Time, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect.

Section 9.9  Absence of Material Adverse Change.  There shall not have occurred after the date hereof any event, violation, inaccuracy, circumstance, change, effect, development, occurrence, state of facts or other matter that, individually or in the aggregate, has had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies.

Section 9.10  Repayment of Indebtedness; Release of Liens.  At or prior to the Merger Effective Time, all existing Debt of the Acquired Companies, including all outstanding principal amounts, any interest accrued thereon and any other fees or expenses payable thereunder, under the 2005 GE Loan Agreement shall have been repaid or redeemed, any Encumbrances that existed in connection therewith shall have been released and discharged and the Company Parties shall have delivered to Parent evidence satisfactory to Parent of the foregoing.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY PARTIES

The respective obligations of the Company Parties to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or waiver by the Company Parties, as of or prior to the Closing, of each of the following conditions:

Section 10.1  Accuracy of Representations.  The representations and warranties of the Buyer Parties set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Material Adverse Effect,” “material,” “in all material respects” or like words) as of the date of this Agreement and as of the Closing Date as though made at such time (except to the extent that any such representation or warranty relates to any earlier date, in which case such representation or warranty shall be true and correct as of such date), except where the failure, individually or in the aggregate, of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Material Adverse Effect,” “material,” “in all material respects” or like words) would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 10.2  Performance of Covenants.  The Buyer Parties shall have performed, in all material respects, all obligations and complied with, in all material respects, their agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Merger Effective Time.

Section 10.3  Parent Officer’s Certificate.  Parent shall have delivered to the Company a certificate, dated as of the date of the Merger Effective Time, executed on behalf of Parent by an executive officer of Parent, certifying that the conditions set forth in Sections 10.1 and 10.2 have been duly satisfied.

ARTICLE XI

TERMINATION

Section 11.1  Termination.  This Agreement may be terminated and the Merger and the Contemplated Transactions may be abandoned at any time prior to the Merger Effective Time by action taken or authorized by the board of directors, similar governing body or members of the terminating party or parties hereto (whether before or after adoption of this Agreement by the Company’s shareholders, unless otherwise set forth below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, by notice to the other if the Merger and the Contemplated Transactions shall not have been consummated on or before September 30, 2007 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party hereto whose failure or whose Affiliate’s failure to fulfill any obligation or other breach under this Agreement materially contributed to, or resulted in, the failure of the Merger Effective Time to occur on or before the End Date;

(c) by either Parent or the Company, by notice to the other if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger Transactions; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 11.1(c) shall have used its reasonable best efforts to remove such final and nonappealable order, decree or ruling;

(d) by either Parent or the Company, by notice to the other if (i) the Company Shareholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s shareholders shall have voted on a proposal to adopt this Agreement, and approve the Merger and the Contemplated Transactions and (ii) this Agreement shall not have been adopted and the Merger and the Contemplated Transactions shall not have been approved at such Company Shareholders Meeting

(and shall not have been adopted and approved at any adjournment or postponement thereof) by the Required Company Shareholder Vote;

(e) by Parent, by notice to the Company if a Company Triggering Event shall have occurred;

(f) by the Company, prior to the adoption and approval of this Agreement, the Merger and the Contemplated Transactions by the Required Company Shareholder Vote and if the Company has not breached or violated Section 6.3 in any material respect, if the Company Board and the Special Committee have concluded in good faith, after consultation with the Company’s (or the Special Committee’s, as applicable) outside legal and financial advisors, that an unsolicited Acquisition Proposal is a Superior Proposal and a Recommendation Withdrawal has been made and the Company Board and the Special Committee have authorized, approved or recommended, subject to the Superior Proposal Termination Procedures, the entering into of an Acquisition Agreement for a Superior Proposal but only if (i) after providing a written Superior Proposal Notice to Parent, (ii) in light of such Superior Proposal a majority of the disinterested directors of the Company Board and the Special Committee shall have determined in good faith, after consultation with outside counsel, that the failure to withdraw, qualify or modify the Company Board Recommendation would be inconsistent with the fiduciary obligations of the Company Board to the Company’s shareholders under applicable Legal Requirements, (iii) the Company shall have promptly notified Parent in writing of the determinations described in clause (ii) above, (iv) at least three (3) business days following receipt by Parent of the Superior Proposal Notice, and taking into account any revised proposal made by Parent following receipt of the Superior Proposal Notice, a majority of the disinterested directors of the Company Board and the Special Committee has concluded such Superior Proposal remains a Superior Proposal and has again made the determinations referred to in clause (ii) above (the steps in clauses (i) through (iv) above, the “Superior Proposal Termination Procedures”), and (v) the Company has paid the Company Termination Fee and the Parent Expenses pursuant to Section 11.3(a)(ii) simultaneously with such termination (any purported termination pursuant to this Section 11.1(f) shall be void and of no force or effect unless the Company shall have made such payment);

(g) by Parent, by notice to the Company (i) if any of the representations and warranties of the Company Parties herein shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 9.1 would be incapable of being satisfied, (ii) if any of the Company Parties’ representations and warranties herein become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 9.1 would be incapable of being satisfied or (iii) any of the covenants of the Company Parties contained in this Agreement shall have been breached by any of the Company Parties, such that the condition set forth in Section 9.2 would be incapable of being satisfied, and, in each case, to the extent curable, the inaccuracy or breach shall not have been cured within thirty (30) days after notice by Parent to the Company pursuant to this Section 11.1(g); and

(h) by the Company, by notice to Parent (i) if any of the representations and warranties of the Buyer Parties herein shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 10.1 would be incapable of being satisfied, (ii) if any of the representations and warranties of the Buyer Parties herein shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 10.1 would be incapable of being satisfied or (iii) if any of the covenants of the Buyer Parties herein contained in this Agreement shall have been breached by any of the Buyer Parties such that the condition set forth in Section 10.3 would be incapable of being satisfied, and, in each case, to the extent curable, the inaccuracy or breach shall not have been cured within thirty (30) days after notice by the Company to Parent pursuant to this Section 11.1(h).

Section 11.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Article XI, this Agreement shall forthwith become void and be of no further force or effect and the Merger and the Contemplated Transactions shall be abandoned without further action by any of the parties hereto without any further liability or obligation on the part of any party hereto or its respective Affiliates; provided, however, that (i) this Section 11.2, Section 11.3 and Article XII shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any of its representations or warranties or any willful breach of any of its covenants or other provision agreements contained in this Agreement prior to such termination.

Section 11.3  Expenses; Termination Fees.

(a) Except as set forth in this Section 11.3, all fees and expenses incurred in connection with this Agreement and any of the Merger Transactions (including fees and expenses payable to Representatives) shall be paid by the party hereto incurring such fees and expenses, whether or not the Merger Transactions are consummated; provided, however, that:

(i) Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with any filings required by the parties hereto of applicable pre-merger notification and report forms relating to any of the Merger Transactions under the HSR Act and any filings required of any notice or other documents under any applicable foreign antitrust law or regulation;

(ii) if this Agreement is terminated by (A) Parent pursuant to Section 11.1(e) or Section 11.1(g) or (B) the Company pursuant to Section 11.1(f), then the Company shall pay to Parent in accordance with Section 11.3(f), in the case of a termination pursuant to clause (A) above, as promptly as practicable following such termination (and, in any event, within two (2) business days following such termination), and in the case of a termination pursuant to clause (B) above, at or prior to the time of, and as a condition to the effectiveness of, such termination, in each case, an amount equal to the sum of (x) the Company Termination Fee and (y) the aggregate amount of the fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees, investment banking fees, incremental overhead expenses, costs and expenses related to interest rate hedges, filing fees and printing and mailing expenses) that have been paid or that become payable by or on behalf of the Buyer Parties in connection with the preparation, negotiation and enforcement of this Agreement and otherwise in connection with the Merger Transactions, not to exceed $9,000,000 (the “Parent Expenses”);

(iii) if this Agreement is terminated by (A) Parent pursuant to Section 11.1(d) or (B) the Company pursuant to 11.1(d), then the Company shall pay to Parent in accordance with Section 11.3(f), (x) in the case of a termination pursuant to clause (A) above, as promptly as practicable following such termination (and, in any event, within two (2) business days following such termination), and in the case of a termination pursuant to clause (B) above, at or prior to the time of, and as a condition to the effectiveness of, such termination, in each case, an amount equal to the aggregate Parent Expenses and (y) on the earlier of the date that the Company enters into an Acquisition Agreement with respect to an Acquisition Proposal or that such Acquisition Proposal is consummated, if concurrently with the termination of this Agreement or within twelve (12) months thereafter, an amount equal to the Company Termination Fee;

(iv) if this Agreement is terminated by Parent or the Company pursuant to Section 11.1(b), and (A) an Acquisition Proposal shall have been made to the Company Parties or publicly announced prior to such termination date, and for purposes of this Section 11.3(a)(iv), “50%” shall be substituted for “20%” in the definition of Acquisition Transaction, and (B) concurrently with the termination of this Agreement or within twelve (12) months thereafter, the Company enters into an Acquisition Agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then the Company shall pay to Parent in accordance with Section 11.3(f), on the earlier of the date that the Company enters into the Acquisition Agreement or such Acquisition Proposal is consummated, an amount equal to the sum of the Company Termination Fee and the Parent Expenses; and

(v) if (A) this Agreement is terminated by the Company pursuant to Section 11.1(b) (unless an Acquisition Proposal shall have been made to the Company Parties or publicly announced prior to such termination date, and for purposes of this Section 11.3(a)(v), “50%” shall be substituted for “20%” in the definition of Acquisition Transaction) and all of the conditions set forth in Articles VIII and IX have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) or (B) this

Agreement is terminated by the Company pursuant to Section 11.1(h), then Parent shall pay to the Company in accordance with Section 11.3(d) an amount equal to the sum of (x) $11,000,000 (the “Parent Termination Fee”), and (y) the aggregate amount of the fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees, investment banking fees, incremental overhead expenses, costs and expenses related to interest rate hedges, filing fees and printing and mailing expenses) that have been paid or that become payable by or on behalf of the Company Parties in connection with the preparation, negotiation and enforcement of this Agreement and otherwise in connection with the Merger Transactions, not to exceed $9,000,000 (the “Company Expenses”).

(b) Within two (2) business days after the termination of this Agreement by (i) Parent or the Company pursuant to Section 11.1(b), 11.1(c) or 11.1(d); (ii) Parent pursuant to Section 11.1(e) or 11.1(g); or (iii) the Company pursuant to Section 11.1(f) (in which case the amount below shall be payable at the time of termination), the Company shall pay to Parent, in addition to any amounts otherwise payable pursuant to this Agreement, an amount equal to the Wilbur Break-up Fee that Parent paid to Company pursuant to Section 7.15 (such payment being referred to as the “Wilbur Break-up Fee Reimbursement”).

(c) In the event that Parent is obligated to pay the Parent Termination Fee and the Company Expenses, Parent shall pay to the Company, from the Parent Termination Fee and Company Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Parent Termination Fee and the Company Expenses and (ii) the sum of (A) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(H) or 856(c)(3)(I) of the Code (“Qualifying Income”), as determined by the Company’s independent public accountants, plus (B) in the event the Company receives either (x) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described below in this Section 11.3(c) (but in any case not to increase the amount of the Parent Termination Fee or the Company Expenses) or (y) an opinion from the Company’s outside counsel as described below in this Section 11.3(c), an amount equal to the Parent Termination Fee and the Company Expenses less the amount payable under clause (A) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Parent Termination Fee and the Company Expenses with an escrow agent selected by Parent and on such terms (subject to this Section 11.3(c)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Parent Termination Fee and the Company Expenses pursuant to this Section 11.3(c) shall be made at the time Parent is obligated to pay the Company such amount pursuant to Section 11.3 by wire transfer or bank check. The escrow agreement shall provide that the Parent Termination Fee and the Company Expenses in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Parent Termination Fee and the Company Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Fee and the Company Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Parent Termination Fee and the Company Expenses to the Company. Parent agrees to amend this Section 11.3(c) at the reasonable request of the Company in order to (i) maximize the portion of the Parent Termination Fee and the Company Expenses that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Company’s chances of securing a favorable ruling described in this Section 11.3(c) or (iii) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 11.3(c). The escrow agreement shall also provide that any portion of the Parent Termination Fee and the Company

Expenses held in escrow for five (5) years shall be released by the escrow agent to Parent. Parent shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

(d) In the event that Parent is required to pay the Parent Termination Fee and the Company Expenses pursuant to a termination of this Agreement, such amount shall be paid into escrow as provided in Section 11.3(c) as promptly as practicable following such termination, but in no event more than two (2) business days following such termination.

(e) In the event that the Company is obligated to pay any of the Company Termination Fee, the Parent Expenses or the Wilbur Break-up Fee Reimbursement, the Company shall pay to Parent, from the Company Termination Fee, Parent Expenses and Wilbur Break-up Fee Reimbursement deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Company Termination Fee, the Parent Expenses and the Wilbur Break-up Fee Reimbursement and (ii) the sum of (A) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by Parent’s independent public accountants, plus (B) in the event Parent receives either (x) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS described below in this Section 11.3(e) (but in any case not to increase the amount of the Company Termination Fee, Parent Expenses or Wilbur Break-up Fee Reimbursement) or (y) an opinion from Parent’s outside counsel as described below in this Section 11.3(e), an amount equal to the Company Termination Fee, the Parent Expenses and Wilbur Break-up Fee Reimbursement less the amount payable under clause (A) above. To secure the Company’s obligation to pay these amounts, the Company shall deposit into escrow an amount in cash equal to the Company Termination Fee, the Parent Expenses and Wilbur Break-up Fee Reimbursement (as applicable) with an escrow agent selected by the Company and on such terms (subject to this Section 11.3(e)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Company Termination Fee, the Parent Expenses and Wilbur Break-up Fee Reimbursement (as applicable) pursuant to this Section 11.3(e) shall be made at the time the Company is obligated to pay Parent such amounts pursuant to Section 11.3 by wire transfer or bank check. The escrow agreement shall provide that the Company Termination Fee, the Parent Expenses and the Wilbur Break-up Fee Reimbursement in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or combination of the following: (i) a letter from Parent’s independent public accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Parent’s accountants revising that amount, in which case the escrow agent shall release such amount to Parent, or (ii) a letter from Parent’s counsel indicating that Parent received a ruling from the IRS holding that the receipt by Parent of the Company Termination Fee and the Parent Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Company Termination Fee, the Parent Expenses and the Wilbur Break-up Fee Reimbursement would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Company Termination Fee, the Parent Expenses and the Wilbur Break-up Fee Reimbursement to Parent. The Company agrees to amend this Section 11.3(e) at the reasonable request of Parent in order to (i) maximize the portion of the Company Termination Fee, the Parent Expenses and the Wilbur Break-up Fee Reimbursement that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve Parent’s chances of securing a favorable ruling described in this Section 11.3(e) or (iii) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 11.3(e). The escrow agreement shall also provide that any portion of the Company Termination Fee, the Parent Expenses and the Wilbur Break-up Fee Reimbursement held in escrow for five (5) years shall be released by the escrow agent to the Company. The

Company shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

(f) In the event that the Company is required to pay the Company Termination Fee, the Parent Expenses or the Wilbur Break-up Fee Reimbursement, pursuant to a termination of this Agreement, such amount shall be paid into escrow as provided in Section 11.3(e) as promptly as practicable following such termination, but in no event more than two (2) business days following such termination.

(g) The parties hereto agree and understand that in no event shall the Company or Parent be required to pay the Company Termination Fee, the Parent Termination Fee or the Wilbur Break-up Fee Reimbursement, respectively, on more than one occasion. The parties hereto acknowledge that the agreements contained in this Section 11.3 are an integral part of the Merger Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement. In the event any party hereto is required to file suit to seek all or portion of the amounts payable under this Section 11.3, and such party hereto prevails in such litigation, such party hereto shall be awarded to all reasonable expenses, including reasonable attorneys’ fees and expenses, that it has incurred in enforcing its rights under this Section 11.3.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1  Amendment.  This Agreement may be amended, modified or supplemented only by an instrument in writing signed by the parties hereto at any time (whether before or after adoption of this Agreement by the shareholders of the Company) prior to the Merger Effective Time; provided, however, that (a) each amendment, modification or supplement shall have been duly authorized by the board of directors (or other governing body or entity) of each party hereto and (b) after adoption of this Agreement by the Company’s shareholders, no amendment, modification or supplement shall be made without further approval by the shareholders of the Company if such amendment, modification or supplement, pursuant to any applicable Legal Requirements, requires further approval of the shareholders of the Company.

Section 12.2  Waiver.

(a) Neither any failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirements, (i) no claim or right arising out of this Agreement can be discharged by one party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party hereto, (ii) no waiver that may be given by a party hereto will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one party hereto will be deemed to be a waiver of any obligation of that party hereto or of the right of the party hereto giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(b) At any time prior to the Merger Effective Time, Parent (with respect to the Company Parties) and the Company (with respect to the Buyer Parties), may, to the extent allowed by any applicable Legal Requirements, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party hereto.

Section 12.3  No Survival.  None of the representations and warranties, or any covenant to be performed prior to the Merger Effective Time, contained in this Agreement shall survive the Merger Effective Time. This Section 12.3 shall not limit the survival of any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance, in whole or in part, after the Merger Effective Time.

Section 12.4  Entire Agreement.  This Agreement (including the documents relating to the Merger Transactions and the Exhibits attached to this Agreement), including the Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect thereto.

Section 12.5  Execution of Agreement; Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.6  Governing Law.  This Agreement and the rights and duties of the parties hereto hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware (except that the provisions of the DLLCA and the NCBCA applicable to the Merger and the Contemplated Transactions shall govern the Merger and the Contemplated Transactions and Articles II and III to the extent mandatorily required thereby), without regard to conflicts of laws principles.

Section 12.7  Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any of the Merger Transactions shall be brought against any of the parties only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the courts of the United States of America located in New Castle County, Delaware, and each of the parties hereto consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, waives any objection to venue laid therein and agrees not to plead or claim in any such courts that such proceeding brought therein has been brought in any inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such proceeding referred to in the preceding sentence may be served on any party hereto in the manner provided in Section 12.13 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof.

Section 12.8  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.8.

Section 12.9  Remedies; Specific Performance.

(a) Except as otherwise provided in this Section 12.9 or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

(b) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company Parties in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 11.1, the Buyer Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The parties hereto acknowledge that the Company Parties shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Buyer Parties or to enforce specifically the terms and provisions of this Agreement and that the Company Parties’ sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Sections 11.3(a) and 12.9(a); provided, however, the Company Parties shall be entitled to seek specific performance to prevent any breach by the Buyer Parties of Section 6.1(b).

Section 12.10  Disclosure Letter.  If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception set forth as such in the Disclosure Letter), the statements in this Agreement will control.

Section 12.11  Assignments and Successors.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Company’s rights hereunder may be assigned (whether pursuant to a merger, by operation of law or otherwise) by the Company without the prior written consent of Parent; provided, further, that any of the Buyer Parties may, without the prior written consent of the Company, assign any or all of its rights and/or delegate any or all of its obligations to a direct or indirect wholly-owned Subsidiary or other Affiliate of the Buyer Parties; provided, however, that, notwithstanding any such assignment, the Buyer Parties shall remain liable to perform all of their respective obligations hereunder. Notwithstanding anything to the contrary set forth herein, the Buyer Parties and the Surviving Entity may assign and transfer to any entity providing financing for the Merger Transactions (or any refinancing of such financing) as security for such financing all of the interest, rights and remedies of the Buyer Parties and the Surviving Entity with respect to this Agreement. The Company Parties hereby expressly consent to such assignment. Any such assignment will be made for collateral security purposes only and will not release or discharge the Buyer Parties or the Surviving Entity from any obligations they may have pursuant to this Agreement. Any attempted assignment of this Agreement or of any such rights by the Company without such consent shall be void and of no effect.

Section 12.12  No Third Party Rights.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Merger Effective Time, the Covered Parties shall be third party beneficiaries of, and entitled to enforce, Section 7.5.

Section 12.13  Notices.  All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party hereto when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with appropriate confirmation of transmission, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice, given pursuant to this Section 12.13, to the other parties hereto); provided, that any communication delivered or sent on a day that is not a business day or after 5:00 p.m. (local time) on a business day shall be deemed to have been delivered or sent on the next following business day; provided, further, that the immediately preceding proviso shall not apply to any notification provisions herein set forth in terms of hours, which notifications shall be deemed to have been delivered or sent when actually delivered or sent:

the Company (before the Closing):

Winston Hotels, Inc.
2626 Glenwood Avenue
Suite 200
Raleigh, North Carolina 27608
Attention: Robert W. Winston, III
Fax No.: 919-510-5251
Telephone No.: 919-510-6017
E-mail address: bwinston@winstonhotels.com

with a copy (which shall not constitute notice) to:

Hunton & Williams, LLP
River Front Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23226
Attention: Daniel LeBey, Esq.
Fax No.: 804-788-8200
Telephone No.: 804-788-7366
E-mail address: dlebey@hunton.com

and a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Suite 300
Raleigh, North Carolina 27607-7506
Attention: J. Christopher Lynch
Fax No.: (919) 781-4865
Telephone No.: (919) 781-4000
E-mail address: clynch@wyrick.com

the Buyer Parties:

c/o Inland American Real Estate Trust, Inc.
2901 Butterfield Road
Oakbrook, IL 60523
Attention: Robert H. Baum
Fax No.: (630) 954-5664
Telephone No.: (630) 218-8034
E-mail address: bbaum@inlandgroup.com

with a copy (which shall not constitute notice) to:

DLA Piper US LLP
6225 Smith Avenue
Baltimore, MD 21209-3600
Attention: R.W. Smith, Jr.
Fax No.: (410) 580-3266
Telephone No.: (410) 580-4266
E-mail address: jay.smith@dlapiper.com

Section 12.14  Cooperation.  Subject to the terms and conditions of this Agreement, the Company Parties and the Buyer Parties agree to cooperate fully with one another and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Company Parties and the Buyer Parties to evidence or reflect the Merger Transactions and to carry out the intent and purposes of this Agreement.

Section 12.15  Legal Representation of the Parties.  This Agreement was negotiated and jointly drafted by the parties hereto with the benefit of legal representation and each party hereto hereby waives the application of any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party hereto shall not apply to any construction or interpretation hereof.

Section 12.16  Headings.  The table of contents and descriptive headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not affect in any way the meaning, construction or interpretation of this Agreement.

Section 12.17  Severability.  If any term or other provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction or any rule of law or public policy or the application of this Agreement to any Person or circumstance is held invalid or unenforceable by any court of competent jurisdiction or any rule of law or public policy, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 12.18  Interpretation.  Definitions shall apply equally to both the singular and plural forms of the defined terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, the phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits hereto, and not to any particular provision of this Agreement. Unless the context shall require otherwise, any agreements, documents, instruments or laws defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents, instruments or laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of laws, by succession of comparable successor statutes. All references in this Agreement to any particular law shall be deemed to refer also to any rules and regulations promulgated under that law. References to a Person also refer to its predecessors and permitted successors and assigns.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

WINSTON HOTELS, INC.

By:	/s/ Joseph V. Green
Name: Joseph V. Green

Title:	President and Chief Financial Officer

WINN LIMITED PARTNERSHIP

By:	Winston Hotels, Inc., its sole general partner

By:	/s/ Joseph V. Green
Name: Joseph V. Green

Title:	President and Chief Financial Officer

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Lori J. Foust
Name: Lori J. Foust

Title:	Treasurer

INLAND AMERICAN ACQUISITION (WINSTON), LLC

By:	Inland American Real Estate Trust, Inc., its manager

By:	/s/ Lori J. Foust
Name: Lori J. Foust

Title:	Treasurer

Exhibit B

April 2, 2007
Special Committee of the Board of Directors
Winston Hotels, Inc.
2626 Glenwood Avenue
Suite 200
Raleigh, NC 27608

Members of the Special Committee:

We understand that Winston Hotels Inc (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Inland American Real Estate Trust, Inc., a Maryland corporation (the “Parent”), pursuant to the Agreement and Plan of Merger dated as of April 2, 2007 (the “Agreement”), by and among the Company, a North Carolina corporation operating so as to qualify as a real estate investment trust, WINN Limited Partnership, a North Carolina limited partnership whose sole general partner is the Company (the “Operating Partnership” and together with the Company the “Company Parties”), Parent, and Inland American Acquisition (Winston), LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“MergerCo” and together with Parent, the “Buyer Parties”). We further understand that (i) the Proposed Transaction will be effected through a merger of the Company with and into MergerCo with MergerCo surviving the merger and (ii) upon effectiveness of the merger, each issued and outstanding share of common stock of the Company (“Company Common Stock”), other than shares to be canceled in accordance with the Agreement, will be converted into the right to receive $15.00 in cash (the “Consideration”) and each issued and outstanding share of Series B Preferred Stock of the Company, other than shares to be canceled in accordance with the Agreement, will be converted into the right to receive an amount in cash to be paid by Parent equal to the sum of (i) $25.44 per share (if the Merger Effective Time (as defined in the Agreement) occurs on or prior to June 30, 2007) or $25.38 per share (if the Merger Effective Time occurs after June 30, 2007 and on or prior to September 30, 2007) plus (ii) any accrued and unpaid dividends as of the Merger Effective Time (the “Series B Consideration”). In addition, we understand that at the effective time of the merger each issued and outstanding common unit in the Operating Partnership (“Partnership Common Unit”) will be converted into the right to receive an amount in cash to be paid by Parent equal to the Consideration multiplied by the Conversion Factor as set forth in the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership for each Partnership Common Unit (the “Common Unit Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and the summary set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company’s underlying business decision to proceed with or effect the Proposed Transaction, (ii) the fairness of the Series B Consideration, nor (iii) the fairness of the Common Unit Consideration to be paid by Parent in connection with the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed:  (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company Parties that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by the Company’s third party advisor in consultation with the management of the Company (the “Company Projections”); (4) trading history of the Company Common Stock for the past three years and a comparison of that trading history with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies

B-1

that we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (7) published estimates of third party research analysts with respect to the future financial performance of the Company; and (8) the results of the Company’s efforts to solicit indications of interest from interested parties with respect to a sale of the Company. In addition, we have had discussions with the management of the Company concerning its businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company we have assumed that the Company Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. However, for purposes of our analysis, we have performed a sensitivity analysis on the Company Projections, which we have discussed with the Company’s management and the Company’s management has agreed with the appropriateness of the use of such sensitized projections in performing our analysis. In arriving at our opinion, we have not conducted physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, although we have participated in discussions with certain third parties, you have not authorized us to solicit, and we have not solicited, any indications of interest from third parties with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

In addition, we express no opinion as to the prices at which Company Common Stock will trade at any time following the announcement of the Proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable with respect to the delivery of this opinion and the remainder of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we may actively trade in the securities and loans of the Company and Parent and its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or loans.

This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company and the Board of Directors and is rendered to the Special Committee of the Board of Directors and the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any holders of Company Common Stock as to how they should vote in connection with the Proposed Transaction.

Very truly yours,

/s/ LEHMAN BROTHERS
LEHMAN BROTHERS

B-2

WINSTON HOTELS, INC.
PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned common shareholder of Winston Hotels, Inc., a North Carolina corporation, hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated May 16, 2007, and hereby appoints Joseph V. Green and Kenneth R. Crockett and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of Winston Hotels, Inc., to be held on June 21, 2007 at 10:00 a.m., local time, at the Homewood Suites hotel located at 5400 Edwards Mill Road, Raleigh, North Carolina 27612 and any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if and then and there personally present, on the matters set forth on the reverse side.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO
DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS NUMBER 1 AND NUMBER 2.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
The Board of Directors recommends a vote FOR the following proposals:
1.	To adopt and approve the merger of Winston Hotels, Inc. with and into Inland American Acquisition (Winston), LLC pursuant to the Agreement and Plan of Merger, dated as of April 2, 2007, by and among Winston Hotels, Inc., WINN Limited Partnership, Inland American Real Estate Trust, Inc. and Inland American Acquisition (Winston), LLC, the merger agreement and the other transactions contemplated by the merger agreement.
☐ FOR               ☐ AGAINST               ☐ ABSTAIN
2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement.
☐ FOR               ☐ AGAINST               ☐ ABSTAIN
In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) thereof.

Authorized signatures — Sign here — This section must be completed for your instructions to be executed.
Both of such attorneys or substitutes (if both are
present and acting at said meeting or any
adjournment(s) thereof, or, if only one shall be
present and acting, then that one) shall have and may
exercise all of the powers of said attorneys-in-fact
hereunder
(This proxy should be marked, dated, signed by the common shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.) YOUR SIGNATURE BELOW ACKNOWLEDGES THE STATEMENTS ON THE REVERSE SIDE OF THIS FORM.

Dated: , 2007

Signature:

Signature: